Table of Contents

Part II

Amendment No. 3 to

PRELIMINARY OFFERING CIRCULAR

Advanced Bio-Oil Technologies, Ltd.

999 18th Street, Suite 3000

Denver, CO 80202

(719) 937-6109

Dated: _____________ __, 2020

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The Preliminary Offering Circular relates to the proposed issuance by the Company of up to 50,000,000 shares of Common Class A Stock (“Shares”), having $0.001 par value per share, to be issued by Advanced Bio-Oil Technologies, Ltd. (the “Company,” “we,” “us,” or “our”). Subscribers will be required to tender cash funds for their shares. The Shares are priced at $0.50/share. We are a start-up Bio-Oil product manufacturer/supplier. Our principal offices are located at 999 18th Street, Suite 3000, Denver, CO 80202. The phone number for these offices is (719) 937-6109.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 8 of this Preliminary Offering Circular.

We intend to commence the offering of these securities promptly after the date this Preliminary Offering Circular is qualified. There is no minimum investment amount and no escrow of subscribed funds provided. The Offering will close upon full subscription or in the discretion of Management.

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

See Item 14, “Securities Being Offered” on page 74 for more information and descriptions of the Shares.

Our Common Class A Stock and Convertible Preferred Class A Stock shares are mentioned in this Offering Circular where we disclose our Corporation’s capital structure. We have issued 388,620 Common Class A Stock shares as of the effective date of this Offering Circular. 28,500,000 Convertible Preferred Class A Stock shares have been issued.

COMMON STOCK CLASS A:

	Price to public	Underwriting discount and commissions	Proceeds to issuer	Proceeds to other persons
Per share/unit:	$0.50	$0	$25,000,000	$0
Total minimum:	$0	$0	$0	$0
Total Maximum	$25,000,000	$0	$25,000,000	$0

Our Board of Directors used its business judgment in setting a value of $0.50 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. YOU SHOULD MAKE AN INDEPENDENT DECISION WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND FINANCIAL RISK TOLERANCE LEVEL. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“COMMISSION” OR “SEC”) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO REGULATION “A+” OF THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER QUALIFY UNDER THE REGULATION.

Item 2: TABLE OF CONTENTS:

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Item 3. SUMMARY AND RISK FACTORS

SUMMARY

Item 1. Business

Advanced Bio-Oil Technologies Ltd., a Wyoming corporation, ("ABOT"), was formed on July 27, 2016 (inception). We are offering up to 50 million of our Class A Common Stock shares at $0.50 per share in this Regulation A+ offering (“Class A Common”). To date, we have also issued 28,500,000 shares of our Convertible Preferred Class A Stock (“Class A Preferred”). Class A Common shares have one vote per share. Class A Preferred shares have 10 votes per share. Therefore, even if this offering of Class A Common shares is sold out, our Class A Preferred shareholders will maintain voting control of the Company.

We are a Wyoming start-up corporation with an office, initially, in Denver, Colorado. Our product is known as “Bio-Oil.” The planned trade name of our Bio-Oil product line is “Bio-Oil Inside.” We have a licensing agreement in place with a Canadian company, Lux Biologics Ltd (“Lux Bio”) where we, as licensee, have the rights to the method, for the processing of carbon molecules into lipids, the core ingredient of Bio-Oil. ABOT and Lux Bio intend to subcontract a research and development (“R&D”) project to another Canadian company, Zollaris Laboratories Corp. ("Zollaris").

Zollaris has a working facility to produce lipids in a laboratory setting. This facility is not GMP (good manufacturing practices) and GLP (good laboratory practices). This allows Zollaris to test for us the purity of our lipids for the transformation of a low acid lipid into a biofuel.  Zollaris is building a GMP and GLP facility where they can test for us and produce various carbon strains from various plant species in order to produce lipids either for the production of a fuel or products for the wellness industry. It plans to produce face masks that are antiviral and antibacterial. It also plans to produce sanitizers to be sold all over North America. It will seek also to produce other health related products that are essential for the people of North America. Funds allowing, we expect this facility to be completed toward the end of fiscal year 2020.

We also plan to manufacture crude Bio-Oil in fermenters and provide “feed stock” Bio-Oil to biodiesel companies and other users of Bio-Oil. That same technology can be used to ferment the carbon molecule linked to specific plants to create a new generation of oils that stem from the reaction of the yeast or enzymes with the stock carbon molecules from the particular plant species. ABOT plans, assuming available funding, to acquire presses to extract oils from plants or seeds and will have oils that will be destined for the table, the mechanical industry or health medical space.

Our current service agreement with Zollaris requires them to assist us in the initial applications for desired Canadian Cannabis licenses for ABOT's use. ABOT has also requested Zollaris to assist in obtaining FDA and Health Canada GMP and GLP certification. ABOT will also seek licenses to import and export cannabis, cannabis seeds, cannabis oil and its derivatives. Until the United States Food & Drug Administration (“FDA”) is further along its regulation of cannabis, we have made the decision not to apply for American import and export cannabis licenses and our products containing CBD will be not marketed in the United States. See page 32 for more discussion of American (as well as Canadian) CBD regulation.

The next step is to create a working facility to produce lipids in a laboratory setting. ABOT will have to locate a facility where we can test and produce various carbon strains from various plant species. Zollaris will be testing hemp and cannabis species in order to produce lipids either for the production of a fuel or the world of health industry. Funds allowing, Zollaris expects this fully licensed facility to be completed during fiscal year 2020.

Bio-Oil is a component of biodiesel and many other products for human use such as table oils and oil extracts for medicinal purposes. Bio-Oil “products” range from - skincare product formulated to help improve the appearance of scars, stretch marks and uneven skin tone - to numerous medical uses of CBD (cannabidiol) Bio-Oils; used by more and more people as time goes on.

The Lux Bio License Agreement commenced on July 27, 2017 and expires on July 26, 2050. There is a one-time-only License Fee payment of two hundred fifty thousand dollars ($250,000 US) due within fifteen (15) days of commencement of operation of our first facility in the United States. Operation commencement is further defined in the Licensing Agreement as production of the first batch of lipids (see our discussion of “lipids” below). The Agreement remains in effect should we be unable to build a facility. If we were unable to provide the Licensing Fee in cash, we were able to substitute our capital stock valued at the same amount as the cash Licensing Fee. Accordingly, with the issuance of 500,000 Class A Common shares, the Licensing Fee will be paid in full to Lux Bio for the technology of carbon molecules to lipids. We expect to make this payment after we receive an effective date for this Form 1-A Post-Effective Amendment.

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The Zollaris Contract of Service, dated January 7, 2019, in addition to providing the GMP (good manufacturing practice) and GLP (good lab practice) facility, also involves obtaining a license to import and export cannabis, cannabis seeds, cannabis oil and its derivatives. We paid a retainer to Zollaris of $74,578. This was $24,578 more than the $50,000 called for in the contract; necessary to cover additional costs and expenses.

Francesca Albano, ABOT's CFO, has been a member of the Zollaris Board of Directors since July 3, 2020. As a result, there are possible "related party" transactions that may have to be disclosed in our future financial statements, ultimately depending on the length of her participation on the Zollaris Board.

ABOT-Inside and Diesel

Through the Lux Bio License Agreement, we have secured the formula of raw materials we plan to use for production of our Bio Oil through corporate laboratory tests in the R&D program conducted with Lux Bio. Bio-Oil is a component of biodiesel. Our plan is to manufacture crude Bio-Oil in fermenters and provide “feed stock” Bio-Oil to biodiesel companies.

Highlights of biodiesel in the USA only:

Production - U.S. production of biodiesel was 143 million gallons in April 2020. Biodiesel production during April 2020 was 8 million gallons lower than production in March 2020. Biodiesel production from the Midwest region (Petroleum Administration for Defense District 2) accounted for 69 percent of the United States total. Production came from 89 biodiesel plants with capacity of 2.5 billion gallons per year.

Sales - Producer sales of biodiesel during April 2020 included 70 million gallons sold as B100 (100% biodiesel) and an additional 77 million gallons of B100 sold in biodiesel blends with diesel fuel derived from petroleum.

Feedstocks - There were a total of 1,070 million pounds of feedstocks used to produce biodiesel in April 2020. Soybean oil remained the largest biodiesel feedstock during April 2020 with 672 million pounds consumed.

Source: United States Energy Information Administration

If we, as an industry, are to replace all these barrels of diesel with even just 10% of Bio-Oil to be converted to biodiesel, it would take hundreds more existing facilities that transform Bio-Oil to biofuel.

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Biodiesel Definition: A fuel typically made from soybean, canola, or other vegetable oils; animal fats; and recycled grease. It can serve as a substitute for petroleum-derived diesel or distillate fuel. For EIA reporting (US Energy Information Administration), it is a fuel composed of mono-alkyl esters of long chain fatty acids derived from vegetable oils or animal fats, designated B100, and meeting the requirements of ASTM (American Society for Testing materials) D 6751.

ABOT-Inside - Other Uses

Our plan is to manufacture crude Bio-Oil in fermenters and provide “feed stock” Bio-Oil to biodiesel companies and other users of Bio-Oil. That same technology can be used to ferment the carbon molecule linked to specific plants to create a new generation of oils that stem from the reaction of the yeast or enzymes with the stock carbon molecules from the particular plant specie. ABOT plans, assuming available funding, to acquire presses to extract oils from plants and seeds and will have oils that will be destined for the table, the mechanical industry or health medical space.

Bio-Oil uses are numerous; here some of the major uses:

1. The use of Bio-Oils or essential oils on skin stretch marks have been used since the days of the Pharaohs.

2. If a skin breakout has left you with dark acne scars, try Bio-Oil to fade them.

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3. Despite our best efforts, we all get a sunburn every once in a while. To prevent peeling and soothe burned skin, try Bio-Oil.

4. Treat extra dry skin after a tattoo removal. Use Bio-Oil on the affected area.

5. Treat and prevent flaking by applying Bio-Oil to your ear lobes after too much sun.

6. Apply Bio-Oil to soothe burned skin.

7. If you suffer with dry, cracked elbows, rub on Bio-Oil to make them soft and moisturized.

8. Apply Bio-Oil to an over-treated pimple to soften and heal the spot.

9. Rub Bio-Oil into dry and cracked heels to get smooth sandal-friendly feet.

10. Apply Bio-Oil to a dried-out cold sore to soothe and repair skin.

11. Massage Bio-Oil vigorously after getting a mole or suspicious lump removed to help prevent scarring.

12. Peeling cuticles? If your nails are looking less than perfect, try Bio-Oil to moisturize and protect your hands.

13. As summer approaches, we all want smooth legs for our short-shorts. Bio-Oil helps moisturize legs to prevent peeling and gives them a silky sheen.

14. Scratchy scalp? A drop of Bio-Oil can help reduce itching and flaking.

15. The winter months can suck the moisture out of your skin. Bio-Oil helps flakiness disappear.

16. Use Bio-Oil as your night cream to help promote even skin tone and fight dryness.

17. Tame pesky fly-away with Bio-Oil, a great option for use as a hair serum.

18. Say so long to tired eyes. Apply Bio-Oil under your eyes to help reduce dark circles.

19. Add a few drops of Bio-Oil to your bath, for a luxurious bath experience. It will leave your skin feeling soft and nourished

20. Everyone loves a massage. Relax and treat your skin at the same time. Opt for Bio-Oil as your massage oil.

21. Mix Bio-Oil with your favorite moisturizer and apply to skin immediately following your shower. Another great way to help improve skin elasticity.

22. Apply before stepping into your shower to seal in a spray tan.

23. Mix a drop of Bio-Oil with your favorite skin-bronzer for a sexy sheen look.

24. Rub a tiny tab of Bio-Oil over your lips to soften your pout.

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25. Bio-Oil has a beautiful light powdery scent that can be worn alone a fragrance.

26. Prevent sunless tanning mishaps by applying Bio-Oil to your knees and elbows to prevent streaking.

27. Apply Bio-Oil as a pre-shave treatment (men and women) and for a softer shave.

28. Use Bio-Oil to clean makeup brushes.

29. Rub Bio-Oil into skin to help reduce the appearance of cellulite.

30. Apply Bio-Oil to your nail beds to promote healthy nails.

31. Apply Bio-Oil to your hair before taking a dip to protect hair from chlorine while swimming.

32. Apply Bio-Oil post-peel to stop flaking.

33. Mix your favorite powder eye shadow or blush with a little Bio-Oil before applying for a sexy sheen.

34. Dab a little Bio-Oil onto pulse points during a stressful day to stay calm and Zen.

35. Soothe freshly plucked brows by applying Bio-Oil.

36. Try a dab of Bio-Oil to calm irritated skin due to costume jewelry.

37. Biodegradable/Bio-Oil based lubricants and greases

The use of vegetable oils and animal fats for lubrication purposes has been practiced for many years. With the discovery of petroleum and the availability of other inexpensive oils, alternatives became unattractive and were left by the wayside.

Attention was refocused on vegetable oils during wartime and oil shortage situations. For example, during World War I and World War II, the use of vegetable oils for fuel, lubricants, greases and energy transfer increased rapidly. Also, the oil embargo of 1973 brought needed attention to alternatives for petroleum oils.

Over the past two decades, a renewed interest in vegetable oil-based lubricants has occurred as environmental interest has increased. In Europe during the 1980s, various mandates and regulations were placed on petroleum products necessitating the use of biodegradable lubricants. During the 1990s, many American companies began developing biodegradable products.

A prime example is when the Mobil corporation introduced its Environmental Awareness Lubricants (EAL) line of hydraulic fluids prior to 2009. The Lubrizol Corporation, seeking a 50% reduction in vehicle emissions by 2040, also developed considerable quantities of additives and sunflower oil-based lubricants. However, the lack of regulatory mandates in the United States, as well as the availability of post-Desert Storm lower-cost oil, made biodegradable oils too expensive to compete (at that time).

3.8 Use of Castor Bean Bio-Oil

Castor oil makes a wonderful lubricant for scissors.

Castor oil works great to remove tiredness from around your eyes.

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If you tend to have dry scalp or dandruff, you can rub a little castor oil into your scalp and massage it in to alleviate the flakes and itchiness.

Massaging castor oil into achy joints will give you a bit of relief from the pain of arthritis.

While you should use caution anytime you actually ingest castor oil (because it works so well as a laxative), mixing just a teaspoon into orange or cranberry juice each morning will keep your bowels working regularly.

You can apply castor oil directly to your skin if you want a more youthful glow.

Antimicrobial - Researchers in Iran found (www.doiserbia.nb.rs/img/doi/0354-4664/2010/0354-46641003633G.pdf) that castor oil also has the ability to counteract “pathogenic microorganisms” that could potentially infect wounds on the skin.

Antifungal - At least one study www.drericz.com/antifungal-essential-oils has shown that castor oil packs in antifungal properties and is useful in combating the wood-decaying fungus known as white-rot, making it one of the best natural remedies against fungal infections. It is also added to antifungal drugs such as Miconazole, used to treat athlete’s foot, ringworm, jock itch, etc.

Castor seed oil, from the castor bean plant or castor plant, has long been used as a lubricant and food preservative. The popularity of oil for engine use has faded. Though it allows for aircraft and motor vehicle engines to run cool, it has a tendency to gum up in car engines, necessitating more frequent oil changes.

Funds permitting, fermenters will be manufactured, installed and utilized to ferment our lipid production (the process of producing our Bio-Oil). Lipids are a group of naturally occurring molecules that include fats, waxes, sterols, fat-soluble vitamins (such as vitamins A, D, E, and K), monoglycerides, diglycerides, triglycerides, phospholipids, and others. Funds allowing, we anticipate our initial fermenting facility in the United States will have twelve (12) fermenters, each with a capacity of approximately 66,043 gallons. The raw materials for our Bio-Oil are carbon biodegradable molecules. We plan to obtain the raw materials from residue from the transformation of oil into biodiesel and other Bio-Oil products and from any agricultural byproduct that will be tested for carbon biodegradable molecules.

Our goal and intention is to raise money hereby to be utilized for operating capital and to build at least one Bio-Oil fermenting facility in the State of Colorado in the United States with a minimum annual capacity of 792,516 gallons (approximately 3 million liters) for distribution anywhere we are able to establish customer orders; primarily in North America. Depending on our available funds, we may start out with a smaller fermenting facility in Colorado with a capacity of 264,172 gallons (about 1 million liters).

Uzbekistan venture: In order to alleviate costs of the raw material for our use, ABOT has ventured with the government of Uzbekistan to demonstrate a crop rotation project with the Institute of Genetics and Experimental Biology of Plants; Mr. Narimonov Abdujalil Abdusamatovich is the Director. We paid one thousand dollars for this demonstration which involved sorghum hemp and soya on 6 hectares of land. It was a success and the government allowed ABOT to cultivate 300 hectares of land. Because of the Coronavirus, this project has been suspended to a later date. So far, our understanding with the government of Uzbekistan is oral, however we expect to enter written agreements as needed as we move forward.

The physical environment of Uzbekistan is diverse, ranging from the flat, desert topography that comprises almost 80% of the country's territory to mountain peaks in the east reaching about 4,500 meters (14,800 ft) above sea level. The southeastern portion of Uzbekistan is characterized by the foothills of the Tian Shan mountains, which rise higher in neighboring Kyrgyzstan and Tajikistan and form a natural border between Central Asia and China. The vast Qizilqum (Turkic for "red sand"—Russian spelling Kyzyl Kum) Desert, shared with southern Kazakhstan, dominates the northern lowland portion of Uzbekistan. The most fertile part of Uzbekistan, where our venture is sited, the Fergana Valley, is an area of about 21,440 square kilometers (8,280 sq. mi) directly east of the Qizilqum and surrounded by mountain ranges to the north, south, and east. The western end of the valley is defined by the course of the river Darya, which runs across the northeastern sector of Uzbekistan from southern Kazakhstan into the Qizilqum. Although the Fergana Valley receives just 100 to 300 millimeters (3.9 to 11.8 in) of rainfall per year, only small patches of desert remain in the center and along ridges on the periphery of the valley.

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BIO-ABOT HELLAS Pellet Plant:

In 2015, estimates of annual pellet consumption range from 70,000 to 100,000 tons in Greece, while the potential for market growth appears to be significant. The target market is composed of individuals using pellets for domestic heating uses as well as businesses for industrial use. In addition, over 12 small and medium-sized pellet producers are currently operating in Greece with a total nominal capacity of 130,000 tons per year. Production rates though remain low, mainly due to the lack of raw material availability and the increased competition from neighboring countries. More specifically, imports from 16 countries were recorded in 2014 with 60.5% of pellets being imported from Bulgaria and 19.5% from Romania. The imported products are widely considered to be of poor quality and in many instances enter Greece illicitly, leading to an increased reluctance in the consumption.

Global wood pellet markets have had significant growth in the past decade. Between 2012 and 2018, the global wood pellet market has experienced growth rates averaging 11.6 per cent annually, from about 19.5 million metric tons in 2012 to about 35.4 million metric tons in 2018. From 2017 to 2018 alone, wood pellet production in increased by 13.3 per cent.

Source https://www.canadianbiomassmagazine.ca/2020-global-pellet-markets-outlook/

The project includes the construction and operation of two operations on an area of 10,000 m2 (square meters), of which BIO-ABOT HELLAS has already identified and secured the purchase rights for the plant location. Key activities within the implementation time-frame include:

●     Purchasing of the project land

●     Construction of the site facilities and infrastructure

●     Procurement and installation of the equipment

●     Procurement and negotiation of feed material contracts

●     Completion of electricity sale contract with the government

A 2-year timeline is expected from first capital expenditure to commissioning, start-up, and operation at full capacity. Overall, the construction schedule is estimated at 12 months with long lead for major equipment requiring a 10-month duration upon issuance of a purchase order. An additional 6 months will likely be required to complete contract negotiations and equipment installation. One and a half years are anticipated to begin commissioning of the plant.

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RISK FACTORS

Investment in our Common Class A Stock involves a high degree of risk. We expect to be exposed to some or all of the risks described below in our future operations. Any of the risk factors described below, as well as additional risks of which we are not currently aware, could affect our business operations and have a material adverse effect on our business, results of operations, financial condition, cash flow and prospects and cause the value of our shares to decline. Moreover, if and to the extent that any of the risks described below materialize, they may occur in combination with other risks that would compound the adverse effect of such risks on our business, results of operations, financial condition, cash flow and prospects.

Risks Related to Pandemics

The effects of the recent COVID-19 coronavirus pandemic are not immediately known, but may adversely affect our business, results of operations, financial condition, liquidity, and cash flow.

COVID-19 (also referred to herein as “Coronavirus”) has impacted our ability to travel in relation to our collaboration with Zollaris Laboratories Corp and has inhibited our ability to contact potential shareholders.  It is unknown how long this worldwide pandemic will remain an obstacle to the economies of the United States and Canada and what long term effect, if any, it may have on the Company’s operations.

As of the date of this Post-Effective Amendment, COVID-19 coronavirus has been declared a pandemic by the World Health Organization, has been declared a National Emergency by the United States Government and has resulted in several states being designated disaster zones. COVID-19 coronavirus caused significant volatility in global markets. The spread of COVID-19 coronavirus has caused public health officials to recommend precautions to mitigate the spread of the virus, especially as to travel and congregating in large numbers. In addition, certain states and municipalities have enacted, and additional cities are considering, quarantining and “shelter-in-place” regulations which severely limit the ability of people to move and travel and require non-essential businesses and organizations to close. While some states are lifting their “shelter-in-place” restrictions and travel bans, as they are removed there is no certainty that an outbreak will not occur, and additional restrictions imposed again in response.

It is unclear how such restrictions, which will contribute to a general slowdown in the global economy, will affect our business, results of operations, financial condition, and our future strategic plans.

Recent shelter-in-place and essential-only travel regulations could negatively impact our customers. In addition, while our products are manufactured in the United States, we still could experience significant supply chain disruptions due to interruptions in operations at any or all of our suppliers’ facilities or downline suppliers. If we experience significant delays in receiving our products we will experience delays in fulfilling orders and ultimately receiving payment, which could result in loss of sales and a loss of customers, and adversely impact our financial condition and results of operations. The current status of COVID-19 coronavirus closures and restrictions could also negatively impact our ability to receive funding from our existing capital sources as each business is and has been affected uniquely.

General securities market uncertainties resulting from the COVID-19 pandemic.

Since the outset of the pandemic the United States and worldwide national securities markets have undergone unprecedented stress due to the uncertainties of the pandemic and the resulting reactions and outcomes of government, business and the general population. These uncertainties have resulted in declines in all market sectors, increases in volumes due to flight to safety and governmental actions to support the markets. As a result, until the pandemic has stabilized, the markets may not be available to the Company for purposes of raising required capital.  Should we not be able to obtain financing when required, in the amounts necessary to execute on our plans in full, or on terms which are economically feasible we may be unable to sustain the necessary capital to pursue our strategic plan and may have to reduce the planned future growth and/or scope of our operations.

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Risks Related to Our Business

Our business is technology and “know how” driven and we depend on this to develop a strong brand, and if we are not able to create, maintain and enhance our brand, our ability to gain our base of customers will be impaired and our business and operating results will be harmed.

Our “know how” is available to us through the agreements with Lux Bio and Zollaris. There are risks associated with the application of the science as we endeavor to commercialize it through the establishment of our facilities. For example, the knowhow will be published in a manual, supplied by Lux Bio. There may be errors or oversights within the manual that need to be corrected as we move forward with use of the knowhow. Once our first facility is in place (assuming adequate funding), we believe that the brand identity that we hope to develop will significantly contribute to the success of our future business. We also believe that creating, maintaining and enhancing our ABOT-Inside brand will be critical to creating our base of customers. Creating and enhancing our brand may require us to make substantial investments and these investments may not be successful. If we fail to promote and maintain our brand, or if we incur excessive expenses in this effort, our business, operating results and financial condition will be materially and adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive. Creating, maintaining and enhancing our brand will depend largely on our ability to become a leader in our industry and to continue to provide high quality products and services, which we may not do successfully. To date, we have engaged in no direct brand promotion activities. This enhances the risk that we may not successfully implement brand enhancement efforts in the future.

Our business is dependent upon our ability to attract and retain key personnel.

We are highly dependent on members of our Management. Competition for talented management and staff is, and will continue to be, intense. Our ability to attract and retain the highest quality management team is critical to our business, results of operations, financial condition and cash flow. A downturn in the performance of our Management could adversely affect our ability to attract and retain other key personnel. Our failure to attract and retain key personnel, including bio oil technical experts, could have a negative impact on our ability to manage effectively and grow our business.

If we fail to retain our initial customers, or add new ones, our revenue, financial results, and business may be significantly harmed.

The size of our customer base and sales volume of our products are critical to our success. Our financial performance will be significantly determined by our success in adding, retaining, and engaging active customers. There is no guarantee that we will be able to establish, grow and maintain our active customer base or sales levels over time (if at all). A decrease in customer retention, growth, or engagement may have a material and adverse impact on our revenue, business, financial condition, and results of operations. Any number of factors could potentially negatively affect user retention, growth, and engagement, including if:

•	customers increasingly engage with competing products;

•	we fail to introduce new and improved products or if we introduce new products or services that are not favorably received;

•	we are unable to continue to develop products that achieve a high level of market acceptance;

•	there are changes in customer sentiment about the quality or usefulness of our products or concerns related to, safety, security, or other factors;

•	we are unable to manage and prioritize information to ensure customers are presented with product-related information that is useful and relevant to them;

•	there are adverse changes in our products that are mandated by legislation, regulatory authorities, or litigation, including settlements or consent decrees;

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•	technical or other problems prevent us from delivering our products in a rapid and reliable manner;

•	we fail to provide adequate customer service to customers, or advertisers; or

•	If we are unable to maintain and increase our customer base, our revenue, financial results, and future growth potential may be adversely affected.

Our business and operations may experience rapid growth. If we fail to manage our growth, our business and operating results could be harmed and we may have to incur significant expenditures to address the additional operational and control requirements of this growth.

We may experience rapid growth in our sales and operations, which may place significant demands on our management, operational and financial infrastructure. If we do not manage our growth, the quality of our products and services could suffer, which could negatively affect our brand and operating results. To manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. These systems enhancements and improvements will require significant capital expenditures and allocation of valuable management resources. If the improvements are not implemented successfully, our ability to manage our growth will be impaired and we may have to make significant additional expenditures to address these issues, which could harm our financial position. The required improvements may include:

•	Enhancing our information and communication systems to attempt to optimize proper service to our customers.

•	Enhancing systems of internal controls to ensure timely and accurate reporting of all of our operations.

•	Documenting all of our information technology systems and our business processes for our ad systems and our billing systems.

•	Improving our information technology infrastructure.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results could be harmed. We may in the future discover areas of our internal controls that need improvement. We cannot be certain that any measures we implement will ensure that we achieve and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock (if such a public market is established).

Expansion into international markets may be important to our long-term success, and our inexperience in the operation of our business inside and outside the United States (“USA”) increases the risk that our international expansion efforts will not be successful.

We have no experience to date with operations inside and outside the USA. Expansion into international markets requires Management’s attention and resources. In addition, we face the following additional risks associated with our expansion outside the USA:

•	Challenges caused by distance, language and cultural differences.

•	Longer payment cycles in some countries.

•	Credit risk and higher levels of payment fraud.

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•	Legal and regulatory restrictions.

•	Currency exchange rate fluctuations.

•	Foreign exchange controls that might prevent us from repatriating cash earned in countries outside the U.S.

•	Political and economic instability and export restrictions.

•	Potentially adverse tax consequences.

•	Higher costs associated with doing business internationally.

•	These risks could harm our international expansion efforts, which would in turn harm our business and operating results.

Our business may become competitive. Competition could present an ongoing threat to the success of our business.

There are no “direct” competitors, that we are aware of, producing bio- oil in fermenters or any other method. Our “competition” is the business of agriculture and the commodity (raw material) being used, for example - soybean oil, is too expensive to transform into an affordable biodiesel. Potential competitors could go to third world countries and attempt to use the cheap labor and raw materials to produce the Bio-Oil. As we introduce new products, as our existing products evolve, or as other companies introduce new products and services, we may become subject to direct competition (other entities getting into the Bio-Oil business).

Some of our potential competitors may have significantly greater resources and better competitive positions in certain markets than we do. They may be more established and possess longer operating histories with significantly more financial resources. These factors may allow our potential competitors to respond more effectively than us to new or emerging technologies and changes in market requirements. They may develop products, features, or services that are similar to ours or that achieve greater market acceptance, may undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. As a result, our potential competitors may acquire and engage customers at the expense of the growth or engagement of our customer base (if we are able to develop one), which may negatively affect our business and financial results.

We believe that our ability to compete effectively depends upon many factors both within and beyond our control, including:

•	the usefulness, ease of use, performance, and reliability of our products compared to those of potential competitors;

•	the quality of our Management, Bio-Oil technical experts we hire, and marketing efforts;

•	the size and composition of our customer base;

•	growth in sales of our products;

•	the timing and market acceptance of products, including developments and enhancements to our or our potential competitors’ products;

•	our ability to monetize our products;

•	the frequency, size, and relative prominence of the advertising and other promotional content displayed by us or our potential competitors;

•	customer service and support efforts;

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•	marketing and selling efforts;

•	our ability to establish and maintain interest in our brand;

•	changes mandated by legislation, regulatory authorities, or litigation, including settlements and consent decrees, some of which may have a disproportionate effect on us;

•	acquisitions or consolidation within our industry, which may result in formidable competitors;

•	our ability to attract, retain, and motivate talented employees and management personnel;

•	our ability to manage and grow our operations cost-effectively; and

•	our reputation and brand strength relative to our potential competitors.

If we are not able to compete effectively over time, our customer base and level of customer engagement may decrease, which could make us less attractive to others and materially and adversely affect our revenue and results of operations.

If we were to lose the services of our management team, we may not be able to execute our business strategy.

Even though our management team does not have direct Bio-Oil industry experience, we believe they have many strengths and attributes enhancing our operations and plans. Our future success depends in a large part upon the continued service of key members of our management team. All of our executive officers and key employees are, and will likely be, at-will employees, and we do not plan to maintain any key-person life insurance policies. The loss of any of our Management or key personnel could seriously harm our business. Our key management team members do not have non-compete agreements in place and are free to leave the Company and work for others. There are non-disclosure and confidentiality agreements in place with Management and will be for employees (as they are hired).

We have no operating history and a relatively new business model in an emerging and rapidly evolving market. This makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have no operating history. You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company in a new and rapidly evolving market. We may not be able to successfully address these risks and difficulties, which could materially harm our business and operating results.

Interruption or failure of our production technology and/or product storage/delivery systems could impair our ability to effectively provide our products and services, which could damage our reputation and harm our operating results.

Provision of our products and services will depend on the continuing operation of our production technology and storage/delivery systems. Any damage to or failure of our systems could result in interruptions in our operations. Interruptions in our operations could reduce our revenues and profits, and our brand could be damaged if people believe we are unreliable. Our operations are vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems, and similar events. Our offices and facilities are also subject to break-ins, sabotage and intentional acts of vandalism, and to potential disruptions if the operators of these facilities have financial difficulties. Our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, a decision to close a facility we are using without adequate notice for financial reasons or other unanticipated problems at our location(s) could result in lengthy interruptions in our operations.

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We may experience operational failures in the future. Any unscheduled interruption in our operations will put a burden on our entire organization and would result in an immediate loss of revenue. If we experience frequent or persistent operational failures, our reputation and brand could be permanently harmed. The steps we will take to increase the reliability and redundancy of our operations may be expensive, may reduce our operating margin and may not be successful in reducing the frequency or duration of unscheduled downtime.

If we are unable to create, maintain, train and build an effective sales and marketing infrastructure, we will not be able to commercialize and grow our brand successfully.

Initially, and as (if) we grow, we may not be able to secure sales personnel or organizations that are adequate in number or expertise to successfully market and sell our brand and products on a local, regional, national, North American or global scale. If we are unable to establish and expand our sales and marketing capability, train our sales force effectively or provide any other capabilities necessary to commercialize our brand in our intended markets, we will need to contract with third parties to market and sell our brand. If we are unable to establish and maintain compliant and adequate sales and marketing capabilities, we may not be able to garner and then increase our revenue, may generate increased expenses, and may not be profitable.

Acquisitions could result in operating difficulties, dilution and other harmful consequences.

We do not have direct experience acquiring companies. We can expect to evaluate a wide array of potential strategic transactions. From time to time, we may engage in discussions regarding potential acquisitions. Any of these transactions could be material to our financial condition and results of operations. In addition, the process of integrating an acquired company, business or technology may create unforeseen operating difficulties and expenditures and is risky. The areas where we may face risks include:

•	the need to implement or remediate controls, procedures and policies appropriate for a larger public company at companies that prior to the acquisition lacked these controls, procedures and policies.

•	diversion of management time and focus from operating our business to acquisition integration challenges.

•	cultural challenges associated with integrating employees from the acquired company into our organization.

•	retaining employees from the businesses we acquire.

•	the need to integrate each company’s accounting, management information, human resource and other administrative systems to permit effective management.

Foreign acquisitions (if any) involve unique risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. Also, the anticipated benefit of many of our potential acquisitions may not materialize. Future acquisitions or dispositions could result in potentially dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses, or write-offs of goodwill, any of which could harm our financial condition. Future acquisitions may require us to obtain additional equity or debt financing, which may not be available on favorable terms or at all.

We could become subject to commercial disputes that could harm our business by distracting our Management from the operation of our business, by increasing our expenses and, if we do not prevail, by subjecting us to potential monetary damages and other remedies.

From time to time we could be engaged in disputes regarding our business transactions. These disputes could result in monetary damages or other remedies that could adversely impact our financial position or operations. Even if we prevail in these disputes, they may distract Management from operating our business and the cost of defending these disputes would reduce our operating results.

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We have to keep up with rapid technological change to remain competitive in our rapidly evolving industry.

Our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our operations to evolving industry standards and to improve the performance and reliability of our operations. Our failure to adapt to such changes would harm our business. New technologies and advertising media coverage could adversely affect us. In addition, the widespread adoption of new Internet, networking or telecommunications or other technological changes could require substantial expenditures to modify or adapt our operations, facilities or infrastructure.

Our business partially depends on increasing use of the Internet by potential customers searching for information regarding our products. If our Internet infrastructure is not established properly and is not maintained to support these activities, our business will be harmed.

Our success will partially depend on the continued growth and maintenance of an Internet infrastructure providing information to potential customers and our online “followers” (those who are interested in our Company and products but are not, or not as yet, actual customers). This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security for providing reliable Internet contact and information to our followers, customers and potential customers. Internet infrastructure may be unable to support the demands placed on it if the number of Internet users seeking information about us and our products continues to increase, or if existing or future Internet users access the Internet more often or increase their bandwidth requirements. In addition, viruses, worms and similar programs may harm the performance of our promotional/informational efforts on the Internet. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as our ability to provide information about our operations and products.

The concentration of our capital stock ownership with our Founders, Executive Officers and our Directors and our affiliates will limit your ability to influence corporate matters.

Our Common Class A Stock has one vote per share. Our Convertible Preferred Class A Stock has 10 votes per share. As of the date of this Offering Circular, 28,500,000 Convertible Preferred Class A Stock shares have been issued to Founders and Management and 388,620 Common Stock Class A shares have been sold and issued as of the date hereof. At 10 votes per share, our preferred stockholders have voting control of the Company and our common stockholders, as a group, will not be, nor have the prospect of becoming, controlling shareholders. This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. As a result, the market price of our Common Class A Stock could be adversely affected.

It may not be possible to renew or replace key commercial agreements on similar or better terms or attract new customers.

If we fail to attract, renew or replace key commercial agreements on similar or better terms (such as our ability to purchase our product raw materials/ingredients), we could experience higher prices or a lack of customers needed to succeed. Such a reduction in our customer base could have a material adverse effect on our overall revenue and our ability to compete in our industry.

As part of our business plan, we intend to establish and grow our customer base by developing our geographic and product categorized approach, which will include emphasis on obtaining locally-sourced raw materials/ingredients for our products, and serving local customers (at least initially). We may not be able to execute our business plan successfully in promoting our brand to attract customers. We cannot assure you that we will be successful in implementing our business plan or that any product sales revenue to occur at all.

Negotiation and pricing of product sales contracts are subject to customer approval and those contracts may change in the future.

We may not be able to negotiate product sales contract that are favorable to us. Sales contracts will likely change in the future as our costs of doing business fluctuate. Our ability to negotiate favorable product sales contracts will be critical to the success of our operations and financial “bottom line.”

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We will rely on skilled personnel and, if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.

Our performance is largely dependent on the talents and efforts of highly skilled individuals. Our future success depends on our ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Competition in our industry for qualified employees and management personnel is intense. Our ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

We will have in place (what we believe will be) a rigorous, highly selective and time-consuming hiring process. As (and if) we grow, our hiring process may prevent us from hiring the personnel we need in a timely manner. In addition, as we (and if we) become a more mature company, we may find our recruiting efforts more challenging. The incentives to attract, retain and motivate employees provided by future arrangements, such as through cash bonuses, may not be as effective as we would desire. If we do not succeed in attracting excellent personnel or retaining or motivating existing personnel, we may be unable to grow effectively.

The markets in which we operate could become highly competitive, both within the USA and internationally, and increased competition could affect our ability to be profitable.

We will likely face competition from other companies in the USA, North America and worldwide (should we establish markets there). If alternative fuels and human-uses of Bio-Oil, such as our products, continue to grow in popularity and consumption, the resources of potential competitors will likely increase and they could commence Bio-Oil production. The increase in competition could have a material adverse effect on our revenues and our overall business, results of operations, financial condition and cash flow.

Our digital media strategy is unproven and may not generate the revenue we anticipate.

We will attempt to create and maintain contact with (potentially) a global follower/customer base through a number of digital and other media channels, including the Internet and social media. While we may attract a significant number of followers/customers to our digital media assets, including our website, the future revenue and income potential of business operations is uncertain. You should consider our business and prospects in light of the challenges, risks and difficulties we may encounter in this new and rapidly evolving market, including:

•	our ability to provide product information through our website and digital media strategy;

•	our ability to create a global follower/customer base, build our follower/customer base and increase engagement with our followers and customers through our website and digital media assets;

•	our ability to enhance the content/information offered through our website and digital media assets and increase our follower/customer base;

•	our ability to generate revenue from eventual product sales through interaction with our followers/customers through our website and digital media assets;

•	our ability to attract sponsors and advertisers, to retain such sponsors and advertisers and demonstrate that our website and digital media assets are working to deliver value to them;

•	our ability to identify and capitalize on new digital media business opportunities; and

•	our ability to compete with competitors for followers/customers' time and Internet focus.

In addition, as we attempt to establish our website and expand our digital and other media channels, including the Internet and social media, revenue from our business sectors may decrease, including our product sales revenue, due in part to digital media strategy or operational difficulties or failure. Failure to address these risks and difficulties could affect our overall business, financial condition, results of operations, cash flow, liquidity and profitability.

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We could be negatively affected if we fail to protect follower account information.

We will collect and process personal data (including name, address, age, bank details and other personal data) from our followers, customers, suppliers, business contacts and employees as part of the operation of our business (including online promotion and advertising), and therefore we must comply with data protection and privacy laws in various countries and jurisdictions where our customers and others reside. Those laws impose certain requirements on us in respect of the collection, use and processing of personal information relating to our customers and others. In addition, we are exposed to the risk that the personal data we control could be wrongfully accessed and/or used, whether by employees, followers or other third parties, or otherwise lost or disclosed or processed in breach of data protection regulations. If we or any of the third party service providers on which we rely fail to process such personal data in a lawful or secure manner or if any theft or loss of personal follower data were to occur, we could face liability under data protection laws, including requirements to destroy customer information or notify the people to whom such information relates of any non-compliance as well as civil or criminal sanctions. This could also result in the loss of the goodwill of our followers/customers and deter new followers/customers. Each of these factors could harm our business reputation, our brand and have a material adverse effect on our business, results of operations, financial condition, cash flow and prospects.

Inability to renew our insurance policies could expose us to significant losses.

We plan to insure against Officer/Director liability for members of our management team (assuming adequate available funding from the proceeds of this Offering). When any of our planned or existing insurance policies expire, it may not be possible to renew them on the same terms, or at all. In such circumstances, some of our businesses and/or assets may be uninsured. If any of these uninsured businesses or assets were to suffer damage, we could suffer a financial loss. An inability to renew insurance policies covering our management or other valuable assets could expose us to significant losses.

Our business is subject to a variety of USA and foreign laws, which could subject us to claims or other remedies based on the nature and content of the information displayed by our products and services, and could limit our ability to provide information regarding regulated industries and products.

The laws relating to the liability of providers of online services or promotion for activities of their users are currently unsettled both within the USA and abroad. Claims could be threatened and filed under both USA and foreign law for defamation, libel, invasion of privacy and other data protection claims, tort, unlawful activity, copyright or trademark infringement, or other theories based on the nature and content of the materials searched and the ads posted or the content generated for dissemination by us. If one of these complaints results in liability to us, it could be potentially costly, encourage similar lawsuits, distract management and harm our reputation and possibly our business. In addition, increased attention focused on these issues and legislative proposals could harm our reputation or otherwise affect the growth of our business.

We also face risks associated with international data protection. The interpretation and application of data protection laws in Europe and elsewhere are still uncertain and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which in turn could have a material effect on our business.

The application to us of existing laws regulating or requiring licenses for certain businesses of our advertisers, including, for example, distribution of alternative fuel products, can be unclear. Existing or new legislation could expose us to substantial liability, restrict our ability to deliver content to our followers/customers, limit our ability to grow and cause us to incur significant expenses in order to comply with such laws and regulations.

Several other federal laws, state, Canadian provincial and other foreign jurisdictions could have an impact on our business (production, storage, sale and transmission/transport of our products). Compliance with these laws and regulations is complex and may impose significant additional costs on us.

We also face risks from legislation that could be passed in the future. Compliance with these laws and regulations is complex and may impose significant additional costs to us that may affect our ability to be profitable.

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To the extent our revenues are paid in foreign currencies, and currency exchange rates become unfavorable, we may lose some of the economic value of the revenues in U.S. dollar terms.

As (if) we expand our international operations, more of our customers may pay us in foreign currencies. Conducting business in currencies other than U.S. dollars subjects us to fluctuations in currency exchange rates. If the currency exchange rates were to change unfavorably, the value of net receivables we receive in foreign currencies and later convert to U.S. dollars after the unfavorable change would be diminished. This could have a negative impact on our reported operating results. Hedging strategies, such as forward contracts, options and foreign exchange swaps related to transaction exposures, that we may implement to mitigate this risk may not eliminate our exposure to foreign exchange fluctuations. Additionally, hedging programs expose us to risks that could adversely affect our operating results, including the following:

•	We have no experience in implementing or operating hedging programs. Hedging programs are inherently risky and we could lose money as a result of poor trades.

•	We may be unable to hedge currency risk for some transactions because of a high level of uncertainty or the inability to reasonably estimate our foreign exchange exposures.

•	We may be unable to acquire foreign exchange hedging instruments in some of the geographic areas where we do business, or, where these derivatives are available, we may not be able to acquire enough of them to offset our exposure.

We may be subject to regulatory investigations and settlements in the future, which could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business.

From time to time, we may receive inquiries from regulators regarding our compliance with laws and other matters. It is possible that a regulatory inquiry might result in changes to our policies or practices. Violation of existing or future regulatory orders or consent decrees could subject us to substantial monetary fines and other penalties that could negatively affect our financial condition and results of operations. In addition, it is possible that future orders issued by, or enforcement actions initiated by, regulatory authorities could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

As funds allow, our plan is to trademark our brand, ABOT-Inside, and obtain copyright and/or patent protection for production formulas (if we decide these are needed).

Our trademarks, trade secrets, copyrights and all of our other intellectual property rights will be important assets for us. There are events that are outside of our control that could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in every country in which our products and services are distributed. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

We also seek to maintain certain intellectual property as trade secrets. The secrecy could be compromised by third parties, or intentionally or accidentally by our employees, which would cause us to lose the competitive advantage resulting from these trade secrets.

We are, and may in the future be, subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and could limit our ability to use certain technologies in the future.

Companies in the alternative fuel industry own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us grows. Our technologies may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management resources and attention. An adverse determination also could prevent us from offering our products and services to others and may require that we procure substitute products or services for these members.

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With respect to any intellectual property rights claim, we may have to pay damages or stop using technology found to be in violation of a third party’s rights. We may have to seek a license for the technology, which may not be available on reasonable terms and may significantly increase our operating expenses. The technology also may not be available for license to us at all. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop technology for the infringing aspects of our business, we may be forced to limit our product and service offerings and may be unable to compete effectively. Any of these results could harm our brand and operating results.

From time to time, we might receive notice letters from patent holders alleging that certain of our products and services infringe their patent rights. Some of these could result in litigation against us. Companies could also file trademark infringement and related claims against us over the display of ads in response to user queries that include trademark terms. The outcomes of these lawsuits could differ from jurisdiction to jurisdiction and negative outcomes could affect our operating results and potential profitability.

Defending lawsuits could take time and resources. Adverse results in these lawsuits may result in, or even compel, a change in internal controls or current practices could result in a loss of revenue for us, which could harm our business.

Our financial results will fluctuate from quarter to quarter, which makes them difficult to predict.

Our quarterly financial results will fluctuate in the future. Additionally, as a start-up enterprise, we have no operating history, which makes it difficult to forecast our future results. You should take into account the risks and uncertainties frequently encountered by start-up companies in rapidly evolving markets. Our financial results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

•	our ability to maintain and grow our customer base;

•	our ability to attract and retain customers in a particular period;

•	seasonal fluctuations in spending by our customers;

•	the number of ads or promotion shown to potential and existing customers;

•	the pricing of our ads/promotions and products;

•	our ability to increase product sales revenue;

•	the diversification and growth of revenue sources beyond currently planned advertising/promotional efforts;

•	the development and introduction of new products or services by us or our competitors;

•	increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to be competitive;

•	our ability to have gross margins and operating margins;

•	our ability to obtain equipment and technology in a timely and cost-effective manner;

•	system failures or breaches of security or privacy;

•	adverse litigation judgments, settlements, or other litigation-related costs;

•	changes in the legislative or regulatory environment, including with respect to privacy (our website and digital media) and our products, or enforcement by government regulators, including fines, orders, or consent decrees;

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•	fluctuations in currency exchange rates and changes in the proportion of our revenue and expenses denominated in foreign currencies (if any);

•	fluctuations in the market values of any future potential portfolio investments and in interest rates;

•	changes in USA generally accepted accounting principles (“GAAP”); and

•	changes in business or macroeconomic conditions.

We expect our costs to grow quickly, which could harm our business and profitability.

If we secure adequate funding, providing our products to our customers will be costly and we expect our expenses to increase in the future as we plan to broaden our customer base, as followers/customers increase the number of connections and amount of data they share with us, as we develop and implement new product features that require more operational infrastructure, and as we hire additional employees. We expect our costs to increase each year due to these factors and we expect to continue to incur increasing costs, in particular for employees, digital media servers, product manufacturing, storage, and transport to customers, power, and data centers, to support our anticipated future growth. We expect to invest in our planned global infrastructure (if plans and financial resources allow) in order to provide our products rapidly and reliably to all customers wherever located, including in countries where we do not expect significant short-term monetization. Our expenses may be greater than we anticipate, and our procurements/investments to make our business and our technical infrastructure more efficient may not be successful. In addition, we may increase marketing, sales, and other operating expenses in order to grow and expand our operations and to remain competitive. Increases in our costs may adversely affect our business and profitability.

Our business is dependent on our ability to maintain and scale our technical infrastructure, and any significant disruption in our service could damage our reputation, result in a potential loss of customers, and adversely affect our financial results.

Our reputation and ability to attract, retain, and serve our customers is/will be dependent upon the reliable performance of our business operations and our underlying technical infrastructure (both for our digital media programs and product production and delivery systems). Our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. It is possible that we may fail to scale and grow our technical infrastructure to accommodate our increased demands. In addition, our business is subject to interruptions, delays, or failures resulting from earthquakes, other natural disasters, terrorism, or other catastrophic events.

A substantial portion of our digital media network infrastructure may be provided by third parties. Any disruption or failure in the services we receive from these providers could harm our ability to continuously reach out to our followers/customers and could significantly harm our business. Any financial or other difficulties these providers face may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide.

Our digital media software will be highly technical, and if it contains undetected errors, our business could be adversely affected.

Digital media software is the computer programming running our digital media (“software,” such as our website). Our digital media software (and our product production process) incorporate software that is highly technical and complex. Our software may now or in the future contain undetected errors, bugs, or vulnerabilities. Some errors in our software code may only be discovered after the code has been released. Any errors, bugs, or vulnerabilities discovered in our code after release could result in damage to our reputation, loss of users, loss of revenue, or liability for damages, any of which could adversely affect our business and financial results.

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We cannot assure you that we will effectively manage our growth.

Once operational (assuming adequate funding), our employee headcount and the scope and complexity of our business could increase significantly. We expect headcount growth to continue for the foreseeable future. The growth and expansion (if any) of our business and products will create significant challenges for our management, operational, and financial resources, including managing multiple relations with followers, customers, advertisers and other third parties. In the event of continued growth of our operations or in the number of our third-party relationships, our information technology systems or our internal controls and procedures may not be adequate to support our operations. In addition, key members of our management do not have significant experience managing a large global business operation, so our management may not be able to manage such growth effectively. To manage our intended growth, we must continually improve our operational, financial, and management processes and systems and to expand, train, and manage our employee base. As (and if) our organization grows, and we are required to implement more complex organizational management structures, we may find it increasingly difficult to maintain our operations. This could negatively affect our business performance.

Over time, funds allowing, we plan to make acquisitions, which could require significant management attention, disrupt our business, result in dilution to our stockholders, and adversely affect our financial results.

As part of our business strategy, especially if we are able to fund the first part of our business plan including construction and operation of our 2 initial facilities in the USA, we intend to make acquisitions to add specialized employees, complementary companies, products, or technologies. Our ability, if applicable, to acquire and integrate larger or more complex companies, products, or technologies in a successful manner is unproven. In the future, we may not be able to find suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms, if at all. Our potential future acquisitions may not achieve our goals, and any future acquisitions we complete could be viewed negatively by users, media, advertisers, or investors. In addition, if we fail to successfully close or integrate any acquisitions, or integrate the products or technologies associated with such acquisitions into our company, our revenue and operating results could be adversely affected. Any integration process may require significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or utilize the acquired products, technology, or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash, incur debt, or issue equity securities to pay for any such acquisition, any of which could adversely affect our financial results. The sale of equity or issuance of debt to finance any such acquisitions could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations.

We may have exposure to greater than anticipated tax liabilities.

Our income tax obligations (if any; after operations commence) will be based on our corporate operating structure and intercompany arrangements, including the manner in which we develop, value, and use our intellectual property and the valuations of our intercompany transactions. The tax laws applicable to our international business activities, including the laws of the United States and other jurisdictions, are subject to interpretation. The taxing authorities of the jurisdictions in which we plan to operate may challenge our methodologies for valuing developed technology or intercompany arrangements, which could increase our worldwide effective tax rate and harm our financial position and results of operations. In addition, our future income taxes could be adversely affected by earnings being lower than anticipated in jurisdictions that have lower statutory tax rates and higher than anticipated in jurisdictions that have higher statutory tax rates, by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws, regulations, or accounting principles. We are subject to regular review and audit by both U.S. federal and state and foreign tax authorities. Any adverse outcome of such a review or audit could have a negative effect on our financial position and results of operations. In addition, the determination of our worldwide provision for income taxes and other tax liabilities requires significant judgment by management, and there are many transactions where the ultimate tax determination is uncertain. Although we believe that our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

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The enactment of legislation implementing changes in the USA taxation of domestic and/or international business activities or the adoption of other tax reform policies could materially affect our financial position and results of operations.

Certain changes to USA tax laws, if any, including limitations on the ability to defer USA taxation on earnings inside or outside of the USA (until the latter earnings are repatriated to the USA), could affect the tax treatment of our foreign earnings (if any), as well as cash and cash equivalent balances we may maintain in inside or outside of the USA. Due to the potential of expanding scale of our domestic and international business activities, any changes in the USA taxation of such activities may increase our worldwide effective tax rate and harm our financial position and results of operations.

An occurrence of a natural disaster, widespread health epidemic or other outbreaks could have a material adverse effect on our business, financial condition and results of operations.

Our business could be materially and adversely affected by natural disasters, such as snowstorms, earthquakes, fires or floods, the outbreak of a widespread health epidemic, such as swine flu, avian influenza, Severe Acute Respiratory Syndrome (SARS), Zika Virus, Coronavirus or other events, such as wars, acts of terrorism, environmental accidents, power shortage or communication interruptions. The occurrence of such a disaster or a prolonged outbreak of an epidemic illness or other adverse public health developments in the USA or elsewhere in the world could materially disrupt our business and operations. Such events could also significantly impact our industry and cause a temporary closure of the facilities we use for our operations, which would severely disrupt our operations and have a material adverse effect on our business, financial condition and results of operations. Our operations could be disrupted if any of our employees or employees of our business partners were suspected of having the swine flu, avian influenza, coronavirus or SARS, since this could require us or our business partners to quarantine some or all of such employees or disinfect the facilities used for our operations. In addition, our revenue and profitability could be materially reduced to the extent that a natural disaster, health epidemic or other outbreak harms the global economy in general. Our operations could also be severely disrupted if our suppliers, customers, or other participants were affected by such natural disasters, health epidemics or other outbreaks.

Risk Related To Our Possible Future Indebtedness

Our possible future indebtedness could adversely affect our financial health and competitive position.

We have no debt at this time. The possibility of increasing our operations, beyond that which may be established through subscriptions received in this Offering, may require our provision of debt financing. Our possible future indebtedness increases the risk that we may be unable to generate cash sufficient to pay amounts due in respect of such indebtedness. It could also have negative effects on our business. For example, it could:

•	limit our ability to pay dividends if we choose to pay such dividends;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a material portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund the hiring and retention of personnel, working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry;

•	affect our ability to compete for personnel; and

•	limit our ability to borrow additional funds.

Any of these above situations may affect our financial performance, limit cash flows and possibly limit our ability to be profitable.

To service our possible indebtedness, we may require cash, and our ability to generate cash is subject to many factors beyond our control.

Our ability to make payments on and to refinance our possible future indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to the performance and popularity of our first team as well as general economic, financial, competitive, regulatory and other factors that are beyond our control.

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We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our future possible indebtedness on commercially reasonable terms or at all. Failure to refinance such indebtedness on terms we believe to be acceptable could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Our possible future indebtedness may restrict our ability to pursue our business strategies.

Our possible future indebtedness may restrict our ability to pursue future business strategies such as:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our shares;

•	make investments;

•	sell assets, including capital stock of restricted subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into sale and leaseback transactions;

•	enter into transactions with our affiliates (if any); and

•	incur liens.

Our ability to comply with any future covenants and restrictions may be affected by events beyond our control. If we breach any such covenants or restrictions, the occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.

We cannot be certain that additional financing will be available on reasonable terms when required, or at all.

From time to time, we may need additional financing. Our ability to obtain additional financing, if and when required, will depend on investor demand, our operating performance, the condition of the capital markets, and other factors. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. We may need to raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences, or privileges senior to the rights of our Common Class A Stock, and our existing stockholders may experience dilution.

Risks Related To Ownership Of Our Common Class A Stock

Risks regarding our securities being offered.

The offering price of the securities being offered herein has been arbitrarily determined by us and bears no relationship to any criteria of value; as such, investors should not consider the offering price or value to be an indication of the value of the shares being registered.

Currently, there is no public market for our stock. The offering price for the stock being registered in this Offering has been arbitrarily determined by us and is not based on assets, operations, book or other established criteria of value. Thus, prospective shareholders should be aware that the offering price does not reflect the market price or value of our common shares.

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We may, in the future, issue additional shares of common stock, which would reduce investors' percent of ownership and may dilute our share value.

Our Amended and Restated Articles of Incorporation authorize the issuance of 1 billion shares of common stock. As of the date of this prospectus, the Company has not issued common stock. This Offering Circular offers 50,000,000 of our common shares. Once, and if, some of those common shares are issued, the future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We may offer to sell our common stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We may not seek any legal opinion to the effect that any such offering would be exempt from registration under any federal or state law. Instead, we may elect to rely upon the operative facts as the basis for such exemption, including information provided by investor themselves.

If any such offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

Because of their significant share ownership, our preferred shareholders will be able to exert control over us and our significant corporate decisions.

Our Convertible Preferred Class A Stock shareholders control the voting power of our corporation by virtue of the number of preferred shares outstanding (28,500,000 shares) and the 10 votes-per-share status of preferred stock. As a result, our preferred shareholders, six (6) in number (as of the date of this Offering Circular), will have the ability to determine the outcome of all matters submitted to our shareholders for approval, including the election and removal of Directors and any merger, consolidation, or sale of all or substantially all of our assets. The interests of our preferred shareholders might not coincide with the interests of the other shareholders. This concentration of ownership may harm the value of our Common Class A Stock, among other things:

•	delaying, deferring or preventing a change in control of our Company;

•	impeding a merger, consolidation, takeover or other business combination involving our Company; or

•	causing us to enter into transactions or agreements that are not in the best interests of all shareholders.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies make our Common Class A Stock less attractive to potential investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), and, as such, we take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). We cannot predict if potential investors will find our Common Class A Stock less attractive because we rely on these exemptions. If some potential investors find our Common Class A Stock less attractive as a result, there may be a less active trading market for our stock and our share price may be more volatile.

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In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the "Securities Act"), for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of this extended transition period.

If Publicly Traded, Our Common Stock Would Be Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities Would Be Limited, Which Could Make Transactions in Our Stock Cumbersome and Could Reduce the Value of an Investment in Our Stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us (if our common stock is publicly traded in the future), as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

-	that a broker or dealer approve a person's account for transactions in penny stocks; and

-	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

-	obtain financial information and investment experience objectives of the person; and

-	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

-	sets forth the basis on which the broker or dealer made the suitability determination; and

-	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This could make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Should our common stock be available for purchase and sale on the public secondary market again, it will be subject to these rules.

The obligations associated with being a public company require significant resources and management attention.

As a public company in the United States, we will incur legal, accounting and other expenses that we would not otherwise incur as a private company. We may be subject to the reporting requirements as established in “Regulation A+” of the SEC, or of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Sarbanes-Oxley Act, the listing requirements of the NASDAQ Exchange and other applicable securities rules and regulations. Compliance with these rules and regulations increases our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an "emerging growth company." The Exchange Act, when applicable to a particular issuer, requires filing annual and current reports with respect to an issuer’s business, financial condition and results of operations. Regulation A+ provides for less frequent public reporting (per year) but requires audited financial statements for “Tier 2” entities (such as us). The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert Management's attention from implementing our growth strategy, which could prevent us from improving our business, financial condition and results of operations. We intend to establish policies for our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we may implement may not be sufficient to satisfy our obligations as a public company. In addition, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on our business, financial condition, results of operations and cash flow.

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In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business, financial condition, results of operations and cash flow could be adversely affected.

For as long as we are an "emerging growth company" under the recently enacted JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We could be an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of our first SEC registered offering. Furthermore, after the date we are no longer an emerging growth company, our independent registered public accounting firm will only be required to attest to the effectiveness of our internal control over financial reporting depending on our market capitalization. Even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management's assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, in connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. Failure to comply with Section 404 could subject us to regulatory scrutiny and sanctions, impair our ability to raise revenue, cause investors to lose confidence in the accuracy and completeness of our financial reports and negatively affect our share price.

Provisions in Wyoming State Law regarding possible anti-takeover concerns may discourage or prevent a change of control, even if an acquisition would be beneficial to our shareholders, which could depress the price of our Common Stock and prevent attempts by our shareholders to replace or remove our current management.

There are provisions in Wyoming law thought to enhance anti-takeover concerns. See page 76 of this Offering Circular for the text of the applicable statute regarding the “business judgment” discretion of management and how that may impact a take-over attempt.

In addition, our Amended and Restated Articles of Incorporation (“Articles”) and Bylaws do not provide for cumulative voting for Directors. Each convertible preferred stock share is entitled to 10 votes. Common shares have one vote per share. There are 100 million preferred shares and 1 billion common shares authorized by our Articles. Accordingly, there are 1 billion authorized votes of preferred shareholders and 1 billion common share votes, providing for potential voting control of the Company (depending on the number of both classes of stock issued and outstanding at any particular point in time) for some time to come.

The market price of our Common Class A Stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the price of this offering.

If you purchase shares of our Common Class A Stock in this offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial stock offering price of our stock, or the market price following this Regulation A+ offering, will equal or exceed prices in privately negotiated transactions of our shares that may occur from time to time prior to our initial public offering (if any). The market price of our Common Class A Stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	hiring of key personnel;

•	actual or anticipated fluctuations in our revenue and other operating results;

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•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	additional shares of our Common Class A Stock being sold into the market by us or the existing stockholders or the anticipation of such sales;

•	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	announcements by us or estimates by third parties of actual or anticipated changes in the size of our customer base or the level of follower/customer online engagement;

•	changes in operating performance and stock market valuations of technology companies in our industry, including competitors;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•	lawsuits threatened or filed against us;

•	developments in new legislation and pending lawsuits or regulatory actions, including interim or final rulings by judicial or regulatory bodies; and

•	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology and media companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

We do not currently intend to pay dividends on our Common Class A Stock, and, consequently, your ability to achieve a return on an investment will depend on appreciation in the price of our securities, if any.

We do not currently intend to pay any cash dividends on our Common Class A Stock for the foreseeable future. The payment of any future dividends will be determined by the Board of Directors in light of conditions then existing, including our revenue, financial condition and capital requirements, business conditions, corporate law requirements and other factors.

Other Risk Factors of Note

In making your investment decision, you should not rely on information in public media that is published by third parties. You should rely only on statements made in this Offering Circular in determining whether to purchase our shares.

You should carefully evaluate all of the information in this Offering Circular. We may receive media coverage, including coverage that is not directly attributable to statements made by our Officers and employees, that incorrectly reports on statements made by our Officers or employees, or that is misleading as a result of omitting information provided by us, our Officers, or employees. You should rely only on the information contained in this Offering Circular in determining whether to purchase our shares of our securities.

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We have broad discretion in the use of the net proceeds from this Regulation A+ and may not use them effectively.

Our Management will have broad discretion in the application of the net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our Management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price could decline.

The trading (“secondary”) market for our Common Class A Stock, if any, will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our securities or publish inaccurate or unfavorable research about our business, our Common Class A, Stock price would likely decline.

We are dependent on the sale of our securities to fund our operations.

We are dependent on the sale of our securities to fund our operations, and will remain so until, and if, we generate sufficient revenues to pay for our operating costs. Our Officers and Directors have made no written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees. There can be no guarantee that we will be able to successfully sell our equity securities. Such liquidity and solvency problems may force the Company to cease operations if additional financing is not available. No known alternative resources of funds are agreed upon in the event we do not generate sufficient funds from operations.

The Company may not be able to attain profitability without additional funding, which may be unavailable.

The Company has limited capital resources. Unless we begin to generate sufficient revenues to finance operations as a going concern, the Company may experience liquidity and solvency problems. Such liquidity and solvency problems may force the Company to cease operations if additional financing is not available. No known alternative resources of funds are available in the event we do not generate sufficient funds from operations.

Our operations may be subject to various environmental laws and legislation that may become more stringent in the future.

Our operations and properties may be subject to a wide variety of increasingly complex and stringent federal, state and local environmental laws and regulations, including those governing discharges into the air and water, the handling and disposal of solid and hazardous wastes, the remediation of soil and groundwater contaminated by hazardous substances and the health and safety of employees.

Development, construction and installation of new projects and expansions may not commence as anticipated, or at all.

Development, construction and installation of our fermenters and facilities involves many risks including:

-	difficulties in identifying, obtaining and permitting suitable sites for new projects;

-	the inaccuracy of our assumptions with respect to the cost of and schedule for completing construction;

-	difficulty, delays or inability to obtain financing for a project on acceptable terms;

-	delays in deliveries of, or increases in the prices of, equipment sourced from other countries;

-	the unavailability of sufficient quantities of product raw materials or other fuels for startup;

-	permitting and other regulatory issues, license revocation and changes in legal requirements;

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-	labor disputes and work stoppages;

-	unforeseen engineering and environmental problems;

-	interruption of existing operations;

-	unanticipated cost overruns or delays; and

-	weather interferences and catastrophic events including fires, explosions, earthquakes, droughts, pandemics and acts of terrorism.

In addition, new facilities will have no operating history and may employ recently developed technology and equipment. A new facility may be unable to fund principal and interest payments under its debt service obligations or may operate at a loss. In certain situations, if a facility fails to achieve commercial operation, at certain levels or at all, termination rights in the agreements governing the facilities financing may be triggered, rendering all of the facility's debt immediately due and payable. As a result, the facility may be rendered insolvent and we may lose our interest in the facility.

Construction activities may cost more and take longer than we estimate.

The design and construction of new projects or expansions requires us to contract for services from engineering and construction firms, and make substantial purchases of equipment such as fermenters, turbine generators and other components that require large quantities of steel or other materials to fabricate. These are complex projects that include many factors and conditions which may adversely affect our ability to successfully compete for new projects, or construct and complete such projects on time and within budget.

Dislocations in credit and capital markets and increased capital constraints on banks may make it more difficult for us to borrow money or raise capital needed to finance the construction of new projects, expand existing projects, acquire certain businesses and refinance our existing debt.

Our business is capital intensive, and we seek to finance a significant portion of our planned assets, as well as our investments in new assets, with proceeds sought in this Offering.

Risks Relating to Our Business.

The Company may not be able to effectively control the timing and costs relating to the acquisition and maintenance of properties and facilities, which may adversely affect the Company's operating results and the its ability to make a return on its investment or disbursements of dividends or interest to our shareholders.

Some facilities to be acquired and all facilities to be developed by the Company will require some level of maintenance and construction immediately upon their acquisition or in the future to create efficient operations. Consequently, the Company will routinely retain independent contractors and trade professionals to perform physical repair, maintenance and construction work, and the Company will be exposed to all of the risks inherent in property and facility maintenance, including potential cost overruns, increases in labor and materials costs, delays by contractors in completing work, delays in the time of receiving necessary work permits, certificates of occupancy and poor workmanship. If the Company's assumptions regarding the costs or timing of renovation across our future properties prove to be materially inaccurate, the Company's operating results and ability to make distributions to our Shareholders may be adversely affected.

The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to our shareholders.

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Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce the amounts available for distribution to you.

The energy and Bio-Oil industry in general is highly competitive, and if we cannot successfully compete in the marketplace, our business, financial condition and operating results may be materially adversely affected. Demand for our products and services will be vulnerable to economic downturns and industry conditions. Demand for our products and services has been, and we expect that demand will continue to be, subject to significant fluctuations due to a variety of factors beyond our control, including economic and industry conditions. These factors include, but are not limited to: the cyclical nature of our industry, inflation, geopolitical issues, the availability and cost of credit, volatile oil and natural gas prices, low business and consumer confidence, high unemployment and energy conservation measures.

-	prices for electricity, along with the cost of production and distribution;

-	prices for natural resources such as coal and natural gas;

-	demand for electricity and other end products of steam-generating facilities;

-	availability of other sources of electricity or other end products;

-	requirements of environmental legislation and regulations, including potential requirements applicable to carbon dioxide emissions;

-	impact of potential regional, state, national and/or global requirements to significantly limit or reduce greenhouse gas emissions in the future;

-	level of capacity utilization and associated operations and maintenance expenditures of power generating companies and other steam-using facilities;

-	requirements for maintenance and upkeep at operating power plants and other steam-using facilities to combat the accumulated effects of wear and tear;

-	ability of electric generating companies and other steam users to raise capital; and

-	relative prices of fuels used in boilers, compared to prices for fuels used in gas turbines and other alternative forms of generation.

We are subject to risks associated with contractual pricing in our industry, including the risk that, if our actual costs exceed the costs we estimate on our fixed-price contracts, our profitability will decline, and we may suffer losses.

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We plan to price our products on a cost-plus-profit basis. Our actual costs could exceed our projections. We may attempt to cover the increased costs of anticipated changes in labor, material and service costs of long-term contracts, either through estimates of cost increases, which are reflected in the original contract price, or through price escalation clauses. Despite these possible attempts, however, the cost and gross profit we actually realize on a fixed-price contract could vary materially from the estimated amounts because of supplier, contractor and subcontractor performance, changes in job conditions, variations in labor and equipment productivity and increases in the cost of labor and raw materials, particularly steel, over the term of the contract. These variations and the risks generally inherent in our industry may result in actual revenues or costs being different from those we originally estimated and may result in reduced profitability or losses on projects.

If we fail to implement our business strategy, our financial performance and our growth could be materially and adversely affected.

Compliance with existing or future regulations and/or enforcement of such regulations may restrict or change our operations, increase our operating costs or require us to make additional capital expenditures.

We expect that a substantial portion of the demand for our products and services will be from biodiesel refinery customers and manufacturers of other Bio-Oil products for human use. The demand for our products and services can be influenced by governmental legislation setting requirements for utility related operations, emissions and environmental impacts. The legislative process is unpredictable and includes a platform that continuously seeks to increase the restrictions on power producers. Potential legislation limiting emissions from power plants and energy product facilities, including carbon dioxide, could affect our markets and the demand for our products and services related to power generation. We cannot predict all of the environmental requirements or circumstances that will exist in the future but anticipate that environmental control and protection standards will become increasingly stringent and costly.

Our operations are initially concentrated in one region and expose us to regional economic or market fluctuations.

Our revenues, earnings and cash flows will fluctuate based on changes in commodity prices for energy products, in particular, alternative fuel products. Certain number of our competitors in these markets are vertically-integrated companies, which includes plants and facilities already in profitable operation and thus have the ability to control supplies of bio-fuel raw materials which may restrict our ability to offer our products at attractive prices. If a long-term contract expires and is not renewed or extended by a customer, our percentage of contracted processing capacity will decrease.

Contracts to provide new services or services through new or different methods involves significant risks, which could have an adverse effect on our cash flows and results of operations.

As we enter into contracts to provide new products or services through new or different methods we may face additional operating risks. These may include:

-	performance by multiple contractors critical to our ability to perform under our new customer agreements;

-	logistics associated with the production and transportation of our products with which we have limited experience;

-	reliance on possible joint venture parties or technology providers with whom we have limited experience; and

-	risks associated with providing new materials for our fermentation process.

Risk of Lower Fuel and Energy Costs; Regulatory Development.

Lower fuel and energy costs could negatively affect the company’s revenue. The company believes that the cost of fuel will not come down enough in the near future to affect the sales of our products, but this is not a certainty. Emission standards are highly regulated in the United States, especially in California, and in various parts of the world and continue to change throughout the world. While the current regulatory environment favors the company’s growth strategy, it is a possibility that future legislation could change and dampen the company’s expected growth. The company does believe that emissions reduction will remain important in the marketplace and we believe our products are well positioned for this trend; however, there is no guarantee that our products will gain wide market acceptance as competition grows.

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If We Become Subject to Additional Laws or Regulations Related to Our Products, We May Not Be Able to Continue Our Operations.

We are or may be subject to numerous federal, state, local and foreign laws and regulations governing our planned operations, including the handling, transportation and disposal of our products and our non-hazardous and hazardous substances and wastes, as well as emissions and discharges into the environment, including discharges to air, surface water and groundwater. Failure to comply with such laws and regulations could result in costs for corrective action, penalties or the imposition of other liabilities. Changes in environmental laws or the interpretation thereof or the development of new facts could also cause us to incur additional capital and operation expenditures to maintain compliance with environmental laws and regulations. We also may be subject to laws and regulations that impose liability and cleanup responsibility for releases of hazardous substances into the environment without regard to fault or knowledge about the condition or action causing the liability. Under certain of these laws and regulations, such liabilities can be imposed for cleanup of previously owned or operated properties. The presence of contamination from such substances or wastes could also adversely affect our ability to utilize our leased properties. Compliance with environmental laws and regulations has not had a material effect upon our earnings or financial position; however, if we violate any environmental obligation, it could have a material adverse effect on our business or financial performance. There are no assurances that the company will not encounter problems with government agencies regarding the approval of our products. Such problems may cause the company to delay, suspend or terminate our marketing abilities. Even if successfully approved, there are no assurances that any such products will receive regulatory clearance for marketing in the United States or in other countries.

Our revenue and net income may be materially and adversely affected by any economic slowdown in the USA as well as globally.

The success of our business ultimately depends on consumer spending (purchase of our customer’s products). At first, we may derive substantially all of our revenue from the USA. As a result, our revenue and net income are impacted to a significant extent by economic conditions in the USA and globally, as well as economic conditions specific to commerce in our industry. The global economy, markets and levels of consumer spending are influenced by many factors beyond our control, including consumer perception of current and future economic conditions, political uncertainty, levels of employment, inflation or deflation, real disposable income, interest rates, taxation and currency exchange rates.

The USA government has in recent years implemented a number of measures to control the rate of economic growth, including by changing interest rates and adjusting deposit reserve ratios for commercial banks as well as by implementing other measures designed to adjust credit and liquidity. Any continuing or worsening slowdown could significantly reduce domestic commerce in the USA, including through the Internet generally and within our company. An economic downturn, whether actual or perceived, a further decrease in economic growth rates or an otherwise uncertain economic outlook in the USA or any other market in which we may operate could have a material adverse effect on our business, financial condition and results of operations.

An increase in the relative size of salaries or transfer costs could adversely affect our business.

Our success depends on our ability to attract and retain the highest quality Management and employees. As a result, we may be obliged to pay salaries generally comparable to our potential competitors worldwide and in the USA. Any increase in salaries may adversely affect our business, results of operations, financial condition and cash flow.

Other factors that affect Management and employee compensation, such as changes in personal tax rates, changes to the treatment of income or other changes to taxation in the USA and the relative strength of U.S. Dollars, may make it more difficult to attract top company personnel from locations worldwide or require us to pay higher salaries to compensate for higher taxes or less favorable exchange rates. In addition, if our revenue falls and salaries remain stable (for example as a result of fixed management or staff salaries over a long period) or increase, our results of operations would be materially adversely affected.

CBD (cannabinoids) production and marketing is impacted by governmental regulations that are subject to change.

Cannabinoids are defined as any of a group of closely related compounds that include cannabinol and the active constituents of cannabis.

Our planned CBD products are produced from hemp.

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It is important to note that the legal landscape in the United States regarding cannabis is unsettled. Both marijuana and hemp are derived from the cannabis sativa plant. Most marijuana plants are female and bred to contain as much Tetrahydrocannabinol (“THC”) in the plant as possible. Whereas, most hemp plants are male, do not flower, and contain very little THC.

Under the United States’ Controlled Substances Act (“CSA”), the classification “marijuana” does not include industrial hemp, which must contain less than 0.3% THC. The Drug Enforcement Administration (“DEA”) states that “Products and materials that are made from the cannabis plant and which fall outside the CSA definition of marijuana (such as sterilized seeds, oil or cake made from the seeds, and mature stalks) are not controlled under the CSA. Such products may accordingly be sold and otherwise distributed throughout the United States without restriction under the CSA or its implementing regulations. The mere presence of cannabinoids is not itself dispositive as to whether a substance is within the scope of the CSA; the dispositive question is whether the substance falls within the CSA definition of marijuana.” They go on to say that “any product that the U.S. Customs and Border Protection determines to be made from the cannabis plant but which falls outside the CSA definition of marijuana may be imported into the United States without restriction under the Controlled Substances Import and Export Act. The same considerations apply to exports of such products from the United States, provided further that it is lawful to import such products under the laws of the country of destination.”

The United States Agriculture Improvement Act of 2018 (2018 Farm Bill) is now law. It legalizes the farming of hemp in the United States ( as long as also lawful in the state in which it is being grown). The Food and Drug Administration (“FDA”) has yet to establish regulations regarding the wide-spread sale and use of CBD in the United States. The FDA takes the position that sale of CBD, even when hemp-derived, is not allowed in food and dietary supplements. This is because CBD is approved by the FDA as an ingredient in some medicines. Hence, the need for further evaluation and guidance from the FDA. For now, we are opting out of the United States CBD marketplace until such evaluation and guidance is available.

Canada:

CBD is a controlled substance under United Nations drug control conventions. Consistent with the controlled status of CBD internationally, CBD is a controlled substance in Canada and other jurisdictions. As a result, CBD and products containing CBD are subject to all of the rules and requirements that apply to cannabis under the Cannabis Act and its regulations. This includes CBD derived from industrial hemp plants, as well as CBD derived from other varieties of cannabis. Under the Cannabis Act activities with phytocannabinoids (including CBD) remain illegal, unless authorized.

Before the Cannabis Act came into force, CBD was regulated under the Controlled Drugs and Substances Act strictly controlled

It was not legal to produce, sell, import or export CBD unless authorized for medical or scientific purposes. Under the Cannabis Act, CBD products remain strictly regulated and are only legal when sold in compliance with the Act and its regulations.

The Act and accompanying regulations place strict controls on cannabis:

•	possession
•	production
•	distribution
•	sale

Health Canada oversees the production of cannabis products. Health Canada is also responsible for overseeing the distribution and sale of: cannabis, including any CBD-containing cannabis products for medical purposes The provinces and territories are responsible for determining how cannabis is distributed and sold within their jurisdictions.

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They set rules around:

how cannabis products can be sold

where stores may be located

how stores must be operated

Growing cannabis plants containing CBD for commercial sale

To cultivate any cannabis plants that you intend to sell, you must have a federal license issued under the Cannabis Act.

This license could be:

•	a cultivation license under the Cannabis Regulations
•	authorizing growing of cannabis plants with varying amounts of THC and CBD
•	an industrial hemp license under the Industrial Hemp Regulations
•	authorizing cultivation of specific varieties of cannabis plants with a THC content of no more than 0.3% in the flowering heads, branches and leaves.

Item 4. DILUTION

Common Class A Stock is offered in this Regulation A+ offering. 28,500,000 shares of Convertible Preferred Stock Class A shares (“preferred shares”) have been issued to founders at a price of $0.001 per share (the par value per share authorized by the Board of Directors for these sales). Preferred shares are convertible into common shares on a one-to-one basis. The common shares will be sold at $0.50 per share in this offering. Therefore, subscribers in this offering will pay 500 times more per share than founders who purchased preferred shares.

Item 5. PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

We plan to offer our securities directly to prospective shareholders on a best efforts basis. We do not have an underwriter. If all the Common Class A Stock shares offered hereby are not sold, there are no arrangements to return funds to subscribers. There are no selling shareholders.

We plan to utilize a Crowdfunding site as a central means of offering our securities. The content of our anticipated post is contained within Exhibit 15.2 hereto. ABOT reserves the right to make changes to the crowdfunding post in our reasonable discretion.

Item 6. ESTIMATED USE OF PROCEEDS TO ISSUER

Assuming full subscription of the offering, our main categories of uses are as follows:

Entry into our License Agreement with Bio Lux and Contract of Service with Zollaris allow us to utilize the “know how” to operate our business. The use of proceeds entails opening up one large facility in the State of Colorado. We would like to open a second one in the east coast of the United States – the Carolinas or Georgia, however, we will not have proceeds from this offering available to do so. The initial facility is planned to include a 3-million-gallon oil production facility and a 1-million-gallon transformation facility (Bio-Oil to biodiesel). The facility will cost about $10 million, and approximately $4 million for general operations and commercialization of the product. If we are unable to fund the larger facility, and funds allowing, we will plan to start with a “micro” facility in Colorado with a capacity of 264,172 gallons (about 1 million liters). The cost of the facilities includes tenant improvements if we are leasing. If advantageous, we may purchase a building and other structures (instead of leasing).

As funds and Coronavirus timing allow, we will also incur expenses in the cultivation of the 300 hectares of land in Uzbekistan, as well as the operation of the completed Canadian Zollaris facility (planned for later this calendar year).

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Funds allowing, we plan to commence the process of purchasing crushers for use in Uzbekistan at the price of $500,000 (each) so that we can press the seeds from canola, sunflower, castor bean, safflower and many others to produce oil so that we can either transform it into biodiesel, table oil or medical oil to be sold to pharmaceutical companies. We believe this will allow the company a rapid entry to the markets. It will also allow us to experiment with our technology to produce oil in fermenters from a homogeneous carbon biodegradable molecule source. This was agreed upon by our Management with the foresight of attempting to generate revenues more quickly.

A homogeneous carbon biodegradable molecule is a biological degradable molecule of the same kind or specie of plant. When making oil in fermenters to be transformed into biodiesel, any type or specie of biodegradable can be used if it creates a high yield of lipids. When using a medicinal plant based on its biodegradable carbon molecule from a plant specie, we may then have a lipid or oil that has medicinal properties.

We believe the project in Greece is a viable project because it gives value to the biomass or the stems of the cotton tree. The common disposal method is to burn the biomass in an open field and create black smoke and reintroduce CO2 molecules in the air. Using this biomass to create electricity is an added value to the cost of cultivation and the harvesting of the cotton industry. This added value is seen as both an environmental and financial opportunity for ABOT and for the Greece citizens.

We will pay our Officers and Directors from proceeds of the Offering. We anticipate obtaining Directors and Officers liability insurance. If we raise less than the full subscription amount of $25 million, we will consider joint venture arrangements to provide construction and operation costs of the two large facilities mentioned above; thereby sharing costs and ownership.

If we are unable to raise sufficient funds to open manufacturing facilities but have enough to create a smaller (micro) facility in the State of Colorado, we will do so. Our intent is to replicate the facility Lux Bio has established in Canada thereby creating our window of technology in the State of Colorado. If we do not raise enough funding for one micro facility, we will use the money raised to promote awareness to our business model to a larger audience in order to attract their attention to our technology using the existing Lux Bio facility in Canada. If the sums of money raised and available are significant enough to be used as a down payment, we will attempt to borrow the balance from lending institutions and/or Government agency in order to put in place a micro facility. With approval of Lux Bio, we could also attempt to bring in a partner or partners to help us utilize the licensed know how.

Although the Lux Bio facility (tested in Canada, and now dismantled and waiting for shipment to Uzbekistan) is not as yet operational, the licensed R&D will allow the determination by our joint venture partners whether or not when using a homogeneous carbon biodegradable molecule of a specie of plant will it give us a lipid or fat that can be used for a medicinal target. Additionally, funds allowing, there is a plan to establish facilities like that of Zollaris, in Uzbekistan, Canada, USA and Europe. Zollaris itself is operational; it has a license for R&D cannabis and analytical cannabis and is open for business in Ontario, Canada. The first project involves attempting to discover new medical indications (molecules) for cannabis leading to applications for applicable patents.

Prioritized Use of Funds by projects:

Projects:

1.	Denver Colorado project biofuel/lipid projects
2.	Uzbekistan project – production of biofuels, lubricants, greases, biomass, feed stock for animals, oils for human consumption, oils for medical purpose, and for cosmetics.
3.	Greece Megawatt project
4.	Canada R&D for medical indications using CBD - purchasing profitable dispensaries to showcase corporate products.
5.	ABOT Cashflow

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Prioritized Use of Funds - the Goal is to raise $25,000,000.

if we raise 25% of the Goal ($6,250,000) - amounts to be put in projects below:

USA Colorado project	Uzbekistan project	Greece project	Canada project	Cashflow ABOT
$ 2,500,000	$ 2,500,000	$ 500,000	$ 500,000	$ 250,000

if we raise 50% of the Goal ($12,500,000):

$ 3,500,000	$ 3,500,000	$ 3,500,000	$ 1,500,000	$ 500,000

If we raise 75% of the Goal ($18,750,000):

$ 5,000,000	$ 5,000,000	$ 5,000,000	$ 3,000,000	$ 750,000

If we raise 100% of the Goal ($25,000,000):

$ 5,000,000	$ 5,000,000	$ 5,000,000	$ 7,500,000	$ 2,500,000

This Use of Proceeds is subject to change in the reasonable business judgment and discretion of our Management.

Item 7. DESCRIPTION OF BUSINESS

Our Company

We are a Wyoming corporation. Our company is named Advanced Bio-Oil Technologies Ltd. (“ABOT”). We incorporated as Advanced Fuel Technologies Ltd. and changed our name in March of 2018. Our Form 1-U stated the following:

Name Change:

Effective March 27, 2018 - The name of the corporation is changed from Advanced Fuel Technologies Ltd. to Advanced Bio-Oil Technologies Ltd.

Change in the Number of Shares of Authorized Capital Stock and Common Stock Class A:

The total number of shares of capital stock authorized for issuance is changed from 260,000,000 (two hundred sixty million) shares to 1,100,000,000 (one billion one hundred million) shares.

The number of authorized shares of Common Stock Class A is changed from 160,000,000 (one hundred sixty million) shares to 1,000,000,000 (one billion) shares.

Our corporate name change came about because of the technical knowhow available to us through our License Agreement and expanded business purposes. We are not just a fuel company but rather a Bio-Oil company who has set our sights on Bio-Oil production for various industries. Funds allowing, we can provide Bio-Oil for the fuel industry, for the food industry and pharmaceutical industry.

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We are located, initially, in our Metropolitan Denver, Colorado, USA office location. We have a License Agreement in place with a Canadian Bio-Oil producer (Lux Bio) that plans to construct 2 more small facilities in Canada. Proceeds from this Offering allowing, we wish to duplicate the Canadian facilities at a larger scale in Colorado (or on a “micro” basis if need be at first) and continue to expand on the east coast in the USA and North America. The License Agreements provide us with the technical “know how” to operate our business.

We also plan to joint-venture the construction, operation and, in some cases, ownership of Bio-Oil fermentation facilities.

We may acquire, and/or construct and operate biodiesel facilities.

We have a limited operating experience and history and no revenues to date. We have limited assets and will need to at least partially subscribe this offering (and/or arrange other financial resources) to fund our planned activities, or a portion thereof. We believe we have identified a large potential global market for our product, but plan to focus our marketing activities primarily in North America (with the exception of CBD and cannabis products in the United States until, and if, the regulatory climate is more favorable and settled).

Description of our Planned Product and Fermenter

ABOT-Inside is commonly thought of as a “lipid.” Funds allowing, fermenters will be manufactured, installed and utilized to ferment our lipid production (the process of producing our Bio-Oil). Lipids are a group of naturally occurring molecules that include fats, waxes, sterols, fat-soluble vitamins (such as vitamins A, D, E, and K), monoglycerides, diglycerides, triglycerides, phospholipids, and others. We anticipate our initial fermenting facility will have twelve (12) fermenters, each with a capacity of 15,850 gallons (60,000 liters).

The raw materials for our Bio-Oil are carbon biodegradable molecules. We plan to obtain the raw materials from residue from the transformation of oil into biodiesel and from any agricultural byproduct that will be tested for carbon biodegradable molecules. It’s all a question of how many carbon molecules are available in the product that will have to be tested one by one. Our fermentation process is “green technology” and “eco-friendly” because the Bio-Oil is biodegradable. In addition, the refining facilities that transform Bio-Oil into biodiesel (our customer base) have a residue called glycerol and we transform their residue into Bio-Oil again.

Our plan involves use of glycerol, which is a waste residue from the transformation of Bio-Oil into biodiesel but anything that contains carbon biodegradable molecules will do. For example, one will find many carbon biodegradable molecules in carrot and potato waste. Everything on this planet has carbon biodegradable molecules incorporated in its formation.

For our initial facility planned for Colorado, we anticipate a raw material cost of approximately $140.00/ton (including the cost of transport to our facility).

Our anticipated production cost for our first planned facility, including manufacturing, of a gallon and liter of Bio-Oil (through the process of getting it into a barrel or other container ready for sale/delivery or pick-up, is $1.90 per gallon or $ 0.50 per liter. The costs and prices mentioned herein are projected (speculative) and subject to change as market conditions are acknowledged at appropriate times.

Our testing and research and development to date have been under of the auspices of Lux Biologics Limited (“Lux Bio”); a Canadian company we plan to acquire using proceeds from this Offering. Lux Bio owns a 1320-gallon-capacity fermenter that gave us the pre-industrial production fermentation results. A summary of fermentation results is contained in the following graph:

Fermentation time (h)	Biomass concentration g/L	Lipid	Concentration g/L	Lipid % (w/w)
0	0.09	0		0
12	0.94	0		0
24	2.63	0.98		37.33
30	4.78	1.6		33.47
36	7.72	1.76		22.8
42	10.1	2.88		28.51
48	10.86	2.14		19.71
54	12.14	2.7		22.24
60	10.68	8.1		75.84
66	12.8	8.86		69.22
72	11.38	7.66		67.31
78	12.3	9.04		73.5
84	14.58	10.52		72.15
90	12.26	8.98		73.25
96	12.86	9.5		73.87

Note: The data shows the production of lipids every 60 hours – this is when the maximum amount of lipids is produced.

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Regarding facilities that we develop with use of funding from this Offering (if any or in sufficient quantity), we plan to manufacture fermenters to our specifications using stainless steel and electrical components heated by biodiesel.

More Background

Uzbekistan

Since inception at ABOT, we have tried to create value for the company; whether it is done through knowhow or technologies, alliances, future partnerships, collaborations, or consulting contracts, the goal was to take plant oil and try to get the maximum value. We started with taking oil and transforming it into a biofuel to help our environment, in order to reduce the C02 levels. As the competition became fierce, the price of plant and food derived oils, such as used French fries oils, also became more expensive. The raw material prices rose, and the price of crude petroleum crashed.

As a result, we started to look for an alternative way to produce oil through lipids. We looked at the next step; taking the carbon molecule of any biomass and converting it into a lipid. We licensed the knowhow from Lux Biologics Limited that can do this process at the laboratory level. The goal was now to produce lipids at the industrial level and transform these lipids into bio-fuel and biodiesel. However, the moment we seek to acquire what was usually considered waste in the past, the owner and producer of this waste now seeks substantial monetary compensation. The adage someone else’s garbage is someone’s gold became very much true.

ABOT seeks to have our own agricultural production so we can control the costs of raw materials. Farming crop decisions are based upon the cost versus what the market is ready to pay for it. An example of this is if we are planting canola seeds to produce canola oil or planting soya to produce soya oil, the decision will be made by the farmer at spring time based on his/her assessment on which harvest is going to attain maximum return on investment.

The best way for us to be competitive was to have our own crops. We believe the cost of labor and to set up in North America is too expensive, so we decided to seek “off continent” crop harvest. We considered the continent of Africa and came to the conclusion that, generally, the governments on this continent were unstable. There are dictatorships and corruption. There are many North American companies on the continent of Africa doing very honest business, but it took many years to weave through what is good and what is not. ABOT has limited funds available and we consider the possibility of doing business in Africa as too risky. We did the same exercise with Central and South America and came to the same conclusion. We also believe that doing business in Central and South America would be too risky for us.

In April 2020, ABOT had the good fortune of meeting Mr. Artour Babaiants, a Canadian who immigrated to Canada from Uzbekistan. He has a PhD in agronomy and is a graduate of the University in Uzbekistan. Mr. Babaiants was mandated to do a feasibility study. A contact within the Institute of Genetic Seeds and suggested starting a discussion with the government of Uzbekistan regarding crop cultivation. They welcomed the opportunity to work with an American company to put a plan in place for industrial cultivation. We are collaborating with an entity we call ABOT Genetik, which is composed of Mr. Babaiants and Mr. Pavel Machkhelyants, administrator and bookkeeper.

With regard to Uzbekistan, we discovered the cost of the labor force is at “third world country” levels; monthly average, general workforce salaries are around $60 to $100 per month. In North America, the average salary is $2,000 per month. A scientist, for example an engineer, is paid $975 per month while in North America the same engineer may be paid $6,000 per month. These are major differences impacting operating costs.

ABOT also looked at the political relationship with the USA: “The United States established diplomatic relations with Uzbekistan in 1992 following its independence from the Soviet Union. Since then, the United States and Uzbekistan have developed a broad-based relationship, cooperating in such areas as border and regional security programs, economic relations, political and civil society issues, and English language training.” U.S. Relations With Uzbekistan - United States Department www.state.gov/u-s-relations-with-uzbekistan/. Since mid-2007, the United States and Uzbekistan began to rebuild cooperation on issues of mutual concern, including security and economic relations, as well as political and civil society issues.

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We believe our decision to do business with Uzbekistan is in line with USA policy. We are focused on the development of trade and economic cooperation. Issues of enhancing relations between ministries and agencies, companies and business circles, implementation of joint investment projects in the fields of trade, industry, energy, transport, and others are of great importance.

Despite the United States’ current bilateral trade status of the most favored nation, we believe the volume of mutual trade with Uzbekistan does correspond to the existing opportunities. In 2017, according to the Uzbek Government, this figure slightly exceeded $210 million. In our view, the economies of such a developed country as the United States and developing Uzbekistan are capable of more.

The President of Uzbekistan, Shavkat Mirziyoyev, having analyzed these and other aspects of bilateral cooperation, has pointed to unrealized opportunities, mutually beneficial and promising areas for cooperation. The opening of foreign currency conversion in Uzbekistan, couple with a new and modern investment climate, along with guarantees provided by the state for direct investment are being emphasized. http://www.uzembassy.kz/en/article/a-new-era-of-cooperation-between-uzbekistan-and-the-united-states-begins.

Starting in November of 2018, ABOT sent Mr. Babaiants on an exploratory project to see if an agreement could be reached with the Institute of Seed Genetics in Uzbekistan. Mr. Babaiants made several trips to Uzbekistan and assessed that with the proper financing in place, a cooperation and collaboration could be established. The Uzbek Regional Government (there are 12 regional provinces in the country) were ready to give the Institute and ABOT access to land to create local jobs and stimulate the Uzbek economy. As a result, we were able to reach verbal agreement for our farming operations in Uzbekistan as disclosed in the SUMMARY section, infra.

ABOT’s business is Bio-Oil. The rotation of crops is important for environmental soil conversation and productivity reasons. For purposes of illustration, if 100 hectares of land is available for cultivation, we could plant 25 hectares of sorghum to extract sugar water to produce ethanol. Sorghum biomass is also high in carbohydrates sugars for animal feed. The adjacent 25 hectares could produce canola oil, for table oil and used in animal feed. We could grow hemp for CBD oil for pharmaceutical and cosmetical industry in another 25 hectares. The hemp biomass fibers can be used in cloths, gypsum board and material to create face masks to protect ourselves from the Covid-19 virus or any other virus for that matter. The last 25 hectares can used to produce seeds for the next crop. Note – one hectare is the equivalent of 2.47105 acres.

Prior to the outbreak of the Coronavirus (Covid-19), in 2019, ABOT financed a 6-hectare micro project of crop rotation which cost less than $4,000. The crops grown were soya and sorghum. The project in Uzbekistan demonstrated what we can achieve and extract from the harvest, and what we were giving back to the land. The giving back to the land are the nutrients from the roots for the various plants compost back to the land. The Institute of Genetic Seeds and the local Government in Navoiy, Uzbekistan were ready to give us more land if ABOT could fund the project. In early March 2019 the legislation for the hemp was not in place. The Institute has applied for it but was not given the green light yet. The sorghum crop by-product was given to the local alcohol company for testing. The soya oil and biomass were donated to local farmers to test on livestock. The test was not a scientific regulated test, but more a general fact finding that the animals ate the biomass and the oil was consumed also by the animals with other nutrients and cereals.

Greece

While Mr. Babaiants was on a trip to Uzbekistan in February of 2019, he was communicating with a contact, Mr. Platias Vladimirus, who lives in Greece and is now President of BIO-ABOT HELLAS (we do not have a written employment agreement at this juncture), about a possible collaboration with the local government in Karditsa, a Greek city.

Mr. Vladimirus is also the owner of BIO-ABOT HELLAS. We have an oral understanding with him that we will purchase this enterprise if we are able to raise enough funds in this Offering. Our USE OF PROCEEDS section, supra, allocates from $500,000 to $5 million for the project depending on the amount of funds raised herein. The details of the transaction will be worked out at that time. If we are not able to purchase BIO-ABOT HELLAS, we have agreed to enter into a joint venture or other business arrangement to continue our collaboration.

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The Government was looking at a solution to create electricity in rural sections of Greece. The emphasis was to produce a harvest of Bio-Oil, transform it into biodiesel and use it to fuel generators to produce electricity. The Government of Greece is paying companies that produce electricity 19-euro cents for 1 kilowatt of electricity which entails that two Mega-Watt of electricity will generate $3,328,800 per year gross revenues. Rather than burning biomass, creating unhealthy dark smoke clouds, the use of Bio-Oil can reduce pollution. This biomass can be used to heat water to create steam to turn a turbine to produce electricity cheaply.

Source https://www.globallegalinsights.com/practice-areas/energy-laws-and-regulations/greece.

EU legislation on the promotion of renewable energy has evolved considerably in recent years. Each EU member state is required to cover at least 27% of its energy needs from a renewable source by the year 2030. Article 194 of the Treaty of the Functioning of the EU states that the new energy policy aims to promote the development of new and renewable energy sources in order to better align and integrate objectives related to climate change in the new market design.

Greece has a significant amount of agricultural waste that is being treated irresponsibly, which constitutes a hazard for the environment. The primary sector of the economy is agriculture and this country is renowned as the European Union's largest producer of cotton. This sector of the economy constitutes predominantly small family-owned agricultural-based businesses, whereby at the end of the harvesting cycle the agricultural waste (feed material for the two-unit operations) is disposed of through open-air burning resulting in air pollution and hazardous fires.

Our concept can be simply described as a combination of two proven industrial operations working together to reduce the ecological footprint of the agricultural sector in Greece, while co-producing products that are, in our view, readily saleable. The biomass is split into two feeding separate unit operations, with the first unit designed is for the production of pellets, via the dehydration and pelleting of biomass material, and the second operation involves the pyrolysis/gasification of the biomass, for the production of electricity. The two operations working in parallel allow for opportunistic synergies to be captured, while producing two distinct in-demand local products. This configuration has many financial benefits namely significant profitability (IRR=33%), steady cash flows for a lengthy period (20 years) and access to a compelling government subsidy (grant).

The renewable energy sector is currently on the rise in Greece. A major contributing factor to this rise in demand includes the country’s dependence on heating oil for residential purposes, which is also one of the most expensive heating oils in the EU. Electricity generation falls under the utility sector which is known for stable long-term investments.

As the general population continues to be more conscious of the environment, CO2 reduction is considered beneficial to the local and broader regions with the use of pellets as combustible feed material in boilers/burners within the residential and industrial sectors is an added bonus.

Efficiency is a key driver of constant innovation in the technological sphere. Combining pyrolysis (decomposition brought about by high temperatures) and gasification of biomass is a trending endothermic thermal process (a reaction or process accompanied by or requiring the absorption of heat), which converts solid biomass into fuel gas (“syngas”). The syngas is treated to reduce impurities (tar, ammonia, sulphur, etc.) before being burned in an internal combustion engine. As a result, there is a large increase in energy efficiency and a reduction in harmful pollutants. Overall, the project possesses an opportunity to transform a problem into a lucrative business model while reducing the ecological footprint.

In 2015, estimates of annual pellet consumption range from 70,000 to 100,000 tons in Greece, while the potential for market growth appears to be significant. The target market is composed of individuals using pellets for domestic heating uses as well as businesses for industrial use. In addition, over 12 small and medium-sized pellet producers are currently operating in Greece with a total nominal capacity of 130,000 tons per year. Production rates though remain low, mainly due to the lack of raw material availability and the increased competition from neighboring countries. More specifically, imports from 16 countries were recorded in 2014 with 60.5% of pellets being imported from Bulgaria and 19.5% from Romania. The imported products are widely considered to be of poor quality and in many instances enter Greece illicitly, leading to an increased reluctance in the consumption.

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In 2016, the total electricity generation in the Greek interconnected system amounted to nearly 41.6 TWh (Terawatts per hour) whereas consumption totaled 50.1 TWh, highlighting the opportunity for market entrants for electricity production, as the demand exists. Electricity is controlled by the Greek government (indicate specific group within the government), whom BIO-ABOT HELLAS, have been working with and have committed to purchasing any locally produced electricity to be added to the grid, under the virtue of law 4414/2016 (“A new support scheme for renewable electricity in Greece”).

We believe the comparative advantage of the BIO-ABOT HELLAS pellet plant product over its competitors is the opportunity to use agricultural by-products, such as cotton stalks, which are abundant in the geographical location. Not only is there an advantage from an economic standpoint, due to the low cost of the feed material, but thermal performance of the cotton stalk is significantly greater in comparison to other raw materials used for pellet production.

Both planned BIO-ABOT HELLAS products (cotton tree biomass and cotton oil) are within an existing energy and cotton oil market, suffering from a lack of local supply, include, in our opinion, superior quality when compared to the competition and provide a reduced environmental impact.

Hemp and CBD

In Uzbekistan, the Institute of Genetic Seeds has welcomed the idea of harvesting hemp for its CBD oil. Uzbekistan legalized industrial hemp by an amendment to its law on March 17, 2020, signed by President Shavkat Mirziyoyev. A legal entity, having obtained a license, will be able to cultivate, import and export, process, store, sell (distribute), acquire and transport cannabis with a tetrahydrocannabinol content of up to 0.2%. Uzbekistan legalizes Hemp: | CBD.CI CBD Living www.cbd.ci/hemp/uzbekistan-legalizes-hemp/.

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Cannabis in Greece is illegal for recreational purposes. In 2017 the medical use of cannabis was legalized, although the law has not yet been implemented. The provisions of no. 1 of Law 4523/2018, which added Article 2A to Law 4139/2013, laid out exemptions for the production, possession, transportation, storage, supply; as well as the installation and operation of a plant for the processing and production of finished medicinal cannabis products, within a single and enclosed area. The Government wants to lay out the map for the control of cannabis industry before attempting to legalize for recreational use.

Source: https://www.healtheuropa.eu/medical-cannabis-in-greece-legalisation-and-regulation/99499/.

International Regulations of Note

The Republic of Uzbekistan adopted its first statute providing comprehensive regulation of its renewable energy sector. The Renewable Energy Law1 became law on May 22, 2019. Renewal energy in Uzbekistan (source: https://www.bakermckenzie.com/en/insight/publications/2019/07/uzbekistan-enacts-renewable-energy-law).

The country's previous legislation in this area consisted mainly of different Presidential resolutions, often relating to particular projects. But in his Development Strategy of Uzbekistan for 2017-2021, the country's new President, Shavkat Mirziyoyev (who took office in 2016), stressed the importance of moving toward greater use of renewable energy.

The purpose of the Renewable Energy Law is to help diversify Uzbekistan's economy and to lessen its reliance on fossil fuel-based energy by developing and regulating a renewable energy sector. The Law focuses both on the use of renewable sources of energy ("Renewables") and on the production of equipment used in the renewable energy sector ("Equipment"). Under the Law, the term "Renewables" includes naturally replenished energy sources, such as sunlight, wind, geothermal heat, natural water waves and biomass.

The key provisions of the Renewable Energy Law are summarized below:

1. Regulatory Body

The Law names the recently established Ministry of Energy (the "Ministry") as the main state authority responsible for developing the use of the Renewables in Uzbekistan. The Ministry's responsibilities include the preparation of regulations, the initiation of state support for producers of energy from Renewables and producers of Equipment, and the maintenance of a state registry of Renewables, energy from Renewables and Equipment. The parameters of exactly what must be included in the state registry, and whether registration is the responsibility of the Ministry or the relevant producers/users, remains to be clarified.

2. Tariffs

Tariffs for electricity generated from Renewables will be determined based on a competitive bidding process. The Law is silent with respect to pricing mechanisms for determining tariffs and with respect to how the competitive bidding process will be conducted. Regulations addressing such matters are expected to be adopted. It is understood, however, that at the bidding stage bidders will not be required to have existing production in place and may bid based only upon presentation of their proposed project.

Invitations to bid are expected to be published from time to time in the Ministry's website. The website is currently under construction.

3. Incentives and Benefits

3.1 General

State support for investors, for producers of energy. Renewables and for producers of Equipment may be in the form of tax, customs and "other incentives and preferences"; assistance with creation and application of innovation technologies; a state guarantee to connect the Equipment to the unified national electrical network. While the steps to obtain these types of support have not been clarified, it appears that a party seeking such support must first apply to the Ministry, which then decides whether to recommend that the Cabinet of Ministers approves specific state support to the applicant.

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The Law does not specify who may be considered an "investor" for purposes of state support. It also is not clear what conditions must be satisfied for either an investor or a producer to qualify for state support. Nor is it clear what types of "other incentives and preferences" may be granted. While it is possible that the regulations to be adopted will provide certain guidelines, it is expected that a certain amount of discretion will rest with the Ministry which it may exercise on a case-by-case basis depending on the amount of investment, the level of production and other factors of each particular case.

3.2 Certain Tax Exemptions

Producers of energy from Renewables are exempt for 10 years from: property tax for Equipment; land tax for the land plots occupied by their Equipment with a nominal capacity at least 0.1 MW (Megawatts). These tax exemptions are effective from the date of exploitation of the Equipment.

Producers of Equipment (but not producers of energy from Renewables) are exempt from payment of all taxes for 5 years from the date of state registration of the company. This appears to include an exemption from corporate income tax. The above exemptions appear to be automatic once the necessary registration requirements are satisfied and do not require approval of the Ministry.

3.3 Sales of Energy

Flexibility is allowed in the sale of energy produced from Renewables. Uzbek legislation generally requires electric energy produced by power generating companies to be sold to the single purchaser of electric energy - the state enterprise National Electric Networks of Uzbekistan. In turn, the single purchaser of electric energy concludes contracts with territorial electricity networks for distribution of electric energy to final consumers. However, the Renewable Energy Law allows territorial electricity networks to conclude electric energy purchase contracts directly with the producers of energy from Renewables, provided that the consents of the single purchaser of electric energy and local municipalities are in place. Further, the Renewable Energy Law provides that producers of energy from Renewables (all types) and producers of Equipment may establish their own local area networks and conclude contracts with third parties (final consumers) for direct sales of energy.

4. Certification

The Law requires that produced Equipment and energy produced from Renewables (unless produced for the producer's own use) must be certified. This is in keeping with Uzbekistan's practicing of requiring certification for many items. At the present time it is not clear which body will be responsible for these certifications.

Adoption of the Renewable Energy Law is a significant step in the development of a renewable energy sector in Uzbekistan. Nevertheless, many issues remain open under the Law. Implementing regulations must be adopted, and guidance from the authorities must be provided, in order to fully realize the purpose of the Law.

Bio-Oil (Uzbekistan)

Bio-Oil or Food oil ( https://www.pravsky.com/uzbekistan-adopted-technical-regulation-oil-and-fat-food-products)

As of January 25, 2019, importers and manufacturers of oil and fat products, including animal and plant fats, are required to comply with the requirements imposed by Technical Regulation (TR) on the Safety of Oil and Fat Products. The requirements imposed by the adopted TR apply to all food and non-food fat and oil products, such as plant and animal oils and fats, mayonnaise, distilled glycerin, plant oil spreads, household soap, etc. The TR imposes safety requirements for oil and fat products, including requirements for their storage, production, packaging, labelling, transportation and placing on the market.

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The TR also sets out the limits for hazardous substances that may be present in oil and fat products. In particular, the TR restricts the contents of pesticides, radionuclides, PCBs, lead, cadmium, iron, zinc, mercury, nickel, arsenic and other hazardous substances in oil and fat products. All products compliant with the TR must be marked with the national conformity sign. All conformity and sanitary certificates issued before the TR enters into force, are to remain valid until their normal expiration date.

Law: Technical Regulation on the Safety of Oil and Fat Products, Decree No. 520 of 19 July 2017.

Cannabis

Cannabis evolution in Uzbekistan (source https://cannabislaw.report/uzbekistan-uzbek-french-company-to-grow-hemp-for-industrial-purposes-in-khorezm/)

The Uzbek-French company ABM ORGANICS plans to launch a project for the cultivation of technical hemp, a variety of the Cannabis sativa plant species, in the Khorezm region of Uzbekistan (the Kazakh media Kursiv reported with reference to the Dunyo Uzbek news agency). The signing ceremony of the constituent documents of this organization was held in Paris, the main shareholders of which are the Uzbek company Marafon Finlex and the French company Opal & Co.

According to Uzbek agency Dunyo, this company will look for new growth points in the economy. According to the news agency, the technical hemp industry in the future will become a priority for the green economy not only in France. This plant, in comparison with cotton, consumes five times less water and is a practically non-waste raw material. Note that some varieties of cannabis are used in the pharmaceutical, light, paper and other industries.

The government of Uzbekistan previously decided for industrial purposes to grow cannabis with a drug content of tetrahydrocannabinol up to 0.2%. Growing such plants in Uzbekistan is a state monopoly.

Canada

In Canada; Cannabis (source: https://www.justice.gc.ca/eng/cj-jp/cannabis/)

You can only sell, process, grow, do R&D and analytical work on Cannabis if you have obtained a permit.

The Cannabis Act creates a strict legal framework for controlling the production, distribution, sale and possession of cannabis across Canada. The Act aims to accomplish 3 goals:

Keep cannabis out of the hands of youth.

Keep profits out of the pockets of criminals.

Protect public health and safety by allowing adults access to legal cannabis.

What is legal as of October 17, 2018:

Subject to provincial or territorial restrictions, adults who are 18 years of age or older are legally able to:

Possess up to 30 grams of legal cannabis, dried or equivalent in non-dried form in public.

Share up to 30 grams of legal cannabis with other adults.

Buy dried or fresh cannabis and cannabis oil from a provincially-licensed retailer in provinces and territories without a regulated retail framework. Individuals are able to purchase cannabis online from federally-licensed producers.

Grow, from licensed seed or seedlings, up to 4 cannabis plants per residence for personal use.

Make cannabis products, such as food and drinks, at home as long as organic solvents are not used to create concentrated products.

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As of October 17, 2019, cannabis edible products and concentrates are legal for sale.

Possession limits for cannabis products:

The possession limits in the Cannabis Act are based on dried cannabis. Equivalents were developed for other cannabis products to identify what their possession limit would be.

One (1) gram of dried cannabis is equal to:

5 grams of fresh cannabis.

15 grams of edible product.

70 grams of liquid product.

0.25 grams of concentrates (solid or liquid).

1 cannabis plant seed.

This means, for example, that an adult 18 years of age or older, can legally possess 150 grams of fresh cannabis.

Cannabis for medical purposes:

The current regime for medical cannabis will continue to allow access to cannabis for people who have the authorization of their healthcare provider.

Protecting youth:

The Cannabis Act has several measures that help prevent youth from accessing cannabis. These include both age restrictions and restricting promotion of cannabis.

Age restrictions:

No person may sell or provide cannabis to any person under the age of 18. There are 2 criminal offences related to providing cannabis to youth, with maximum penalties of 14 years in jail:

Giving or selling cannabis to youth:

Using a youth to commit a cannabis-related offence.

Restricting promotion and enticement:

The Cannabis Act helps discourage youth cannabis use by prohibiting:

Products that are appealing to youth:

Packaging or labelling cannabis in a way that makes it appealing to youth.

Selling cannabis through self-service displays or vending machines.

Promoting cannabis, except in narrow circumstances where young people could not see the promotion.

Penalties for violating these prohibitions include a fine of up to $5 million or 3 years in jail.

Protecting public health:

The Act protects public health through creating strict safety and quality regulations. In addition, public education efforts are currently underway to raise awareness about safety measures and any potential health risks.

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Strict regulation:

Federal, provincial and territorial governments share responsibility for overseeing the cannabis regulation system.

The Federal government's responsibilities are to set:

Strict requirements for producers who grow and manufacture cannabis.

Industry-wide rules and standards, including:

Types of cannabis products available for sale.

Packaging and labelling requirements for products.

Standardized serving sizes and potency.

Prohibitions on the use of certain ingredients.

Good production practices.

Tracking requirements of cannabis from seed to sale to keep it out of the illegal market.

Restrictions on promotional activities.

Be sure to check local laws in your province. Provinces and territories are responsible for developing, implementing, maintaining and enforcing systems to oversee the distribution and sale of cannabis. They are also able to add their own safety measures, such as:

Increasing the minimum age in their province or territory (but not lowering it).

Lowering the personal possession limit in their jurisdiction.

Creating additional rules for growing cannabis at home, such as lowering the number of plants per residence.

Restricting where adults can consume cannabis, such as in public or in vehicles.

Public education:

The Government of Canada has committed close to $46 million over the next five years for cannabis public education and awareness activities. These are to inform Canadians, especially youth, of the health and safety risks of cannabis consumption.

Our Business Model

Fuel

The main feature of our plan is to manufacture, sell and deliver Bio-Oil. Our product’s trade name is ABOT-Inside. Information regarding the Company and our planned operations are contained within our website: www.ABOT-Inside.com. ABOT-Inside is not a “direct-to-fuel consumer” product; it cannot be used directly into a vehicle without it being transformed first into a biodiesel by a refiner. Initially, we plan to locate our first fermentation facility near Denver, Colorado; seeking to sell ABOT-Inside to local biodiesel refineries. We will develop and establish more fermentation facilities as funds may allow. After fermentation is complete, we will likely store ABOT-Inside in portable tanks.

Delivery of ABOT-Inside, once fully processed by us, will be either by truck or rail. Funds allowing, we will purchase delivery trucks to haul the portable tanks. Otherwise, we will sub-contract delivery.

We plan to establish and operate multiple fermentation facilities. If funds and favorable negotiations are in place, we also plan to acquire fermentation facilities. We may enter into joint venture relationships as a means to have more Bio-Oil facilities in production.

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ABOT-Inside pricing will be on a cost-plus-profit basis, as determined from time to time by our Management and as applied to the conditions of the local or regional market for our products and services. Our cost will depend largely on the expenses involved in our overhead, operating and maintaining our facilities and the cost of obtaining raw materials for our Bio-Oil. We plan to institute an ongoing study and lab testing to assist us in our acquisition of Bio-Oil raw materials.

Assuming we have multiple facilities in operation, and assuming space is available per facility, we plan to increase capacity of every facility every year by approximately 790,000 gallons. As already mentioned, depending of available funding, we may start out with a micro facility in Colorado (about 1 million liters; 264,172 gallons). We plan to introduce our technology to the United States Navy for use on its aircraft carriers. We don’t know if this possible contact will result in a business relationship.

Biodegradable/Bio-based Lubricants and Greases

The use of vegetable oils and animal fats for lubrication purposes has been practiced for many years. With the discovery of petroleum and the availability of other inexpensive oils, alternatives became unattractive and were left by the wayside.

Attention was refocused on vegetable oils during wartime and oil shortage situations. For example, during World War I and World War II, the use of vegetable oils for fuel, lubricants, greases and energy transfer increased rapidly. Also, the oil embargo of 1973 brought needed attention to alternatives for petroleum oils.

Over the past two decades, a renewed interest in vegetable oil-based lubricants has occurred as environmental interest has increased. In Europe during the 1980s, various mandates and regulations were placed on petroleum products necessitating the use of biodegradable lubricants. During the 1990s, many American companies began developing biodegradable products.

A prime example is when the Mobil corporation introduced its Environmental Awareness Lubricants (EAL) line of hydraulic fluids prior to 2009. The Lubrizol Corporation also developed considerable quantities of additives and sunflower oil-based lubricants. However, the lack of regulatory mandates in the United States, as well as the availability of post-Desert Storm low-cost oil, made biodegradable oils too expensive to compete.

The Global Lubricants Market Size is Projected to Reach USD 182.6 Billion by 2025 from USD 157.6 Billion in 2020, at a CAGR of 3% (Compound Annual Growth Rate). https://news.yahoo.com/global-lubricants-market-size-projected-164000379.html.

The growth is anticipated primarily due to development in the Asia Pacific and the Middle East & Africa region post-COVID-19 recovery, coupled with the rise in the Industrial sector. The factors restraining the growth of this market are the high cost of synthetic and bio-based lubricants.

Mineral oil was the largest segment in the global lubricants market in 2019. The easy availability and low cost of mineral oil-based lubricants are expected to drive the market in the transportation application. Moreover, this segment is expected to be driven by the increasing demand from Asia-Pacific and the Middle East & Africa. However, the mineral oil-based lubricants segment in North America and Europe will register low growth due to a change in demand patterns and government regulations.

Engine oil was the largest segment in the global lubricants industry, by product type in 2019. Its wide usability coupled with the rising demand from the transportation industry, construction & mining industry, especially from construction & mining vehicles and equipment drives the growth of the segment. However, the metalworking fluid segment is projected to grow at higher CAGR during the forecast period. This high growth is attributed majorly to the rising demand for the metal in various industrial sectors.

The need for lubricants is high in the transportation sector. The rising number of on-road vehicles, especially in China, India, and ASEAN, are the major factors contributing to the growth of this segment. Southeast Asian Nations (ASEAN) has 10 member states, and two candidate/observer states, East Timor and Papua New Guinea. ASEAN was founded on August 8, 1967 with five members: Indonesia, Malaysia, the Philippines, Singapore, and Thailand and since has added Brunei, Vietnam, Laos, Myanmar and Cambodia. It is headquartered in Jakarta. Another factor associated with this growth is the growing emphasis on logistics and supply chain requirements for various industrial units. Thus, the growth of the industrial sector will also drive the market for transportation lubricants, especially from the commercial vehicle segment.

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ASEAN member states

Flag	Country	Capital	Area (km2)	Population	Density (/km2)	GDP per cap. (PPP)[3]	HDI[4]	Currency	Official languages	Leaders		Accession [5]
										Heads of State	Heads of Government
	Brunei Nation of Brunei, the Abode of Peace	Bandar Seri Begawan	5,765	411,900 [6]	65	76,743	0.853	Brunei dollar (BND; B$)	Malay	Sultan Hassanal Bolkiah		7 January 1984
	Cambodia Kingdom of Cambodia	Phnom Penh	181,035	15,626,444 [7]	78	4,010	0.582	Cambodian riel (KHR; ៛)	Khmer	King Norodom Sihamoni	Prime Minister Hun Sen	30 April 1999
	Indonesia Republic of Indonesia	Jakarta	1,904,569	255,975,000 [8]	113	12,378	0.707	Indonesian rupiah (IDR; Rp)	Indonesian	President Joko Widodo		8 August 1967
	Laos Lao People's Democratic Republic	Vientiane	236,800	6,492,400 [9]	24	7,367	0.601	Lao kip (LAK; ₭)	Lao	President Bounnhang Vorachit	Prime Minister Thongloun Sisoulith	23 July 1997
	Malaysia	Kuala Lumpur	329,847	31,427,096 [10]	72	28,871	0.802	Malaysian ringgit (MYR; RM)	Malaysian	Sultan Abdullah	Prime Minister Muhyiddin Yassin	8 August 1967
	Myanmar Republic of the Union of Myanmar	Naypyidaw	676,578	51,419,420 [11]	81	6,285	0.578	Myanmar kyat (MMK; K)	Burmese	President Win Myint	State Counselor Aung San Suu Kyi	23 July 1997
	Philippines Republic of the Philippines	Manila	343,448	103,371,800 [12]	295	8,229	0.712	Philippine peso (PHP; ₱)	Filipino and English	President Rodrigo Duterte		8 August 1967
	Singapore Republic of Singapore	Singapore	707.1	5,535,000 [13]	6,619	90,531	0.932	Singapore dollar (SGD; S$)	Malay , Mandarin , English , and Tamil	President Halimah Yacob	Prime Minister Lee Hsien Loong	8 August 1967
	Thailand Kingdom of Thailand	Bangkok	513,115	65,339,612 [14]	126	17,786	0.755	Thai baht (THB; ฿)	Thai	King Vajiralongkorn	Prime Minister Prayut Chan-o-cha	8 August 1967
	Vietnam Socialist Republic of Vietnam	Hanoi	331,690	92,700,000 [15]	248	6,876	0.694	Vietnamese đồng (VND; ₫)	Vietnamese	President Nguyễn Phú Trọng	Prime Minister Nguyễn Xuân Phúc	28 July 1995
	ASEAN Association of Southeast Asian Nations	—	4,479,210	625,000,000 [16]	135	5,869 [17]	0.669 (UNDP cal.)	—	—	Secretary General : Lim Jock Hoi		—

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ASEAN candidate/observer states

See also: Enlargement of the Association of Southeast Asian Nations

Flag	Country	Capital	Area (km2)	Population	Density (/km2)	GDP per cap. (PPP)	HDI	Currency	Official languages	Leaders	Status
	East Timor Democratic Republic of Timor-Leste [21]	Dili	14,874	1,231,116 [22]	76.2	4,928	0.620	United States dollar (USD; $)	Tetum and Portuguese	Head of state: Francisco Guterres Head of government: Taur Matan Ruak	Observer
	Papua New Guinea Independent State of Papua New Guinea [23][24]	Port Moresby	462,840	7,400,000 [25]	14.5	2,399	0.491	Papua New Guinean kina (PGK; K)	English , Tok Pisin , and Hiri Motu	Head of state: Elizabeth II Governor-General: Bob Dadae Head of government: James Marape	Observer

Source; https://en.wikipedia.org/wiki/Member_states_of_the_Association_of_Southeast_Asian_Nations.

APAC (Asian Pacific) is the largest lubricant market. The high growth of the emerging economies and the increasing disposable income in the region make APAC an attractive market for lubricants. The tremendous growth of production and increased trade are primarily responsible for the high consumption of lubricants, thus, driving market growth.

https://news.yahoo.com/global-lubricants-market-size-projected-164000379.html.

We recommend studying this report from Laura Wood. It segments the market for lubricants based on base oil, product type, end-use industry, and region, and provides estimations for the overall market size across various regions. A detailed analysis of key industry players has been conducted to provide insights into their business overviews, products & services, key strategies associated with the market for lubricants. https://www.globenewswire.com/news-release/2020/05/26/2038394/0/en/Global-Bio-Lubricants-Market-2019-to-2025-By-Base-Oil-Type-Application-End-use-Region-Competition-Forecast-Opportunities.html.

The key players profiled in the report include as Royal Dutch Shell (Netherlands), ExxonMobil (U.S.), BP PLC (U.K.), Chevron Corporation (U.S.), Total S.A. (France), Petrochina Company Limited (China), Idemitsu Kosan Co. Ltd. (Japan), Sinopec Limited (China), Fuchs Petrolub AG (Germany), Valvoline (U.S.), Lukoil (Russia), Petronas (Malaysia), Gazprom Neft (Russia), and Pertamina (Indonesia), among others.

The report also provides insights on the following pointers:

Market Penetration: Comprehensive information on lubricants offered by top players in the global market.

Market Development: Comprehensive information about lucrative emerging markets - the report analyzes the markets for lubricants across regions.

Market Diversification: Exhaustive information about new products, untapped regions, and recent developments in the global lubricants market.

Competitive Assessment: In-depth assessment of market shares, strategies, products, and manufacturing capabilities of leading players in the lubricants market.

Impact of COVID-19 on the Lubricants Market.

Market Dynamics.

Drivers:

Increased Demand for High-Performance Engines Leading the Lubricants Industry to Evolve and Grow.

Expansion of Refinery Capacities Driving the Market for Group II and Group III Base Oil.

Emission and Fuel Economy Norms to Drive Demand for Lubricants in Emerging Markets After COVID-19.

Lower Crude Oil Prices will Benefit Lubricants Suppliers After COVID-19.

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Restraints:

Shift Toward Synthetic Lubricants Causing Shrink in the Overall Demand for Lubricants.

Growth in Demand for Hybrid Vehicles and Increasing Battery Price Parity.

Opportunities:

Leveraging E-Commerce Industry to Increase Customer Reach.

Demand for Renewable Energy to Positively Impact the Lubricants Market

Challenges.

Stringent Environmental Norms and Continuous Reforms by Governments

Companies Profiled:

Royal Dutch Shell

ExxonMobil Corporation

BP PLC

Chevron Corporation

Total SA

Petrochina Company Limited

Idemitsu Kosan Co. Ltd.

Sinopec Limited

Fuchs Petrolub AG

JXTG Group

Valvoline

Lukoil

Petronas

Pertamina

Gazprom Neft

Indian Oil Corporation Limited

Phillips 66

Hindustan Petroleum Corporation Limited (HPCL)

Petrobras

Pharmaceutical Industry

Our plan is to manufacture crude Bio-Oil in fermenters and provide “feed stock” Bio-Oil to biodiesel companies and other users of Bio-Oil. That same technology can be used to ferment the carbon molecule linked to specific plants to create a new generation of oils that stem from the reaction of the yeast or enzymes with the stock carbon molecules from the particular plant species. ABOT plans, assuming available funding, to acquire presses to extract oils from plants and seeds and will have oils that will be destined for the table, the mechanical industry or health medical space.

Zollaris has received two licensing authorizations from Health Canada for the development of Research and Development & Analytical trials of cannabis and other plants in various facilities. The goal is for ABOT to make the acquisition of Zollaris and its facility by the end of 2021. This facility will be GMP and GLP certified by FDA and Health Canada. It plans to produce face masks that are antiviral and antibacterial. It also plans to produce sanitizers to be sold all over North America, thereby helping to reduce our dependency on the importation of these essential products.

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Bio-Oil uses are numerous; here some of the major uses:

1.The use of Bio-Oils or essential oils on skin stretch marks have been used since the days of the Pharaohs.

2. If a skin breakout has left you with dark acne scars, try Bio-Oil to fade them.

3. Despite our best efforts, we all get a sunburn every once in a while. To prevent peeling and soothe burned skin, try Bio-Oil.

4. Treat extra dry skin after a tattoo removal. Use Bio-Oil on the affected area.

5. Treat and prevent flaking by applying Bio-Oil to your ear lobes after too much sun.

6. Apply Bio-Oil to soothe burned skin.

7. If you suffer with dry, cracked elbows, rub on Bio-Oil to make them soft and moisturized.

8. Apply Bio-Oil to an over-treated pimple to soften and heal the spot.

9. Rub Bio-Oil into dry and cracked heels to get smooth sandal-friendly feet.

10. Apply Bio-Oil to a dried-out cold sore to soothe and repair skin.

11. Massage Bio-Oil vigorously after getting a mole or suspicious lump removed to help prevent scarring.

12. Peeling cuticles? If your nails are looking less than perfect, try Bio-Oil to moisturize and protect your hands.

13. As summer approaches, we all want smooth legs for our short-shorts. Bio-Oil helps moisturize legs to prevent peeling and gives them a silky sheen.

14. Scratchy scalp? A drop of Bio-Oil can help reduce itching and flaking.

15. The winter months can suck the moisture out of your skin. Bio-Oil helps flakiness disappear.

16. Use Bio-Oil as your night cream to help promote even skin tone and fight dryness.

17. Tame pesky fly-aways with Bio-Oil, a great option for use as a hair serum.

18. Say so long to tired eyes. Apply Bio-Oil under your eyes to help reduce dark circles.

19. Add a few drops of Bio-Oil to your bath, for a luxurious bath experience. It will leave your skin feeling soft and nourished

20. Everyone loves a massage. Relax and treat your skin at the same time. Opt for Bio-Oil as your massage oil.

21. Mix Bio-Oil with your favorite moisturizer and apply to skin immediately following your shower. Another great way to help improve skin elasticity.

22. Apply before stepping into your shower to seal in a spray tan.

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23. Mix a drop of Bio-Oil with your favorite skin-bronzer for a sexy sheen look.

24. Rub a tiny tab of Bio-Oil over your lips to soften your pout.

25. Bio-Oil has a beautiful light powdery scent that can be worn alone a fragrance.

26. Prevent sunless tanning mishaps by applying Bio-Oil to your knees and elbows to prevent streaking.

27. Apply Bio-Oil as a pre-shave treatment (men and women) and for a softer shave.

28. Use Bio-Oil to clean makeup brushes.

29. Rub Bio-Oil into skin to help reduce the appearance of cellulite.

30. Apply Bio-Oil to your nail beds to promote healthy nails.

31. Apply Bio-Oil to your hair before taking a dip to protect hair from chlorine while swimming.

32. Apply Bio-Oil post-peel to stop flaking.

33. Mix your favorite powder eye shadow or blush with a little Bio-Oil before applying for a sexy sheen.

34. Dab a little Bio-Oil onto pulse points during a stressful day to stay calm and Zen.

35. Soothe freshly plucked brows by applying Bio-Oil.

36. Try a dab of Bio-Oil to calm irritated skin due to costume jewelry.

37. Biodegradable/Bio-Oil based lubricants and greases.

The use of vegetable oils and animal fats for lubrication purposes has been practiced for many years. With the discovery of petroleum and the availability of other inexpensive oils, alternatives became unattractive and were left by the wayside.

Attention was refocused on vegetable oils during wartime and oil shortage situations. For example, during World War I and World War II, the use of vegetable oils for fuel, lubricants, greases and energy transfer increased rapidly. Also, the oil embargo of 1973 brought needed attention to alternatives for petroleum oils.

Over the past two decades, a renewed interest in vegetable oil-based lubricants has occurred as environmental interest has increased. In Europe during the 1980s, various mandates and regulations were placed on petroleum products necessitating the use of biodegradable lubricants. During the 1990s, many American companies began developing biodegradable products.

A prime example is when the Mobil corporation introduced its Environmental Awareness Lubricants (EAL) line of hydraulic fluids prior to 2009. The Lubrizol Corporation also developed considerable quantities of additives and sunflower oil-based lubricants. However, the lack of regulatory mandates in the United States, as well as the availability of post-Desert Storm lower-cost oil, made biodegradable oils too expensive to compete (at that time).

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3.8 Use of Castor Bean Bio-Oil

Castor oil makes a wonderful lubricant for scissors.

Castor oil works great to remove tiredness from around your eyes.

If you tend to have dry scalp or dandruff, you can rub a little castor oil into your scalp and massage it in to alleviate the flakes and itchiness.

Massaging castor oil into achy joints will give you a bit of relief from the pain of arthritis.

While you should use caution anytime you ingest castor oil (because it works so well as a laxative), mixing just a teaspoon into orange or cranberry juice each morning will keep your bowels working regularly.

You can apply castor oil directly to your skin if you want a more youthful glow.

Antimicrobial - Researchers in Iran found www.doiserbia.nb.rs/img/doi/0354-4664/2010/0354-46641003633G.pdf that castor oil also could counteract “pathogenic microorganisms” that could potentially infect wounds on the skin.

Antifungal - At least one study www.drericz.com/antifungal-essential-oils has shown that castor oil packs in antifungal properties and is useful in combating the wood-decaying fungus known as white-rot, making it one of the best natural remedies against fungal infections. It is also added to antifungal drugs such as Miconazole, used to treat athlete’s foot, ringworm, jock itch, etc.

Castor seed oil, from the castor bean plant or castor plant, has long been used as a lubricant and food preservative. The popularity of oil for engine use has faded. Though it allows for aircraft and motor vehicle engines to run cool, it tends to gum up in car engines, necessitating more frequent oil changes.

Funds permitting, fermenters will be manufactured, installed and utilized to ferment our lipid production (the process of producing our Bio-Oil). Lipids are a group of naturally occurring molecules that include fats, waxes, sterols, fat-soluble vitamins (such as vitamins A, D, E, and K), monoglycerides, diglycerides, triglycerides, phospholipids, and others. Funds allowing, we anticipate our initial fermenting facility in the United States will have twelve (12) fermenters, each with a capacity of approximately 66,043 gallons. The raw materials for our Bio-Oil are carbon biodegradable molecules. We plan to obtain the raw materials from residue from the transformation of oil into biodiesel and other Bio-Oil products and from any agricultural byproduct that will be tested for carbon biodegradable molecules.

Our goal and intention is to raise money hereby to be utilized for operating capital and to build at least one Bio-Oil fermenting facility in the State of Colorado in the United States with a minimum annual capacity of 792,516 gallons (approximately 3 million liters) for distribution anywhere we are able to establish customer orders; primarily in North America. Upon full subscription hereof, our plan is to build a second Bio-Oil fermenting facility of like capacity on the East Coast of the United States.

Food Industry

A variety of table oils are pressed from various plant seeds. Providing a list of these Bio-Oils would be too long and cumbersome. If the price of table oil is more expensive than fuel or pharmaceuticals products, then ABOT will sell table oil to generate revenues. The market price of our pressed Bio-Oil will determine our product selection.

The production volume of vegetable oil in the 2019/2020 crop year exceeded 200 million metric tons worldwide. Among the major categories of vegetable oil, palm oil had the highest volume of production, at 75.7 million metric tons in that period.

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Worldwide production major vegetable oils, 2012-2020 ...

www.statista.com/statistics/263933/production-of-vegeta…

Possible Joint Venturing

Another of our business goals is setting up joint ventures for manufacturing facilities (lipid production) and, as a result, getting paid by the joint ventures for the licensing of our know-how and technology. This will not be franchising. If we are unable to raise the entire $25 million sought in this offering, we will seek joint venture relationships for the Colorado facility to share construction and operation costs and ownership. If we can construct and operate the Colorado facility through use of our own funds, then we will seek joint venture relationships with a plan toward building and operating more facilities. Consulting, turn-key construction of facility, training and operational personnel will be supplied by us as part of these planned joint ventures. Our joint venture with Zollaris may supply half, if not all, joint venture start-up financing (depending on how the joint venture is structured). We believe facilities with an annual capacity of approximately 790,000 gallons will cost approximately $10 million each to construct and have ready to operate, including equipment and training of personnel. Assuming a cash investment of 50-50 between us and a joint venture participant, net profit will be split 50-50 as well and we hope for an annual ROI (return on investment) of 20% to 25% divided equally between us and a joint venture.

In the meantime, Zollaris has applied for a ethanol production permit to produce on-site alcohol destined for the health care sector. As of May 27, 2020, Zollaris applied for a permit and a $5000 deposit with Revenue Canada was requested. This permit should arrive in the summer or fall of 2020. The next step, funds allowing, is to purchase distillers (about $40,000 investment) allowing for the production of alcohol/ethanol. Following that, we plan to buy a $250,000 gel bottler and start producing hand gel by September of this calendar year or as soon as possible thereafter (given Covid-19 concerns). This small operation will be the window of technology to expand and allocate more future money to make the project bigger and better.

Biodiesel Facilities/Technical Descriptions

Upon adequate funding, ABOT will manufacture bio oil and either sell it to biodiesel facilities or use it to manufacture biodiesel ourselves. A typical small to medium sized production facility will have annual capacity to produce 1 million gallons of biodiesel, which can be added to in future years to double or triple production capacity with modest capital expenditure. We plan to sell our biodiesel worldwide with a hoped-for typical gross profit margin of 26% pre-tax.

If we produce biodiesel fuel it will have the same performance features as that of conventional diesel, at a competitive price, but has the added benefit of being ecologically safe. Our biodiesel product may be sold locally or internationally. Pure biodiesel (B100) should meet industry standards: ASTM D6751 or EN 14214. B1 to B5 blends used in on-road vehicles should meet specification CAN/CGSB-3.520:

The funding will allow ABOT to research technology or know-how to produce stable batches of Bio-Oils for therapeutic, pharmaceutical, cosmetic and food use. This also supplies a technology of extraction that will allow the separation of the medicinal properties of the oil from the inert or inactive remaining residues. The remaining inactive portion of the extracted pharma oil will be transformed into a biodiesel and the medicinal extract will transform into a therapy. What will be retained for human treatment or consumption will need to comply with FDA or Health Canada rules. Although steam distillation is the most well-known technique for extracting essential oil from plants, there are several other methods that are used to remove and concentrate the aromatic constituents from plant materials. Here is a brief description of each method and their influence on the aromatherapeutic properties and fragrance of the oil: essential oils are produced in the cells of aromatic plants and are held in specialized glands. They are released from the plant and collected (concentrated) most often through steam distillation (and sometimes hydro or water distillation or a combination thereof). Distillation is a method of separating components based on differences in volatile constituents in a heated mixture. Steam distillation involves bubbling steam through the plant material. The temperature of steam is easily controlled, making it ideal for heat-sensitive essential oils. The essential oils contained in plants are immiscible (not forming a homogeneous mixture when added together) in water and have a higher boiling point, allowing the essential oil to vaporize at a lower temperature than it would normally on its own. Other methods used to create pure essential oils are dry or vacuum distillation, dry/destructive distillation, and expression (for citrus peels). Expression, also referred to as "cold pressed", is a method where oil is obtained by using high mechanical pressure to literally squeeze the oil from the plant material. Concretes and Absolutes are highly concentrated aromatic materials extracted from plants. The multi-step process includes first extracting the aromatic oil from the plant material with a solvent such as hexane. After the hexane is removed what is left behind is a waxy substance called a concrete. This semi-solid to solid highly fragrant material contains a large amount of pigments and waxes. Due to their waxy texture, concretes are perfect for making solid perfumes. They have a somewhat delicate, yet long lasting aroma and are soluble in both carrier oil and alcohol, though often it is necessary to filter any insoluble waxes and solid material that remains.

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From the concrete, the aromatic oils are then extracted and separated from most of the plant waxes and non-aromatic material containing ethyl alcohol. After the ethyl alcohol is removed, the remaining substance is called an Absolute. An Absolute is the most concentrated form of natural fragrance, with an aroma close to the plant from which it came and is highly regarded in natural perfumery. Absolutes still contain some waxes and pigments along with other constituents from the plant but are mostly comprised of the concentrated aromatic oil. In addition, Absolutes usually contain a small percentage of alcohol remaining from the second phase of the extraction process (typically up to 2 or 3 percent).

Absolutes differ from essential oils in that essential oils do not contain waxes, are much lighter in color or have no color, and have a lighter aroma. Essential oils are typically used in skincare and for therapeutic purposes, while Absolutes and concretes are for natural perfumery. CO2 (carbon dioxide) extracts display some of the characteristics of both essential oils and Absolutes. Like essential oils, they contain many beneficial therapeutic properties. But unlike Absolutes, they are not extracted with petrochemical solvents such as Hexane. Instead, they are extracted with CO2 gas under pressure at ambient temperature. Under normal atmospheric conditions CO2 is a gas, but when highly compressed it becomes supercritical - neither a gas nor a liquid.

Supercritical CO2 is an excellent organic solvent that is used to extract aromatic oils from plants. The procedure is fast and gentle and is completely enclosed to prevent the presence of oxygen, thus preserving the composition of the chemical constituents. Highly volatile top notes are not lost, and the bottom notes of less volatile and sensitive oxygenated sesquiterpenes are fully preserved as well. Hydrolysis of terpene (any of a large group of volatile unsaturated hydrocarbons found in the essential oils of plants, especially conifers and citrus trees) esters or the loss of terpene alcohols in the heart notes is also largely avoided during extraction. Another impressive benefit of CO2 extraction is that once the oil is extracted from the plant material, the supercritical CO2 is returned to its gaseous state at normal air pressure, quickly and completely dissipating and without generating toxic waste.

Depending on the pressure used, a "select" or "total" extract will result. Select extracts are created at lower pressures and are more like essential oils, being fully mobile liquids with mostly volatile constituents making up the vast majority of the extract. Total extracts are created using higher pressures and contain a higher molecular weight, lipophilic constituents of the plant, can be thicker or waxier, and more closely resemble the whole plant rather than just the essential oil fraction of the plant.

Because of the stability and versatility of CO2 extracts, and since they display some very favorable characteristics not found in essential oils, they are enthusiastically used by food, body care, and herbal product manufacturers. The attractiveness of supercritical CO2 extraction is shown by the already existing industrial applications of natural hop extraction, decaffeination of tea and coffee, defatting of cocoa powder and extraction of herbs and spices, to name a few. But with wider availability these extracts are now finding enthusiasts in aromatherapy and natural perfumery.

Other benefits of CO2 extracts:

•	the extraction process happens at lower temperatures than steam distillation (up to 40˚C / 104˚F).

•	carbon dioxide is nontoxic, odorless, and is easily removed from the extracted oil at the end of the process.

•	they are more stable and have a long shelf life.

•	they contain no carbohydrates, inorganic salts, proteins/allergens, or germs.

•	they meet strict heavy metal requirements.

Our planned organic extracts will be made using modernized technology similar to the ancient method of effleurage (gentle extraction of oil from precious flowers by soaking them first in vegetable fat, then using alcohol as a solvent to separate the oils from the fat). The extraction process uses only certified organic solvents such as fixed oils and alcohol to coax the aromatic essence out of the plant material. The resulting bio-available essence, extracted without added heat, captures the intricate aroma of the original plant material.

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These oils are best used for body care and aromatherapy due to the 'aliveness' of the essences. However, natural perfumers who wish to create organic perfumes will also love these oils. This new technology for the first time allows Jasmine, Carnation and Tuberose - in the form of organic extracts - to be used for true aromatherapy purposes, whereas previously they had only been available as Absolutes and therefore had not been recommended for therapeutic applications. https://www.edenbotanicals.com/extraction-methods.

1. SCOPE (applicable standard) – Biodiesel

1.1 This standard applies to two types of automotive diesel fuel containing low levels of biodiesel: Type A-ULS, Bx and Type B-ULS, Bx. ULS stands for ultra low sulphur.

1.1.1 Bx represents biodiesel fuel containing a range of 1% to 5% percent by volume of biodiesel component.

1.2 Fuel to this standard is intended for use in high-speed diesel engines that require ultra-low sulphur diesel fuel to meet emission control regulations and in high-speed diesel-powered equipment.

1.3 Limiting values of significant properties are prescribed for two types of diesel fuel containing low levels of biodiesel. These types and their general applicability for use in diesel engines are broadly indicated as follows.

1.3.1 Type A-ULS is intended for use in selected applications such as urban buses, underground mining or when ambient temperatures require better low temperature properties than provided by Type B-ULS.

1.3.2 Type B-ULS is intended for use in diesel engine applications.

1.4 Types A-ULS and B-ULS may be used interchangeably with fuel meeting CAN/CGSB-3.517, Types A-ULS and B-ULS, respectively.

1.5 Users of fuel meeting this standard are advised to refer to the owner’s manual of their vehicle, engine or equipment, or to consult with their equipment’s manufacturer, regarding the suitability of the specific fuel blend prior to its use.

1.6 The testing and evaluation of a product against this standard may require the use of materials and/or equipment that could be hazardous. This document does not purport to address all the safety aspects associated with its use. Anyone using this standard has the responsibility to consult the appropriate authorities and to establish appropriate health and safety practices in conjunction with any applicable regulatory requirements prior to its use.

ASTM D6751-08 details standards and specifications for biodiesels blended with middle distillate fuels. This specification standard specifies various test methods to be used in the determination of certain properties for biodiesel blends. Some of the tests mentioned include flash point and kinematic viscosity.

There is a standard set by the standards organization ASTM International that will guide us. ASTM International is one of the largest voluntary standards development organizations in the world. It sets technical standards for materials, products, systems, and services. ASTM International standards have an important role in the information infrastructure that guides design, manufacturing and trade internationally. ASTM International, originally known as the American Society for Testing and Materials (ASTM), was formed over a century ago, when a group of engineers and scientists got together to address frequent rail breaks in the burgeoning railroad industry. Their work led to standardization on the steel used in rail construction, ultimately improving railroad safety for the nation. As the century progressed and new industrial, governmental and environmental developments created new standardization requirements, ASTM responded with consensus standards that have been widely adopted internationally.

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1.	EN 14214

EN 14214 is a standard published by the European Committee for Standardization that describes the requirements and test methods for FAME - the most common type of biodiesel. The technical definition of biodiesel is a fuel suitable for use in compression ignition engines that is made of fatty acid mono-alkyl esters derived from biologically produced oils or fats including vegetable oils, animal fats and micro-algal oils. When biodiesel is produced from these types of oil using methanol, fatty acid methyl esters are produced. Biodiesel fuels can also be produced using other alcohols, for example using ethanol to produce fatty acid ethyl esters, however these types of biodiesel are not covered by EN 14214 which applies only to methyl esters i.e. biodiesel produced using methanol. Our process supersedes CAN/CGSB-3.520-2011; another testing standard. Definitions of mono-alkyl esters: A biodiesel consisting of mono alkyl esters is one type of a renewable diesel fuel derived from a number of vegetable oils or animal fats. Definition of Micro-algal oils: Algae fuel, algal biofuel, or algal oil is an alternative to liquid fossil fuels that uses algae as its source of energy-rich oils.

This standard applies to two types of diesel fuel, Type A, and Type B, suitable for use in high-speed diesel engine powered equipment for on-road and off-road applications and in select equipment powered by medium speed diesel engines. Type A and Type B differs from No’s 1, 2 and 4 (mentioned on the Summary of the Business above) in uses, the refining process (purity of the process) and ULS based on suspended solids in the fuel.

Type A is intended for use in selected applications such as urban buses, underground mining or when ambient temperatures require better low temperature properties than provided by Type B.

Fuel meeting this standard may be used for underground mining applications that were formerly covered by CAN/CGSB-3.16. A generator can use a biofuel that has extra fatty material as compared to a tractor trailer engine therefore a low purity can be used for equipment and higher purity for truck and car engines that are more sensitive and clog easier through the filtering systems they employ.

Users of fuel meeting this standard are advised to refer to the owner’s manual of their vehicle, engine or equipment, or to consult with their equipment’s manufacturer, regarding the suitability of the specific fuel blend prior to its use. Note - This is a standard disclaimer that engine builders like Volvo or Caterpillar include in their engine specifications.

The testing and evaluation of a product against this standard may require the use of materials and/or equipment that could be hazardous. This document does not purport to address all the safety aspects associated with its use.

Anyone using this standard has the responsibility to consult the appropriate authorities and to establish appropriate health and safety practices in conjunction with any applicable regulatory requirements prior to its use.

Human Uses

Bio-Oils created or extracted for human consumption are scientifically scrutinized before ingested or otherwise applied for human use. The USA Food & Drug Administration (“FDA”) standards require the creation of protocols that test toxicity, planned medical applications and the identification of potential side effects. These standards and protocols are well established, and adhered to, by the FDA prior to approval of an FDA drug number. The following are links to some of the regulatory information/actions regarding avocado, hemp and coriander seed oils examples:

•	NDI 1008 - Avocado Oil from Anthony Washington Industries LLC

Attachment: Letter from FDA CFSAN to Anthony Washington Industries LLC re NDI 1008 Avocado Oil

Other by FDA on 10/20/2017 ID: FDA-2017-S-0023-0063

•	NDI 1008 - Avocado Oil - Original NDI Notification

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Supporting & Related Material by FDA on 10/20/2017 ID: FDA-2017-S-0023-0064

NDI 1012 - Hemp Oil from Honest Globe Inc.

- Attachment Title: Letter from FDA/CFSAN to Honest Globe Inc. re NDI 1012 - Hemp Oil

Other b  FDA on 10/20/2017 ID: FDA-2017-S-0023-0069

•	NDI 1012 - Hemp Oil - Original NDI Notification

Supporting & Related Material by FDA on 10/20/2017 ID: FDA-2017-S-0023-0070

NDI 1068- Coriander Seed Oil - Original Notification

Supporting & Related Material by FDA o  06/29/2018 ID: FDA-2018-S-0023-0048

•	NDI 1068- Coriander Seed Oil from Seppic Inc.

- Attachment Title: Letter from FDA CFSAN to Seppic Inc. re NDI 1068- Coriander Seed Oil

Other b  FDA on 06/29/2018 ID: FDA-2018-S-0023-0047

The most recent FDA oil approval was New Drug Application (NDA): 210365 EPIDIOLEX CANNABIDIOL 100MG/ML

Other examples of oil base products recently approved by the FDA:

CLINOLIPID 20%

CLINOLIPID 20% (OLIVE OIL; SOYBEAN OIL) | NDA #204508 | EMULSION;INTRAVENOUS | Prescription | BAXTER HLTHCARE CORP

DIONOSIL OILY

DIONOSIL OILY (PROPYLIODONE) | NDA #009309 | SUSPENSION;INTRATRACHEAL | Discontinued | GLAXOSMITHKLINE

INTRALIPID 10%

INTRALIPID 10% (SOYBEAN OIL) | NDA #017643 | INJECTABLE;INJECTION | Prescription | FRESENIUS

INTRALIPID 20%

INTRALIPID 20% (SOYBEAN OIL) | NDA #018449 | INJECTABLE;INJECTION | Prescription | FRESENIUS

INTRALIPID 20% (SOYBEAN OIL) | NDA #020248 | INJECTABLE;INJECTION | Prescription | FRESENIUS

INTRALIPID 30%

INTRALIPID 30% (SOYBEAN OIL) | NDA #019942 | INJECTABLE;INJECTION | Prescription | FRESENIUS

KABIVEN IN PLASTIC CONTAINER

KABIVEN IN PLASTIC CONTAINER (AMINO ACIDS; CALCIUM CHLORIDE; DEXTROSE; MAGNESIUM SULFATE; POTASSIUM CHLORIDE; SODIUM ACETATE; SODIUM GLYCEROPHOSPHATE; SOYBEAN OIL) | NDA #200656 | EMULSION;INTRAVENOUS | Prescription | FRESENIUS KABI USA

LIPIODOL

LIPIODOL (ETHIODIZED OIL) | NDA #009190 | OIL;INTRALYMPHATIC, INTRAUTERINE | Prescription | GUERBET

LIPOSYN 10%

LIPOSYN 10% (SAFFLOWER OIL) | NDA #018203 | INJECTABLE;INJECTION | Discontinued | ABBOTT

LIPOSYN 20%

LIPOSYN 20% (SAFFLOWER OIL) | NDA #018614 | INJECTABLE;INJECTION | Discontinued | ABBOTT

LIPOSYN II 10%

LIPOSYN II 10% (SAFFLOWER OIL; SOYBEAN OIL) | NDA #018997 | INJECTABLE;INJECTION | Discontinued | HOSPIRA

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LIPOSYN II 20%

LIPOSYN II 20% (SAFFLOWER OIL; SOYBEAN OIL) | NDA #018991 | INJECTABLE;INJECTION | Discontinued | HOSPIRA

LIPOSYN III 10%

LIPOSYN III 10% (SOYBEAN OIL) | NDA #018969 | INJECTABLE;INJECTION | Discontinued | HOSPIRA

LIPOSYN III 20%

LIPOSYN III 20% (SOYBEAN OIL) | NDA #018970 | INJECTABLE;INJECTION | Discontinued | HOSPIRA

LIPOSYN III 30%

LIPOSYN III 30% (SOYBEAN OIL) | NDA #020181 | INJECTABLE;INJECTION | Discontinued | HOSPIRA

NUTRILIPID 10%

NUTRILIPID 10% (SOYBEAN OIL) | NDA #019531 | INJECTABLE;INJECTION | Prescription | B BRAUN

NUTRILIPID 20%

NUTRILIPID 20% (SOYBEAN OIL) | NDA #019531 | INJECTABLE;INJECTION | Prescription | B BRAUN

OMEGAVEN

OMEGAVEN (FISH OIL TRIGLYCERIDES) | NDA #210589 | EMULSION;INTRAVENOUS | Prescription | FRESENIUS KABI USA

PERIKABIVEN IN PLASTIC CONTAINER

PERIKABIVEN IN PLASTIC CONTAINER (AMINO ACIDS; CALCIUM CHLORIDE; DEXTROSE; MAGNESIUM SULFATE; POTASSIUM CHLORIDE; SODIUM ACETATE; SODIUM GLYCEROPHOSPHATE; SOYBEAN OIL) | NDA #200656 | EMULSION;INTRAVENOUS | Prescription | FRESENIUS KABI USA

SMOFLIPID 20%

SMOFLIPID 20% (FISH OIL; MEDIUM CHAIN TRIGLYCERIDES; OLIVE OIL; SOYBEAN OIL) | NDA #207648 | EMULSION;INTRAVENOUS | Prescription | FRESENIUS KABI USA

SOYACAL 10%

SOYACAL 10% (SOYBEAN OIL) | NDA #018465 | INJECTABLE;INJECTION | Discontinued | ALPHA THERA

SOYACAL 20%

SOYACAL 20% (SOYBEAN OIL) | NDA #018786 | INJECTABLE;INJECTION | Discontinued | ALPHA THERA

TRAVAMULSION 10%

Industry Overview - Biodiesel

According to United States Energy Information Administration, alternatives to traditional oil-based, fossil fuels (“alternative fuel products”) are a burgeoning global line of products. The primary alternative fuel products are biofuels (both biodiesel and bioethanol), natural gas, electrical energy, propane, hydrogen and the controversial nuclear energy. Our primary goal is producing Bio-Oil for the biodiesel industry. In 2018, the United States was ranked as the largest biofuel producing country, followed by Brazil and Indonesia.

Globally, the implementation of a biofuels market soon sparked a food versus fuel debate among critics. While advocates saw biofuels as part of a clean and sustainable energy future, others argued that fuels should not be derived from edible plants. However, the biofuels market continued to be resilient. In 2019, the global market for the production and wholesale pricing of ethanol and biodiesel was sized at over 136 billion US dollars. By 2024, the market is expected to grow to almost 154 billion U.S. dollars. Revenue growth is projected to be driven by capacity additions and higher prices for alternative fuels Statista.com (2020).

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Biodiesel Mixture Excise Tax Credit https://www.irs.gov/pub/irs-drop/n-20-08.pdf

“Biodiesel and Alternative Fuels; Claims for 2018-2019 Notice 2020-8 SECTION 1. PURPOSE This notice provides rules claimants must follow to make a one-time claim for payment of the credits and payments allowable under §§ 6426(c), 6426(d), and 6427(e) of the Internal Revenue Code (Code) for biodiesel (including renewable diesel) mixtures and alternative fuels sold or used during calendar years 2018 and 2019 (collectively, 2018 - 2019 biodiesel and alternative fuel incentives). These rules are prescribed under §§ 121 and 133 of the Taxpayer Certainty and Disaster Tax Relief Act of 2019, enacted as part of the Further Consolidated Appropriations Act, 2020, Division Q, Pub. L. 116-94 (December 20, 2019) (the Act). This notice also provides instructions for how a claimant may offset its § 4081 liability with the § 6426(e) alternative fuel mixture credit for 2018 and 2019, and provides instructions for how a claimant may make certain income tax claims for biodiesel, second generation biofuel, and alternative fuel. SECTION 2. BACKGROUND Section 6426(a) and (c) allows a blender of a biodiesel (including renewable diesel) mixture to claim a $1.00 per gallon credit against its tax liability under § 4081 (relating to the tax imposed on taxable fuel). Similarly, § 6426(a) and (e) allows a blender of an alternative fuel mixture to claim a credit against its tax liability under -2- § 4081, except that the credit amount is $0.50 per gallon. Section 6426(a) and (d) allows a person that sells or uses alternative fuel as a fuel in a motor vehicle or motorboat or in aviation to claim a $0.50 per gallon credit against the claimant’s tax liability under § 4041 (relating to the tax imposed on diesel fuel and alternative fuel). Blenders of biodiesel (including renewable diesel) mixtures and persons that sell or use alternative fuel as a fuel in a motor vehicle or motorboat or in aviation may claim any excess credit under § 6426(c) or (d) as a payment under § 6427(e) or as a refundable income tax credit under § 34. As an alternative to the payments and credits allowed under §§ 6426, 6427, and 34, a blender of a biodiesel (including renewable diesel) mixture may claim a nonrefundable income tax credit under § 40A (see Section 8 of this notice for additional information). For federal income tax purposes, a claimant reduces its § 4081 excise tax liability by the amount of excise tax credit allowable under § 6426(c) and its § 4041 excise tax liability by the amount of excise tax credit allowable under § 6426(d) in determining its deduction for those excise taxes or its cost of goods sold deduction attributable to those excise taxes. See Notice 2015–56, 2015–35 I.R.B. 235. The Code provisions that authorize these credits and payments expired for sales and uses after December 31, 2017. Sections 121(b)(1)(A) and (B) and 133(a)(1) and (2) of the Act reinstate the biodiesel mixture credit for sales and uses through 2022, and the alternative fuel credit and alternative fuel mixture credit for sales and uses through 2020. Sections 121(b)(3) and 133(a)(3) of the Act direct the Secretary of the Treasury or the Secretary’s delegate (Secretary) to issue guidance providing for a one-time submission of claims under §§ 6426(c), 6426(d), and 6427(e) for 2018 and 2019. The -3- Act requires the guidance to provide for a 180-day period for the submission of claims (in such manner as prescribed by the Secretary) to begin no later than 30 days after the guidance is issued. Sections 121(a) and 122 of the Act also reinstate Code provisions authorizing credits for biodiesel and renewable diesel used as fuel (§ 40A), and second-generation biofuel producers (§ 40(b)(6)), respectively. The credit for biodiesel and renewable diesel used as fuel expired for sales and uses after December 31, 2017 and was reinstated by the Act for sales and uses through 2022. The second-generation biofuel producer credit expired for production after December 31, 2017, and was reinstated by the Act for production through 2020. “

Provincial (Canada) SRED Credits: https://www.scientificresearch.ca/index.php?sred=provincial&t661=credits

In addition to the 35% Federal credits, most provinces also offer investment tax credits.

Provincial SRED Credits

In addition to the 35% Federal credits, most provinces also offer investment tax credits.
Province	SRED ITCs
Alberta	10% refundable tax credit
British Columbia	10% refundable tax credit for CCPC and non-refundable for non CCPCs
Manitoba	20% non-refundable tax credit
New Brunswick	15% refundable tax credit
Newfoundland and Labrador	15% refundable tax credit
Nova Scotia	15% refundable tax credit
Nunavut	No R&D incentives
Ontario	10% refundable tax credit
Prince Edward Island	No provincial R&D incentives
Québec	Tax credit of up to 35% on Québec salaries and wages
Saskatchewan	15% non-refundable tax credit
Yukon	15% refundable tax credit

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Information regarding tax credits in the USA -

https://intrepid-advisors.com/state-rd-tax-credit-eligibility-map/

More About Our ABOT-Inside Plan

In our case, we believe the cost of the Bio-Oil (ABOT-Inside) will be less than the subventions granted (tax rebates) or allotted to the use of biodiesel. Example: the United States government over the last few years has voted to give a tax deduction of $1.00 per gallon to the users of biodiesel in their operations (See reference to HR 2029 above). If ever the US government decided not to renew this incentive, we believe it would have little effect on us because the cost of the oil feed for the transformation is competitive to regular diesel.

To our knowledge, no one has produced Bio-Oil for human consumption in fermenters. We believe we can achieve a formula for Bio-Oil human consumption and utilization of our fermenters to reduce the cost of production. However, we are not aware of a government program subsidizing this type of production.

Biocardel Quebec Inc. was part of the development of the Bio-Oil “know how” and it was improved by Lux Bio through Julien Peloquin and his team of scientists. Bio Lux monies were allocated and a pilot plant with a capacity of 790,000 gallons was built and successfully tested in Richmond, Quebec, Canada. In December 2019, the facility was dismantled and is ready to be to be sent to Uzbekistan; we are waiting the travel restrictions to be lifted. The reason we chose to send it to Uzbekistan is the abundance of biomass that is being produced there and the relatively inexpensive cost of acquiring it (when compared to North America).

Our time frame for construction/set-up of the fermenting facility is 6 months from receipt of adequate funding and then 3 months to commence operation. The fermenters are automated and guided by a programmable logic controller (”PLC”) that opens and shuts valves and probes temperature and pressures. We’ll need 2 people on staff for every 8-hour shift – 24 hours a day, 350 days a year (15 days a year “down-time” for maintenance) and anticipate producing a batch of Bio-Oil every 48 hours.

We know of no North American laws and regulations affecting the production, storage, transportation and sale of Bio-Oil. To date, it has been produced as vegetable oil for non-human consumption. When pressing Bio-Oil for human “table” consumption, FDA packaging and labelling requirements apply. If the Bio-Oil is destined for the pharmaceutical use or cosmetics, FDA medicinal-product rules govern.

Developing New Drugs

American consumers benefit from having access to the safest and most advanced pharmaceutical system in the world. The main consumer watchdog in this system is FDA's Center for Drug Evaluation and Research (“CDER”).

CDER’s best-known job is to evaluate new drugs before they can be sold. CDER's evaluation not only prevents quackery, but also provides doctors and patients the information they need to use medicines wisely. The center ensures that drugs, both brand-name and generic, work correctly and that their health benefits outweigh their known risks.

Drug companies seeking to sell a drug in the USA must first test it. The company then sends CDER the evidence from these tests to prove the drug is safe and effective for its intended use. A team of CDER physicians, statisticians, chemists, pharmacologists, and other scientists reviews the company's data and proposed labeling. If this independent and unbiased review establishes that a drug's health benefits outweigh its known risks, the drug is approved for sale. The center doesn't actually test drugs itself, although it does conduct limited research in the areas of drug quality, safety, and effectiveness standards.

Before a drug can be tested in people, the drug company or sponsor performs laboratory and animal tests to discover how the drug works and whether it's likely to be safe and work well in humans. Next, a series of tests in people is begun to determine whether the drug is safe when used to treat a disease and whether it provides a real health benefit.

For more information about the drug development and approval process, see How Drugs Are Developed and Approved.

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FDA Approval: What it means

FDA approval of a drug means that data on the drug’s effects have been reviewed by CDER, and the drug is determined to provide benefits that outweigh its known and potential risks for the intended population. The drug approval process takes place within a structured framework that includes:

•	Analysis of the target condition and available treatments—FDA reviewers analyze the condition or illness for which the drug is intended and evaluate the current treatment landscape, which provide the context for weighing the drug’s risks and benefits. For example, a drug intended to treat patients with a life-threatening disease for which no other therapy exists may be considered to have benefits that outweigh the risks even if those risks would be considered unacceptable for a condition that is not life threatening.

•	Assessment of benefits and risks from clinical data—FDA reviewers evaluate clinical benefit and risk information submitted by the drug maker, taking into account any uncertainties that may result from imperfect or incomplete data. Generally, the agency expects that the drug maker will submit results from two well-designed clinical trials, to be sure that the findings from the first trial are not the result of chance or bias. In certain cases, especially if the disease is rare and multiple trials may not be feasible, convincing evidence from one clinical trial may be enough. Evidence that the drug will benefit the target population should outweigh any risks and uncertainties.

•	Strategies for managing risks—All drugs have risks. Risk management strategies include an FDA-approved drug label, which clearly describes the drug’s benefits and risks, and how the risks can be detected and managed. Sometimes, more effort is needed to manage risks. In these cases, a drug maker may need to implement a Risk Management and Mitigation Strategy (“REMS”).

Although many of the FDA’s risk-benefit assessments and decisions are straightforward, sometimes the benefits and risks are uncertain and may be difficult to interpret or predict. The agency and the drug maker may reach different conclusions after analyzing the same data, or there may be differences of opinion among members of the FDA’s review team. As a science-led organization, FDA uses the best scientific and technological information available to make decisions through a deliberative process.

Accelerated Approval

In some cases, the approval of a new drug is expedited. Accelerated Approval can be applied to promising therapies that treat a serious or life-threatening condition and provide therapeutic benefit over available therapies. This approach allows for the approval of a drug that demonstrates an effect on a “surrogate endpoint” that is reasonably likely to predict clinical benefit, or on a clinical endpoint that occurs earlier but may not be as robust as the standard endpoint used for approval. This approval pathway is especially useful when the drug is meant to treat a disease whose course is long, and an extended period of time is needed to measure its effect. After the drug enters the market, the drug maker is required to conduct post-marketing clinical trials to verify and describe the drug’s benefit. If further trials fail to verify the predicted clinical benefit, FDA may withdraw approval.

Since the Accelerated Approval pathway was established in 1992, many drugs that treat life-threatening diseases have successfully been brought to market this way and have made a significant impact on disease course. For example, many antiretroviral drugs used to treat HIV/AIDS entered the market via accelerated approval, and subsequently altered the treatment paradigm. A number of targeted cancer-fighting drugs also have come onto the market through this pathway. It is likely there will be accelerated approval of COVID-19 drugs as well.

Drug Development Designations

The agency also employs several approaches to encourage the development of certain drugs, especially drugs that may represent the first available treatment for an illness, or ones that have a significant benefit over existing drugs. These approaches, or designations, are meant to address specific needs, and a new drug application may receive more than one designation, if applicable. Each designation helps ensure that therapies for serious conditions are made available to patients as soon as reviewers can conclude that their benefits justify their risks.

•	Fast Track is a process designed to facilitate the development and advance the review of drugs that treat serious conditions, and fill an unmet medical need, based on promising animal or human data. Fast tracking can get important new drugs to the patient earlier. The drug company must request the Fast Track process. More information about the Fast Track process is here.

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•	Breakthrough Therapy designation expedites the development and review of drugs that are intended to treat a serious condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over available therapy. A drug with Breakthrough Therapy designation is also eligible for the Fast Track process. The drug company must request a Breakthrough Therapy designation. More information about Breakthrough Therapy designation is here.

•	Priority Review means that FDA aims to take action on an application within six months, compared to 10 months under standard review. A Priority Review designation directs attention and resources to evaluate drugs that would significantly improve the treatment, diagnosis, or prevention of serious conditions.

Cost attributed to these tests or medical targets can go from hundreds of thousands to 100 of millions, ABOT will concentrate to make money first just on selling extracted oils to pharma’s that already have the permits to sell pharmaceutical products and authorization numbers to do so. If any special licenses are required to proceed to the extraction process ABOT will apply for it provided it has the funds to do so.

Our Company’s history

We have a “startup” mode history. We have no products to sell as of yet and no revenues.

Financial Fair Play Regulations

We are not bound at this time, but we may be in the future, to what is termed “Financial Fair Play”.

Social Responsibility

Our product production process and our lipid production (Bio-Oil) are “green technologies” and environmentally friendly (when compared to the refining and use of fossil fuels and other ingredients for human uses).

Competition

We believe our primary sources of potential competition include, but are not limited to, “feed stock” or “grease” producers (of raw materials used to produce biodiesel) – the agro-producers and the collectors of yellow grease (that comes primarily from restaurants selling their frying oils to companies that “recuperate” the used oil – cleaning it up and selling it to be transformed in biodiesel). These commodities/biodiesel raw materials have been very expensive to buy per ton in the past few years; especially when compared to the price of crude petroleum that has come down so drastically during the same time period. Compared to these grease/feed stock producers, we believe ABOT-Inside is positioned as an ideal biodiesel feed stock (cheaper sales and delivery price). Between capital cost and cost of transporting the carbon biodegradable molecules to produce the Bio-Oil, even though the price per barrel drops to record low as $157/ton we would still be profitable. As presented in the graphs below, the lowest price has been $970/ton for soybeans and $700/ton for grease/feed stock.

Zollaris utilizes the “Colorado” model of business from growing to dispensary – a vertical integration of growing, transforming and selling product all within the same building that allows the business to control all costs. We are not aware of any other business in Canada using this method.

Soybean (source https://www.futuremarketinsights.com/reports/soybean-oil-market)

Soybean oil is one of the forms of vegetable oil which is extracted from seeds of soybean/glycine max. Primary demand for soybean oil is in the food industry where it is widely used for cooking purpose. In terms of characteristics of soybean oil, it is yellow in color, contains vitamin E, vitamin K, Omega-6 and free from fatty acids and cholesterol, which makes soybean oil as one of the healthiest cooking oil. It is primarily used in preparing food products such as margarine, frozen foods, salad dressings, shortenings, baked food and in many other products. In terms of demand for soybean oil in global market, North America and Asia-Pacific region are expected to gain largest market share in terms of volume and value.

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Soybean Oil Market: Market Drivers

Some of the key factors which are influencing the demand for soybean oil in the global market is due to increasing number of health-conscious consumers and changing preference of consumers towards healthy food. Nowadays, soybean oil is highly preferred among consumers suffering diseases from high cholesterol, obesity and cardiovascular as it helps to manage cholesterol, improves the immune system, reduce cognitive disorder and also helpful to maintain healthy skin. These are some key factors which are driving the demand for soybean oil in the developed and developing countries. Moreover, it is also preferred by food manufacturers to fulfill the demand for consumers seeking for food products with highly nutritional content. Food manufacturers are using soybean oil as a key ingredient as it has low saturated fat value, no trans-fat, and fewer calories and on the other side the demand for soybean oil is also fueling from healthcare industry as it is a rich source of omega-3 fatty acids, vitamins and minerals. In addition, the versatility of soybean oil is also one of the key factor which creates opportunities for rubber and plastic industries, pharmaceutical and nutraceutical products across the global market. In future, the growth soybean may inhibit due to the availability of substitutes such as sunflower seed oil, olive oil, palm oil and many other conventional oil which may limit the growth of soybean oil market.

Soybean Oil Market Segmentation

Soybean oil market is segmented on the basis of raw material, application, end-use and distributional channel. On the basis of raw material, soybean oil is segmented in organic and conventional soybean oil. Market segment by application include food, cosmetics and personal care products, animal agriculture and other. Further the food segment is sub-segmented into culinary use, bakery, snacks, salad dressings, mayonnaise, meat and fish and others (confectionery).Further, soybean oil market is segmented on the basis of end-use which includes, commercial and household purpose. On the basis of the distributional channel, it is segmented on the basis of supermarket/hypermarket, convenience stores, wholesaler/distributor, and neighborhood stores. On analyzing the demand for soybean oil in the global level market, it assesses that majority of the use of soybean oil is in food industry due to its low saturated fat contents, a major source of vitamin E, and omega-6 fatty acids. In addition, application of soybean oil makes the food healthier and also shelf stable product. On the other side, the demand for soybean oil is also increasing as an industrial application in industries such as biodiesel, rubber, plastic, paints and coatings and for many other industrial purposes.

Soybean Oil Market: Regional Outlook

On the basis of the regional segment, soybean oil market is segmented into seven regions including North America, Latin America, Western Europe, Eastern Europe, Asia-Pacific, Japan and the Middle East & Africa. On analyzing the market share on the graph, it is expected that North America and Asia-Pacific accounts for the majority of share in terms of value and volume in global soybean oil market. Furthermore, increasing demand for soybean oil in household purpose and in fast food industry among developing countries of Asia Pacific region. In addition, increasing urban population and increasing number of health conscious consumers in China and India show that Asia Pacific region is expected to be one of the most attractive markets in near future.

Soybean Oil Market: Key Players

Some of the key players operating in global soybean oil market are Cargill, Incorporated, Ruchi Soya Industries Limited, LE GROUP INDUSTRIES, AGRO FOOD GROUP, IB Group, FEDIOL, Aceitera General Deheza, Harvest Brand, Granol and Wilmar International Ltd.

Oil Crops Outlook: July 2020 (summary)

Domestic Soybean Crush Setting an All-time High as Meal Use Gains:

USDA’s Acreage report last month indicated that the 2020/21 soybean acreage is 83.8 million acres, a 10-percent recovery from 2019/2020. A slightly higher harvested acreage estimate raises USDA’s forecast of 2020/21 soybean production by 10 million bushels from last month to 4.135 billion and from 3.55 billion last year. Changes for domestic soybean demand hike the expected season-ending stocks by 30 million bushels to 425 million. USDA raised its forecast of the 2020/21 U.S. average farm price by 30 cents per bushel this month to $8.50 source: https://www.ers.usda.gov/topics/crops/soybeans-oil-crops/market-outlook/

U.S. Bioenergy Statistics (source https://www.ers.usda.gov/data-products/us-bioenergy-statistics/)

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Society has just begun to tap new renewable sources of energy from agriculture and forestlands on a commercial scale that impacts energy markets. Among these sources are biofuels, a small but important component of current fuel consumption in the U.S. transport sector. In 2012, biofuels accounted for roughly 7.1 percent of total transport fuel consumption, or 13.8 billion gallons, unchanged from the previous year. Ethanol, made mostly from corn starch from kernels, is by far the most significant biofuel in the United States, accounting for 94 percent of all biofuel production in 2012. Most of the remainder is biodiesel, which is made from vegetable oils (chiefly soy oil) as well as animal fats, waste oils, and greases.

The U.S. Bioenergy Statistics are a source of information on biofuels intended to present a picture of the renewable energy industry and its relationship to agriculture. Where appropriate, data are presented in both a calendar year and the relevant marketing year timeframe to increase utility to feedstock-oriented users. The statistics highlight the factors that influence the demand for agricultural feedstocks for biofuels production; for instance, numerous tables emphasize the relationship between energy and commodity markets.

ERS analysts track U.S. ethanol and biodiesel production, consumption, and trade. They also monitor and analyze U.S. bioenergy policy and events that affect the domestic and international biofuel and feedstock markets. Additional tables will be added as new series become available. U.S. Bioenergy Statistics will be published on a quarterly basis in 2020. Release dates are: January 22, April 21, July 21, and October 20. Release time is unchanged at 9:00 ET. United states ethanol production (sources https://grains.org/buying-selling/ethanol-2/ethanol/#:~:text=In%20the%20 United%20 States%2C%20 ethanol%2 0is%20 made% 20 primarily,and%20 industry%20 can%20use%2C%20providing%20ample%20export% 20supply.)

In the United States, ethanol is made primarily from corn. With more than 210 ethanol plants scattered across the country’s Corn Belt, the United States is capable of producing over 15.5 billion gallons (58.7 billion liters) of ethanol per year. This is more than U.S. consumers and industry can use, providing ample export supply.

Fats and oils

The global fats and oils market is projected to positive influence over the forecast period on account of changing consumer dietary habits. Increasing processed food consumption coupled with high quality edible oil demand is expected to have a positive impact on the global market. Growing health awareness and rising disposable income in emerging markets are presumed to further bolster the global market. Growing fast food and convenience food consumption is expected to fuel fats & oils demand over the forecast period.

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Food industry dominated the fats & oils applications while a shift towards industrial, chemical, personal care, animal feed and pharmaceutical applications is expected to gain momentum over the future. Increasing health concerns owing to excessive fats & oils consumption are anticipated to hamper the global fats & oils market growth. Regulations governing food safety and labeling issues are presumed to further retard the market growth. High raw material prices are expected to negatively influence market growth prospects. Increasing R&D to develop trans-fat substitutes and innovative applications such as bio-diesel production promise ample opportunities for the fats and oils market participants.

Asia Pacific dominated the regional fats & oils market and is presumed to witness rapid growth over the next six years. Emerging economies such as China, India, Indonesia and Malaysia are characterized by rising disposable incomes, higher processed food & edible oil consumption and growing consumer awareness regarding health & wellness. North America and Latin America have witnessed a major shift towards alternative industrial applications of fats & oils in the recent past. Biodiesel production from fats & oils, along with other chemical and pharmaceutical applications are widespread in countries such as Brazil, Argentina and the U.S.

Prominent industry participants are expected to engage in strategic alliances, joint ventures and acquisitions to garner a larger fats and oils market share and increase profitability. Huge investments in R&D to meet consumer demand by introducing newer products and gain competitive edge offers vast opportunities to industry participants. Key fats & oils industry participants include Archer Daniels Midland Company, Associated British Food Plc, Cargill Incorporated, Unilever Plc, Conagra Food Inc., United Plantations Berhad, International Foodstuff Company Holdings Ltd., Bunge Limited and Ajinomoto Co. Inc.

CBD

Following a short hiatus in the publication of cannabis market data between March 2020 to June 2020 due to operational constraints posed by the COVID-19 pandemic, Health Canada is now resuming the publication of cannabis market data on a monthly basis.

For the April, 2020 reporting period:

In total, 7,592,177 packaged units of cannabis were sold across Canada for medical and non-medical purposes.

Dried cannabis sales represent 73% of total sales, with 5,578,687 packaged units sold.

Cannabis extracts sales represent 14% of total sales, with 1,094,011 packaged units sold.

Edible cannabis sales represent 12% of total sales, with 915,714 packaged units sold.

Nationally, 46,325,940 packaged units of cannabis products are held in inventory by cultivators, processors, distributors and retailers.

Distributors and retailers hold 41% of the total inventory of packaged units of cannabis products.

The total inventory of packaged units of dried cannabis held by cultivators, processors, distributors and retailers represents 5.8 times total sales. Likewise, total inventory of packaged units of cannabis extracts represents 8.6 times total sales.

Licensed indoor and outdoor cultivation area held by license holders stood at 2,114,258 m2 and 280 hectares.

The number of unpackaged plants held by federal license holders stood at 6,201,185 at the end of April 2020.

Health Canada collects data on cannabis under the Cannabis Tracking System Ministerial Order. The Order came into force on October 17, 2019.

Source: https://www.canada.ca/en/health-canada/services/drugs-medication/cannabis/research-data/market.html

Bio-Oil

ABOT sees the potential of Bio-Oil extracted from a medicinal plant that we have cultivated and did not use for table oil or biofuel. There are competitors around the globe with more industry experience, financial resources and operational history.

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We must assess and decide at every possible collaboration or cooperation how to use the Bio-Oil that will be harvest. Will the Bio-Oil bring in greater return if sold as a table oil, or will it bring greater return if it is being used as a cosmetical ingredient, or as a pharmaceutical therapy? ABOT surrounded ourselves with a group of people that can help management make decisions regarding scientific issues. The consulting circle with Zollaris was born from this very reason. Dr. Domenico Fuoco, a PhD in pharmacy, helps and collaborates with ABOT to make these decisions. Dr. Fuoco is also a leading expert in Canada in the field of pharma products and has recently devoted his energy to develop safe pharma products in the field of cannabis. Cannabis in Canada is legal for both recreational and medicinal purposes. Medicinal use of cannabis was legalized nationwide on 30th of July 2001 under conditions outlined in the Marihuana for Medical Purposes Regulations, later superseded by the Access to Cannabis for Medical Purposes Regulations, issued by Health Canada and seed, grain, and fiber production was permitted under license by Health Canada, the equivalent of the FDA in the USA. en.wikipedia.org/wiki/Cannabis_in_Canada

Dr. Fuoco suggested that in using hemp or cannabis as a plant; we can extract medicinal molecules that can help humanity. An example of this is GW Pharmaceuticals plc (NASDAQ symbol: GWPH) a company that has the only FDA cannabis drug accepted by the FDA. Additionally, a British Pharmaceutical Company - GW Pharmaceuticals is a British pharmaceutical company known for its multiple sclerosis treatment product nabiximols which was the first natural cannabis plant derivative to gain market approval in any country. Another cannabis-based product, Epidiolex, was approved for treatment of epilepsy by the US Food and Drug Administration in 2018. https://www.gwpharm.com

As a point of reference with GW Pharmaceutical PLC and Epidiolex: “It’s an incredible launch year for any medication [that] I think proves that this kind of medicine is really making a difference to patients,” GW Pharma CEO Justin Gover said after selling $296 million worth of Epidiolex in 2019. “It shows real value to the health-care system, and it sets us up, I think, in a very nice way for what should be another great year for us in 2020,” he said in a “Mad Money” interview. Epidiolex is the first CBD-based epilepsy treatment launched in the United States. https://www.cnbc.com/2020/01/16/cbd-epilepsy-drug-does-incredible-296-million-in-sales-gw-pharma-ceo.html

How much does an Epidiolex cost? In an August 2018 call with investors, GW Pharmaceuticals revealed the price of Epidiolex would cost roughly $32,500 a year. While on the lesser end of the 2016 estimated annual cost of $30,000-$60,000, it’s still a hefty price tag to pay. Source: GW Pharmaceuticals CEO, Justin Grover, How Much Does Epidiolex Cost? (The Cost May Shock You ... www.cbdschool.com/epidiolex-cbd-price).

ABOT sees the potential to develop and market similar CBD-based health products and, funds allowing, we plan to coordinate this effort with medical professionals such as Dr. Fuoco.

In Uzbekistan, the Institute of Genetic Seeds has welcomed the idea of harvesting hemp for its CBD oil. Uzbekistan legalizes hemp Uzbekistan legalized industrial hemp by an amendment to its law on 17 March, signed by President Shavkat Mirziyoyev. A legal entity, having obtained a license, will be able to cultivate, import and export, process, store, sell (distribute), acquire and transport cannabis with a tetrahydrocannabinol content of up to 0.2%. Uzbekistan legalizes Hemp | CBD.CI CBD Living www.cbd.ci/hemp/uzbekistan-legalizes-hemp/.

Legal Proceedings

We may be involved in various routine legal proceedings incident to the ordinary course of our business. Currently, we are involved in the following legal proceedings.

ABOT contracted with DeCoupage A.E.S.P., Inc. (“claimant”), a Canadian corporation, November 11, 2016 for equipment. The contracted-for cash amount of $75,000 was not paid when due on June 30, 2017. Claimant, as allowed by the contract, converted the stock portion due under the contract and sent a demand letter to ABOT on November 23, 2017 in the amount of $152,500. It sent another demand letter dated December 18, 2017 in the same amount. The letters were responded to by USA legal counsel. A Summons and Origination Application (known as a civil complaint in the United States) was prepared and the summons, dated January 18, 2018 was sent out for service of process. The court filing, case number 500-17-101520-172, was filed in Superior Court (Civil division), District of Montreal, Province of Quebec, Canada (“court”). ABOT, through Canadian counsel, filed a responsive pleading in the court on February 13, 2018. In March 2020, the vendor and the Company had a discussion for a possible settlement of the claim for $6,000 and we expect to pay that amount later in year 2020.

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Customers

We have no customers at this time.

Item 8. DESCRIPTION OF PROPERTY

We have no real property. Depending on the advantages or disadvantages of a particular situation, we may purchase or lease real property for our fermenter operations.

Intellectual Property/Technology

We consider intellectual property to be important to the operation of our business and critical to establish and driving growth in our product sales revenue. “Intellectual property” is actually our technical Bio-Oil production “know-how” and fermentation procedures. We expect our potential joint venture partners (that we seek out as operating funds become available) to negotiate for rights to use our intellectual property. In order to protect our brand, we generally will have contractual rights to approve uses of our intellectual property/technology by our commercial partners.

We consider our brand to be a key business asset and, therefore, plan to have a portfolio of related registered trademarks and trademark applications. Funds allowing, we plan to procure trademark protection, if available, for our brand name “ABOT-Inside,” and any logos we may create and copyright protection and copyright ownership of materials such as logos, literary works, photographic images and audio-visual footage.

Enforcement of our trademark rights and copyrights will be important in maintaining the value of our ABOT-Inside brand.

In relation to materials for which copyright protection is available (such as logos, literary works, photographic images, and audio-visual footage), our planned practice will be generally to secure copyright ownership where possible and appropriate. It is not always possible to secure ownership protection for these rights.

Item 9.  Management’s Discussion and Analysis of Financial Condition and Results

The following discussion and analysis of our financial condition and results of our operations should be read together with our consolidated financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” as disclosed in our Offering Circular, as amended or supplemented from time to time.

The Company, Advanced Bio-Oil Technologies Ltd. f/k/a Advanced Fuel Technologies Ltd, was organized on July 27, 2016, as a “C” corporation under the laws of the state of Wyoming. We are a Wyoming start-up Bio-Oil manufacturing and distributor business corporation with an office, initially, in Denver, Colorado. Our planned product is known as “Bio-Oil.” The trade name of our Bio-Oil product will be “ABOT-Inside.” We have secured the formula of raw materials we plan to use for production of our bio oil through corporate laboratory tests in the research and development (“R&D”) program. Our plan is to manufacture crude Bio-Oil in fermenters and provide “feed stock” Bio-Oil to biodiesel companies and produce table oil for human consumption if contracts are secured with companies like Kraft (example only) or others. Funds allowing, ABOT will produce Bio-Oil for pharmaceutical contacted and requested to do so. ABOT plans to produce Bio-Oil for our facility to transform into biodiesel and for any other company that needs Bio-Oil to produce biodiesel. Funds allowing, we plan to utilize our Zollaris contract to import and export cannabis, cannabis seeds, cannabis oil and its derivatives.

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Results of Operations

Years ended December 31, 2019 and 2018

Revenue. The Company began operations on July 27, 2016. For the years ended December 31, 2019 and 2018, the Company did not have any revenue generating operations, nor did we have any related cost of goods sold.

Operating Expenses. For the fiscal year ended December 31, 2019, our total operating expenses were $119,496 primarily consisting of accounting fees and legal fees of $22,402, consulting fees of $85,954 and general administrative expenses of $11,140 primarily consisted of travel expense of $7,881. For the fiscal year ended December 31, 2018, the Company had total operating expenses of $53,241, primarily consisting of accounting fees of $24,018, legal fees of $11,460, consulting fees of $8,485, and filing fees for our reporting requirements of $1,599.

Other Expenses. For the years ended December 31, 2019 and 2018, the Company had total other expenses of $2,345 and $201,181, respectively. In fiscal year 2018, we recognized a contingent loss of $200,000 in connection with a complaint and demand letter received from a certain vendor. We also had interest expense of $22 and $1,181 or the years ended December 31, 2019 and 2018, respectively.

Liquidity and Capital Resources

In fiscal year 2019, we had $4,578 in total assets, entirely in prepaid expense. As of December 31, 2018, the Company had total assets of $15,110, which consisted entirely of cash.

The Company will have additional capital requirements during fiscal year 2020. Currently, the Company does not have any revenue generating business operations, nor does the Company currently have the capital resources required to effect its business strategy. Therefore, the Company will attempt to raise additional capital through the sale of our securities in this Regulation A+ offering. The Company’s initial offering is for a maximum of 50 million shares of our Common Stock Class A at price of $0.50 per share, with potential aggregate gross proceeds of $25 million.

The Company cannot assure that we will have sufficient capital to finance our growth and/or business operations or that such capital will be available on terms that are favorable to the Company or at all. The Company is currently incurring operating deficits that are expected to continue for the foreseeable future.

We have a limited “start-up” operating history. We received proceeds of $16,989 in related party loans and $101,960 from sale of common stock during the fiscal year ended December 31, 2019 used for working capital purposes. We have incurred legal, accounting, consulting and bank expenses in the startup of operations. Additionally, we have recognized a contingent loss of $200,000 (fiscal year ending December 31, 2018) in connection with a complaint and demand letter received from a certain vendor.

Plan of Operations

We will be looking at various strategies to raise awareness of ABOT’s IPO and we are consulting experts to implement investor relation programs. We are looking at becoming a reporting company in Canada through the British Columbia Exchange Commission offering the same offering that was qualified by the SEC to Canadians. The reasoning for this decision stems from starting an application or a joint venture with a company that has or will apply for a GMP and GLP certification by Health Canada for an Ontarian laboratory that will perform R&D research, analytical work and processing of various medicinal oils including cannabis for medical treatments of specific targets.

Subject to the availability of funding, our first task will be to “activate” our licensing agreement with Bio-Lux and our Zollaris contract to allow us use of the “know how” to develop our business in Canada and the United States as we install and activate the Uzbekistan and Canadian facilities mentioned above. The time frame for construction/set-up of the first fermenting facility in Colorado is 6 months from the receipt of funding and then 3 months to commence operation. We anticipate our second facility to commence thereafter on the same time frame. The fermenters are automated and guided by a PLC (programmable logic controller) that opens and shuts valves and probes temperature and pressures. We’ll need 2 people on staff for every 8-hour shift – 24 hours a day, 350 days a year (“perpetual staff” with15 days a year “down-time” for maintenance) and anticipate producing a batch of Bio-Oil every 48 hours. If fully subscribed, the proceeds from this Regulation A+ will fund our operations for at least the next 2 years (After receipt). The completion of the Zollaris facility, planned for later this calendar year, will also require perpetual staff. We also plan to commence our Greek and Uzbekistan operations as funds allow (see USE OF PROCEEDS, page 33, for projected timing of all our planned enterprises).

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Wholesale, and Product Licensing

We plan to retain full control of the use and monetization of our intellectual property rights (production procedures) and technology worldwide in the areas of wholesale distribution and product licensing and/or joint venturing (if any).

Wholesale

Our primary planned business is the production and distribution of Bio-Oil to be utilized in the production of bio-diesel and certain human-use products.

Social media

We believe there is a significant opportunity to leverage the capabilities of social media platforms to enhance our relationships with our Internet followers and customers (hopefully) around the world. By establishing a presence through our website and other online platforms, we believe we will be able to provide connections with our follower base and improve our ability to market and sell ABOT-Inside to our customers.

Our Strategy

We aim to generate our revenue and profitability by aggressively marketing/promoting our brand. The key elements of our strategy are:

• Create our lists of local, then regional, national, North American and global customers and online followers: We plan to position ourselves to secure customers and Internet followers (people who follow the development and operation of our business) in accord with our business development and operational plans.

• Develop our wholesale and product licensing or joint venturing businesses:  We will focus on developing and growing our business ultimately on a global basis by increasing our product production and establishing distribution through the planned development of our campaign to attract wholesale customers.

• Invest in our Management, facilities and other brand enhancing initiatives: We will be committed to investing in our Management, our facilities and other initiatives in hopes to enhance our brand in North America and then, globally. We expect these initiatives will continue to be key drivers of our sales, profit, and leading brand recognition going forward.

• Exploit Internet content opportunities:  The rapid shift of media consumption towards Internet and social media platforms presents us with multiple promotion and growth opportunities and potentially new revenue streams. Our digital media platforms, such as our website content and social media, are expected to become one of the primary methods by which we engage with our followers and encourage transactions with our customers (hopefully) around the world.

In addition to developing our own digital assets, we intend to leverage third party media platforms and other social media as a means of further engaging with our followers/customers and creating a source of traffic for our planned products and distribution. Our website and social media content are in the early stages of development and present opportunities for future growth.

• Enhance the reach and distribution of our products:  With adequate funding, we would be positioned to benefit from anticipated increased value and the growth in distribution associated with non-traditional, alternative fuel and human-use products.

• Diversify revenue and improve margins:  We aim to gain revenue and operating margins for our business as we further expand our potential high growth Bio-Oil business.

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Our Market Opportunity

We are a new company, and with the power and scope of the Internet to educate consumers on the advantages of our advanced, alternative technology, we have the potential to reach every human with an Internet connection. We believe our potential global reach and access to emerging alternative fuel, cosmetic, pharmaceutical and human markets will position us for growth. As soon as we are operational, we will schedule a press conference as part of the commencement of our commercialization plan.

Our target audience consists of a variety of customers:

-	Biodiesel companies that face a supply problem in raw materials and want to control their inputs.

-	Investors who wish to develop the production and sale of biodiesel.

-	Any military or civilian ships and military bases who wish to develop autonomous energy production.

-	The sale of biodiesel produced by our technology.

-	Bio-Oil for pharmaceutical, cosmetic and human consumption.

Lux Bio’s market research on a "full-scale" basis carried out for the past two years has allowed us to know that major customer expectations are:

-	A good product quality.

-	Regularity in the supply and product stability. Customers complain that the quality of product offered by our competitors is not constant.

-	Technical support.

We plan to conduct sales promotion in many ways:

-	Presentation in specialized trade fairs.

-	Advertising material.

-	Website; an Internet server will provide information to customers and especially to question us on technical issues of concern.

Given the availability of funding, the expected cost of our marketing program will be $1 million for the first 12 months. Funds allowing, we plan to reach the full potential of our marketing plan within 2 years of commencement of operations; with an anticipated set-up and commencement of ABOT-inside fermenting within 9 months at our first facility in Colorado and at least another 9 months-to-a-year to produce 3 million liters (792,516 gallons) on an annual basis. We may also start out with a micro facility in Colorado, with a capacity of about 1 million liters (264,172 gallons).

Our first goal is to concentrate the on the fuel and industrial markets followed by our expertise in extracting Bio-Oil from plants for pharmaceutical use. ABOT will sub-contract with appropriate contractors for the construction and installation of the facilities. We plan to obtain manufacturing permits and environmental studies will be provided to jurisdictions requiring them. In most cases, we should be able to obtain permits within a 3 to 6-month time frame. Most industry professionals engaged/hired to operate this facility will only need a high school diploma. We plan to pay minimum wage or better for trainable individuals that observe and verify valves and flow through of liquids. They will wash the fermenters after use and refill and reinsert the carbon molecules and inoculums to produce the Bio-Oil cells. Zollaris has a R&D cannabis license and analytical lab license for cannabis issued by Health Canada and is open for business now.

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Responsibility for Financial Statements

The financial statements, presented in Item F-1 below, are the responsibility of Management and have been audited by Salberg & Company, P.A. based on information and data supplied by our Management.

Management’s Report on Internal Control Over Financial Reporting

Our Management is responsible for establishing and maintaining adequate internal control over financial reporting. Under the supervision and with the participation of our management, including our Chief Executive and Chief Financial Officers, we plan to have an evaluation protocol for the effectiveness of our internal control over financial reporting in place based on the framework in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). We expect to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

Item 10. DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees (upon receipt of adequate funding)
Executive Officers:
Francesca Albano	Chief Financial Officer	59	8-Aug-2016	Full time
Laura M. Haase	Chief Operating Officer	47	8-Aug-2016	20 hours
Mireille Samson	Chief Executive Officer	65	8-Aug-2016	Full time
Directors:
Francesca Albano	Director, Chairman	59	8-Jul-2016	As needed for Board Meetings
Laura M. Haase	Director	47	8-Jul-2016	As needed for Board Meetings
Mireille Samson	Director	65	8-Jul-2016	As needed for Board Meetings
Significant Employees:				N/A

Mireille Samson, our Chief Executive Officer (“CEO”) and member of our Board of Directors, was elected to all her positions with the Company on August 8, 2016. Ms. Samson is 65 years of age.

From 1975 through 1982, Ms. Samson was employed as a nurse, first with the Canadian Armed Forces Air Reserve and after with various Canadian hospitals and a Swiss hospital. Starting in 1982, through the present, Ms. Samson has had a variety of helicopter and fixed-wing pilot employment experiences. From May of 1988 until now, she has been a helicopter pilot for the Canadian Coast Guard (the first woman in history to be so employed). Ms. Samson has received the following citations: Act of Bravery given by John Adams, Commissioner, Canadian Coast Guard; Minister of Transport Canada (October 10, 2000) to rescue kayakers in the archipelago of Montmagny: Commissioner’s Commendation in recognition of a gesture of Bravery, a delicate rescue operation to Dombourgs Ilets.: Commissioner’s Commendation in recognition of the dedication and professionalism shown in the framework of the missions at the International Polar Year and Excellence Articnet Network: Gold medalist at the Quebec Game Jeux du Québec Parachutisme (sky diving Quebec Game), summer 1973. Ms. Samson has experience as a stunt performer and actress and is a member of the Alliance of Canadian Cinema Television and Radio Artists (known as ACTRA). Ms. Samson attended St-Jean-sur-Richelieu College, 1974-1977 (Diploma of collegial studies; Registered Nurse) and St-Jean-sur-Richelieu college located in St-Jean-Sur-Rihelieu, Quebec, Canada, 1972-1974 (diploma of collegial studies- science). she is also a licensed Canadian airline helicopter pilot, commercial Fixed Wing Pilot and has an American Commercial Helicopter License.

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We selected Ms. Samson as a member of our Management team because of our belief in her credibility. Ms. Samson has been given the trust of the Canadian Government with the highest level of security clearance – she has been entrusted as a pilot and Commander on board her vessel with the presence of the Prime Minister of Canada and Members of his Cabinet, with Scientists that visited the northern regions of Canada for ecological studies, with heads of major corporations and with missions to save lives. Competence; Her training, almost para-military in nature, which includes precision and self-resolve to accomplish the task at hand, to command and execute missions, to organize and develop tactical plans in the most unpredictable and tempestuous environments gives her the competence. Caring: Mission driven to save lives as a rescue pilot or nurse to administer first aid. The respect of the human environment is so basic to her existence.

Francesca Albano, our Chief Financial Officer (“CFO”), Chairperson of the Board and member of our Board of Directors, was elected to all her positions with the Company on August 8, 2016. Ms. Albano is 59 years of age.

Ms. Albano has, or had, the following Canadian professional licenses: Certified General Accountant - May of 1991 to April of 2007; Certified Public Accountant – September of 1994 to April of 2007; Insurance of Persons – October of 2004 to Oct 2008; Mutual Fund License – July of 2004 to the present. Her educational background includes a Canadian Securities course – Institute of Canadian Securities and a course in Conduct and Practice Handbook - Institute of Canadian Securities; both in June of 2000. Ms. Albano has a Certificate in Accountancy - McGill University Continuing Education Montreal Quebec Canada, June of 1991; Bachelor of Commerce - McGill University Montreal Quebec Canada, November of 1983; Diploma of Collegial Studies, Vanier College St-Laurent Quebec Canada, 1980; Secondary V Learning Certificate.

Ms. Albano possesses comprehensive Banking Training for: Mortgages – Credit analysis – Loans – Investments - Mutual Funds; as well as Training Sessions offered by AGF Canada in collaboration with Primerica Investments in 2004; Association of Certified General Accountants – Seminars in Personal Taxation in 2003; H&R BLOCK – Course in personal income taxation in 2000.

She has been self-employed since January of 2004 as a Mutual Fund Sales Representative and Financial Securities Advisor. Ms. Albano is currently employed (since October 1, 2016) with Banque Laurentienne du Canada, located in Montréal, Canada, as a Financial Advisor. She is also currently employed (since April of 2005) with Le Groupe Investors of Montreal, Canada, as a Financial Consultant. Ms. Albano was employed with Primerica of LaSalle, Quebec, Canada as a Financial Securities Advisor from January of 2004 to March of 2005. Prior to that, she was Controller of the Old Port Hotels and Restaurants, Montreal, Canada from November of 2002 to December of 2003. In this position she prepared year-end audits and financial statements, implemented controls with respect to sales and inventory, supplied daily cash analysis, and cash reports, city taxes reports and budgets for real estate holding companies. Ms. Albano was an auditor, accountant, consultant or controller for other Canadian firms and employers dating back to 1984. This included her employment with Friedman and Friedman, Chartered Accounts, in Montreal, Canada, as an Auditor from January of 1989 to December of 1992. Ms. Albano performed external auditing, year- end audits, review engagements, Notices to Reader, implementation of internal controls, system audits, Compliance Testing in the Industries including: Canada Bond Rating Services, Customs Brokers, Pension Funds, Trust Accounts, Real Estate, Manufacturing, Wholesalers and Brokerage Houses, Professional Firms.

Laura M. Haase, our Chief Operating Officer (“COO”) and member of our Board of Directors, was elected to all her positions with the Company on August 8, 2016. Ms. Haase is 47 years of age.

Ms. Haase is a self-motivated professional with over eighteen years’ experience in public, private, and non-profit financial management, including six years of project management with Information Systems technology. She possesses exceptional planning, analysis, decision-making, and problem-solving skills. She demonstrates excellent interpersonal and communication skills.

Ms. Haase professional experience has been vast from Information Technology, State Road and Tollway Authority March 2016 to Present Project Manager for Information Technology (IT) to Faculty Member, American Intercontinental University, - Atlanta Campus April 2015 to Present Adjunct Faculty Member to Faculty Member, University of Phoenix, Atlanta Campus and Online June 2002 to Present Faculty Member. Her background experience at Technology Services, Georgia Department of Education from June 2009 to March 2016 as a Project Manager for Technology Services (IT) to Facilities Services Unit, Georgia Department of Education-Facilities from June 2007 to June 2009 as a Project Management Coordinator -2 to Facilities Services Unit, Georgia Department of Education from June 2005 to June 2007 Grants Administrator.

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Ms. Haase early experience at Lumpkin County, Finance Department from January 2005 to May 2005 as Finance Director or at the City of Alpharetta, Police Department from August 2003 to December 2004 as Budget and Payroll Manager, Haase & Associates, LLC Financial Consulting and Governmental Affairs November 2001 to April 2003 Proprietor or Georgia Municipal Association from May 2000 to October 2001 as Governmental Affairs Manager, August 2000 – October 2001 and at the DeKalb County Government from August 1995 to April 2000.

Ms. Haase formal education comes from attending The University of Phoenix, Phoenix, Arizona (November 2014) to Doctor of Management in Information Systems & Technology, from The University of Georgia, Athens, Georgia for her Master’s Degree of Public Administration, (Finance and Budget specialization) 1996, Bachelor of Arts in Political Science, 1994.

The Company was formed in Wyoming on July 27, 2016. Mr. Leonard Stella signed our Amended and Restated Articles of Incorporation and Bylaws. He was temporarily our CEO and Chairman. Mr. Stella resigned these positions, and as a member of our Board of Directors, on August 8, 2016. We anticipate that Ms. Albano and Ms. Sampson will work for us full time, and Ms. Haase at 20 hours per week, when (and if) we are able to obtain adequate operational funding. Mr. Stella is currently an unpaid consultant to ABOT.

Item 11. COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Name	Capacities in which compensation was received (e.g., Chief Executive Officer, director, etc.)	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Francesca Albano	Chief Financial Officer	0	0	0
Laura M. Haase	Chief Operating Officer	0	0	0
Mireille Samson	Chief Executive Officer	0	0	0

Item 12. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership acquirable	Percent of class
Convertible Preferred Class A	Francesca Albano; 999 18th Street, Suite 3000, Denver, CO 80202	As co-founder, 500,000	1.75%
Convertible Preferred Class A	Laura M. Haase; 999 18th Street, Suite 3000, Denver, CO 80202	As co-founder, 500,000	1.75%
Convertible Preferred Class A	Mireille Samson; 999 18th Street, Suite 3000, Denver, CO 80202	As co-founder, 500,000	1.75%
Convertible Preferred Class A	Prime Trek Investment Corp; 1705 Laurentides Boulevard, Suite 200, Laval Québec, Canada H7M 2P5	As co-founder, 9,000,000	31.58%
Convertible Preferred Class A	Ambrosia Rosedale Capital Limited; 1705 Laurentides Boulevard, Suite 200, Laval Québec, Canada H7M 2P5	As co-founder, 9,000,000	31.58%
Convertible Preferred Class A	Abigail 5 Capital Inc.; 1705 Laurentides Boulevard, Suite 212, Laval Québec, Canada H7M 2P5	As co-founder, 9,000,000	31.58%

388,620 Common Stock Class A shares have been sold and issued as of the date of this Offering Circular.

Item 13. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

This Item 13 asks for information concerning other arrangements or contracts with management not otherwise disclosed in this Offering Circular and is not applicable to us.

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Item 14. SECURITIES BEING OFFERED

The following summary of the terms of our capital stock is qualified in its entirety by reference to the applicable provisions of Wyoming law.

Capital Stock

The corporation is authorized to issue Common Stock and has authorized to date; Common Class A Stock, each having a par value of one one-hundredth of a penny ($0.001) per share. The total number of shares of Common Class A Stock this corporation is authorized to issue is 1 billion. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued class of Common Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any class, to increase or decrease (but not below the number of shares of any such class then outstanding) the number of shares of any class subsequent to the issue of shares of that class.

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of each class of stock and the manner in which shares of stock are to be voted for the election of Directors and upon any other matter coming before a meeting of shareholders are as follows:

Each share of Common Stock, regardless of class, shall be entitled to one vote per share. Dividends may be paid pro rata to the holders of the Common Stock, regardless of class, as and when declared by the Board of Directors out of any funds of the corporation legally available therefore. Upon any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the assets of the Corporation shall be distributed pro rata to the holders of the Common Stock, regardless of class (after distribution rights of preferred shareholders). The holders of Common Stock shall not be entitled to any preemptive or preferential right to subscribe for or purchase any shares of capital stock of the Corporation or any securities convertible into shares of capital stock of the Corporation.

Our common shares have a right to one vote per share. No common shares have been issued as of the date of this Offering Circular.

Preferred Stock

Our Board of Directors is authorized, subject to limitations prescribed by Wyoming law and our Amended and Restated Articles of Incorporation, to determine the terms and conditions of preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our Board of Directors also is authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company and may adversely affect the voting and other rights of the holders of our Common Class A Stock, which could have an adverse impact on the market price of our common shares.

Our Amended and Restated Articles of Incorporation provide currently for one class of preferred stock: Convertible Preferred Class A Stock. 100 million shares of our Convertible Preferred Class A Stock are authorized. Convertible Preferred Class A Stock is convertible on a one-for-one basis with our common stock. Each Convertible Class A Stock share is entitled to ten (10) votes.

With respect to liquidation preference, the following provision of the Company’s Articles of Incorporation applies:

Section 4.4 b. “Liquidation or Dissolution.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock shall receive a pro rata distribution of any remaining assets after payment of or provision for liabilities and the liquidation preference on Preferred Stock all Classes.”

Certain Articles of Incorporation, By-Laws and Statutory Provisions

Our Amended and Restated Articles of Incorporation and Bylaws and provisions of the Wyoming General Corporation Law summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares.

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Limitation of Liability of Officers and Directors

Wyoming law currently provides that our directors will not be personally liable to our company or our stockholders for monetary damages for any act or omission as a director other than in the following circumstances:

•	the director breaches his/her fiduciary duty to our Company or our stockholders and such breach involves intentional misconduct, fraud or a knowing violation of law; or

•	our Company makes an unlawful payment of a dividend or unlawful stock purchases, redemptions or other distribution.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a Director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. Wyoming law allows the articles of incorporation of a corporation to provide for greater liability of the corporation’s directors. Our amended articles of incorporation do not provide for such expanded liability.

Special Meetings of Stockholders

Our Amended and Restated Articles of Incorporation provide that special meetings of stockholders may be called only by the Chairman or by a majority of the members of our Board. Stockholders are not permitted to call a special Meeting of Stockholders, to require that the Chairman call such a special meeting, or to require that our Board request the calling of a special Meeting of Stockholders.

Stockholder Action; Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Amended and Restated Articles of Incorporation provide that stockholders may not take action by written consent unless such action and the taking of such action by written consent have been expressly approved by the board, and may only take action at duly called annual or special meetings. In addition, our Bylaws establish advance notice procedures for:

•	stockholders to nominate candidates for election as a Director; and

•	stockholders to propose topics for consideration at Stockholders’ meetings.

Stockholders must notify our corporate Secretary in writing prior to the meeting at which the matters are to be acted upon or Directors are to be elected. The notice must contain the information specified in our Bylaws. To be timely, the notice must be received at our corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual Meeting of Stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary of the preceding year’s Annual Meeting, or if no Annual Meeting was held in the preceding year or for the first Annual Meeting following this offering, notice by the Stockholder, to be timely, must be received no earlier than the 120th day prior to the Annual Meeting and not later than the later of the 90th day prior to the Annual Meeting or the 10th day following the day on which we notify Stockholders of the date of the Annual Meeting, either by mail or other public disclosure. In the case of a special meeting of Stockholders called to elect Directors, the stockholder notice must be received no earlier than 120 days prior to the special meeting and not later than the later of the 90th day prior to the special meeting or 10th day following the day on which we notify Stockholders of the date of the special meeting, either by mail or other public disclosure. These provisions may preclude some Stockholders from bringing matters before the Stockholders at an annual or special meeting or from nominating candidates for Director at an annual or special meeting.

Election and Removal of Directors

The Directors will serve for a three-year term. Our Stockholders may only remove Directors for cause. Our Board of Directors may elect a Director to fill a vacancy created by the expansion of the Board of Directors. This system of electing and removing Directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for Stockholders to replace a majority of our directors.

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Wyoming Statutes and Provisions of our Amended Articles of Incorporation and Bylaws Thought to Provide Anti-Takeover Protection

The super voting rights of our convertible preferred shares (10 votes per share; 100 million preferred shares authorized, 1 billion common shares authorized; 1 vote per share), provide a potential anti-takeover mechanism. Other than what is described in this section of the Offering Circular, we have no plans or proposals to adopt any such additional provisions or mechanisms or to enter into any arrangements that may have material anti-takeover consequences.

Other provisions of the Company’s Amended and Restated Articles of Incorporation (“Articles”) and Bylaws may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing our Board of Directors and Management. According to our Articles and Bylaws, the holders of our common stock do not have cumulative voting rights in the election of the Company’s Directors. The combination of the present ownership of super-voting convertible preferred shares and lack of common stock cumulative voting makes it more difficult for other stockholders to replace our Board of Directors or for a third party to obtain control by replacing our Board of Directors.

Wyoming does not impose enhanced fiduciary duties on directors in attempted takeover situations. Instead, the “business judgment rule” is applied to the use of antitakeover tactics. Here is the text of WY Stat § 17-16-830 (1997 through Reg Sess):

“(a) Each member of the board of directors, when discharging the duties of a director, shall act:

(i) In good faith; and

(ii) In a manner he reasonably believes to be in or at least not opposed to the best interests of the corporation.

(b) The members of the board of directors or a committee of the board, when becoming informed in connection with their decision making function or devoting attention to their oversight function, shall discharge their duties with the care that a person in a like position would reasonably believe appropriate under similar circumstances.

(c) In discharging board or committee duties a director shall disclose, or cause to be disclosed, to the other board or committee members information not already known by them but known by the director to be material to the discharge of their decision making or oversight functions, except that disclosure is not required to the extent that the director reasonably believes that doing so would violate a duty imposed under law, a legally enforceable obligation of confidentiality or a professional ethics rule.

(d) In discharging board or committee duties a director who does not have knowledge that makes reliance unwarranted is entitled to rely on the performance by any of the persons specified in paragraph (f)(i) or (iii) of this section to whom the board may have delegated, formally or informally by course of conduct, the authority or duty to perform one (1) or more of the board's functions that are delegable under applicable law.

(e) In discharging board or committee duties a director who does not have knowledge that makes reliance unwarranted is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by any of the persons specified in subsection (f) of this section.

(f) A director is entitled to rely in accordance with subsections (d) and (e) of this section on:

(i) One (1) or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the functions performed or the information, opinions, reports or statements provided;

(ii) Legal counsel, public accountants or other persons retained by the corporation as to matters involving skills or expertise the director reasonably believes are matters:

(A) Within the person's professional or expert competence; or

(B) As to which the particular person merits confidence; or

(iii) A committee of the board of directors of which he is not a member if the director reasonably believes the committee merits confidence.

(g) For purposes of subsection (a) of this section, a director, in determining what he reasonably believes to be in or not opposed to the best interests of the corporation, shall consider the interests of the corporation's shareholders and, in his discretion, may consider any of the following:

(i) The interests of the corporation's employees, suppliers, creditors and customers;

(ii) The economy of the state and nation;

(iii) The impact of any action upon the communities in or near which the corporation's facilities or operations are located;

(iv) The long-term interests of the corporation and its shareholders, including the possibility that those interests may be best served by the continued independence of the corporation; and

(v) Any other factors relevant to promoting or preserving public or community interests.”

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Directors and Officers, in exercising their respective powers with a view to the interests of the corporation, may consider:

(a) The interests of the corporation’s employees, suppliers, creditors and customers;

(b) The economy of the State and Nation;

(c) The interests of the community and of society; and

(d) The long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation.

This is an extremely management-friendly provision that allows directors to consider the interests of shareholders as just one factor among others. Wyoming’s legislature offers an almost identical management-friendly language in Section 17-16-830 of its Wyoming Business Corporation Act.

Our Board of Directors can designate the rights, preferences, privileges and restrictions of series of preferred or common stock without further shareholder action. Cumulative voting is not provided for in our Articles of Incorporation or Bylaws or in the Wyoming Business Corporations Act, which also may make it harder for third parties to gain control over the Company. We do not currently have a staggered Board of Directors, and we have not adopted any shareholders’ rights plans, or so-called poison pills.

Though not now, we may be or in the future we may become subject to Wyoming’s control share law. A corporation is subject to Wyoming’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Wyoming, and it does business in Wyoming or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Wyoming’s control share law may have the effect of discouraging takeovers of the corporation.

In addition to the control share law, Wyoming has a business combination law which prohibits certain business combinations between Wyoming corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Wyoming law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Wyoming’s business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains forward-looking statements. All statements contained herein other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we intend to operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our Management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

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Item F-1 Financial Statements

ADVANCED BIO-OIL TECHNOLOGIES LTD.

INDEX TO FINANCIAL STATEMENTS

December 31, 2019

F-1

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of:

Advanced Bio-Oil Technologies Ltd.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Advanced Bio-Oil Technologies Ltd. (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in an early stage and has a net loss and net cash used in operations for the year ended December 31, 2019 of $121,841 and $125,707, respectively, has no revenues and has not implemented its business plan. Furthermore, the Company has a working capital deficit, accumulated deficit and stockholders’ deficit of $215,204, $438,014 and $215,204, respectively, at December 31, 2019. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan in regard to these matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

We have served as the Company’s auditor since 2017.

Boca Raton, Florida

April 23, 2020

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality

F-2

ADVANCED BIO-OIL TECHNOLOGIES LTD.

BALANCE SHEETS

	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash	$–	$15,110
Prepaid expenses	4,578	–
Total Current Assets	4,578	15,110

TOTAL ASSETS	$4,578	$15,110
LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Bank overdraft	$8	$–
Accounts payable and accrued expenses	211,673	210,961
Loans payable - related parties	8,101	6,472

Total Current Liabilities	219,782	217,433

Total Liabilities	219,782	217,433

Commitments and Contingencies (see Note 4)

STOCKHOLDERS' DEFICIT:
Preferred stock, No par value; 100,000,000 shares authorized; Convertible Class A Preferred stock (No Par Value; 100,000,000 Shares Designated; 28,500,000 issued and outstanding)	28,500	28,500
Common stock Class A, $0.001 par value: 1,000,000,000 shares authorized and designated; 388,620 and 184,700 shares issued and outstanding at December 31, 2019 and 2018, respectively	389	185
Additional paid in capital	193,921	92,165
Subscription receivable	–	(7,000)
Accumulated deficit	(438,014)	(316,173)

Total Stockholders' Deficit	(215,204)	(202,323)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$4,578	$15,110

See accompanying notes to financial statements.

F-3

ADVANCED BIO-OIL TECHNOLOGIES LTD.

STATEMENTS OF OPERATIONS

For The Years Ended

	December 31,
	2019	2018
NET REVENUES	$–	$–

OPERATING EXPENSES:
Professional fees	108,356	43,964
General and administrative	11,140	9,277

Total Operating Expenses	119,496	53,241

LOSS FROM OPERATIONS	(119,496)	(53,241)

Other expenses:
Loss from foreign currency transactions	(2,323)	–
Contingent loss	–	(200,000)
Interest expense	(22)	(1,181)

Total Other Expenses	(2,345)	(201,181)

LOSS BEFORE PROVISION FOR INCOME TAXES	(121,841)	(254,422)

Provision for income taxes	–	–

NET LOSS	$(121,841)	$(254,422)

NET LOSS PER COMMON SHARE - Basic and diluted	$(0.36)	$(10.23)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	341,716	24,873

See accompanying notes to financial statements.

F-4

ADVANCED BIO-OIL TECHNOLOGIES LTD.

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

For the Years Ended December 31, 2019 and 2018

					Additional			Total
	Preferred Stock - Class A		Common Stock - Class A		Paid-in	Subscription	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Deficit

Balance, December 31, 2017	28,500,000	$28,500	–	$–	$–	$–	$(61,751)	$(33,251)

Issuance of common stock for cash	–	–	184,700	185	92,165	(7,000)	–	85,350

Net Loss	–	–	–	–	–	–	(254,422)	(254,422)

Balance, December 31, 2018	28,500,000	28,500	184,700	185	92,165	(7,000)	$(316,173)	$(202,323)

Issuance of common stock for cash	–	–	203,920	204	101,756	–	–	101,960

Collection of subscription receivable	–	–	–	–	–	7,000	–	7,000

Net Loss	–	–	–	–	–	–	(121,841)	(121,841)

Balance, December 31, 2019	28,500,000	$28,500	388,620	$389	$193,921	$–	$(438,014)	$(215,204)

See accompanying notes to financial statements.

F-5

ADVANCED BIO-OIL TECHNOLOGIES LTD.

STATEMENTS OF CASH FLOWS

For The Years Ended

	December 31,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(121,841)	$(254,422)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in operating assets and liabilities:
Prepaid expenses	(4,578)	–
Accounts payable and accrued expenses	712	207,722

NET CASH USED IN OPERATING ACTIVITIES	(125,707)	(46,700)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank overdraft	8	–
Issuance of common stock for cash	101,960	85,350
Collection of subscription receivable	7,000	–
Proceeds received from related party line of credit	16,989	26,183
Repayments on related party line of credit	(15,360)	(49,800)

NET CASH PROVIDED BY FINANCING ACTIVITIES	110,597	61,733

NET DECREASE IN CASH	(15,110)	15,033

CASH, beginning of year	15,110	77

CASH, end of year	$–	$15,110

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$1,628	$–
Income taxes	$–	$–

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock for subscription receivable	$–	$7,000

See accompanying notes to financial statements.

F-6

ADVANCED BIO-OIL TECHNOLOGIES LTD.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND GOING CONCERN

Organization

Advanced Bio-Oil Technologies, Ltd. (formerly known as Advanced Fuel Technologies, Ltd.) (the “Company”) was incorporated in the State of Wyoming on July 27, 2016. On March 16, 2018, the Company changed its name to Advanced Bio-Oil Technologies, Ltd. The Company established a fiscal year end of December 31. The Company’s principal business plan is to manufacture, sell and deliver Bio-Oil. The Company’s flagship product is the technological development of “Bio-Oil” a process that produces oil in fermenters from bacteria and biodegradable carbon molecules. The Company has no operating history as of yet.

The Company has a License Agreement (“License Agreement”) in place with a Canadian company, Lux Biologics Ltd (“Lux Bio”). The License Agreement commenced on July 27, 2017 and expires on July 26, 2050. There is a one-time-only license fee payment of two hundred fifty thousand dollars ($250,000 US) due within fifteen (15) days of commencement of operation of the Company’s first facility in the United States. The Agreement remains in effect should the Company be unable to build a facility (see Note 4).

Basis of presentation and going concern

As reflected in the accompanying financial statements, the Company has a net loss and net cash used in operations of $121,841 and $125,707, respectively, for the year ended December 31, 2019, has no revenues and has not implemented its business plan. Furthermore, the Company has a working capital deficit, accumulated deficit and stockholders’ deficit of $215,204, $438,014 and $215,204, respectively, at December 31, 2019. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of 12 months from the date these financial statements were available to be issued. The ability of the Company to continue as a going concern is dependent on the Company’s ability to implement its business plan, raise capital, and generate revenues. Currently, management is seeking capital to implement its business plan. Management believes that the actions presently being taken provide the opportunity for the Company to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Risks and uncertainties for development stage company

The Company is considered to be in an early stage since we have not commenced planned principal operations. Our activities since inception include devoting substantially all of the Company’s efforts to business planning and development. Additionally, the Company has allocated a substantial portion of its time and investment to the completion of the Company’s development activities to launch its marketing plan and generate revenues and to raising capital. The Company has not generated revenue from operations and has not begun construction of any Bio-Oil facilities. The Company’s activities during this early stage are subject to significant risks and uncertainties.

Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates. Significant estimates include the valuation of prepaid license fee, estimate of a contingent loss, and the valuation of deferred tax assets.

F-7

ADVANCED BIO-OIL TECHNOLOGIES LTD.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

Fair value measurements and fair value of financial instruments

The Company adopted Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that requires the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The estimated fair value of certain financial instruments, including accounts payable, accrued expenses and loans payable are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Legal and Other Contingencies

The outcomes of legal proceedings and claims brought against the Company are subject to significant uncertainty. An estimated loss from a loss contingency such as a legal proceeding or claim is accrued by a charge to income if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. When legal costs that the entity expects to incur in defending itself in connection with a loss contingency accrual are expected to be material, the loss should factor in all costs and, if the legal costs are reasonably estimable, they should be accrued in accordance with ASC 450, regardless of whether a liability can be estimated for the contingency itself. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been incurred. Changes in these factors could materially impact the financial statements.

Income taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach require the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

F-8

ADVANCED BIO-OIL TECHNOLOGIES LTD.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

Tax positions that meet the more likely than not recognition threshold is measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25, “Definition of Settlement”, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open.  The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

Net loss per share of common stock

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares during the period. Diluted net loss per share is computed using the weighted average number of common shares and potentially dilutive securities outstanding during the period. At December 31, 2019 and 2018, the Company has 28,500,000 and 28,500,000, potentially dilutive securities outstanding related to convertible Class A Preferred Stock, respectively. Those potentially dilutive common stock equivalents were excluded from the dilutive loss per share calculation as they would be antidilutive due to the net loss.

Recent accounting pronouncements

In July 2017, the FASB issued ASU 2017-11 “Earnings Per Share” (Topic 260). The amendments in the update change the classification of certain equity-linked financial instruments (or embedded features) with down round features. The amendments also clarify existing disclosure requirements for equity-classified instruments. For freestanding equity-classified financial instruments, the amendments require entities that present earnings per share (“EPS”) in accordance with Topic 260, Earnings Per Share, to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features would be subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). For public business entities, the amendments in Part I of this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The adoption of this guidance had no material impact on its accounting and disclosures.

In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, which simplifies several aspects of the accounting for nonemployee share-based payment transactions by expanding the scope of the stock-based compensation guidance in ASC 718 to include share-based payment transactions for acquiring goods and services from non-employees. ASU No. 2018-07 is effective for annual periods beginning after December 15, 2018, including interim periods within those annual periods. Early adoption is permitted, but entities may not adopt prior to adopting the new revenue recognition guidance in ASC 606. The adoption of this guidance had no material impact on its accounting and disclosures.

In August 2018, the FASB issued ASU 2018-13, “Changes to Disclosure Requirements for Fair Value Measurements”, which will improve the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements, and is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company is assessing ASU 2018-07 and does not expect it to have a material impact on its accounting and disclosures.

F-9

ADVANCED BIO-OIL TECHNOLOGIES LTD.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

Other accounting standards which were not effective until after December 31, 2019 are not expected to have a material impact on the Company’s financial position or results of operations.

NOTE 2 – LOANS PAYABLE – RELATED PARTIES

Loans Payable – Current

One of the founders of the Company provided advances to the Company for working capital purposes. At December 31, 2019 and 2018, the Company had a payable to the founder of $2,600. These advances were short-term in nature and non-interest bearing.

A related party provided advances to the Company for working capital purposes. At December 31, 2019 and 2018, the Company had a payable to a related party of $3,000. These advances were short-term in nature and non-interest bearing. The related party is the husband of the CFO of the Company.

In December 2016, the Company entered into a loan agreement with an affiliated company, whereby the Company can borrow up to the sum of $35,000 which was later amended to increase the maximum loans to $100,000 in June 2018. The loan was repayable in 24 months from the signing of the original agreement in December 2016. In April 2020, the maturity date of the loan was extended to December 31, 2020. The loan shall bear interest at the rate of 3% per annum. The affiliated company is owned by the husband of the CFO of the Company. Initial advances started in year 2017. Between February 2017 and December 2017, the Company received total loans of $42,389 from such affiliated company. In December 2017, the Company collected subscription receivable of $17,900 through the reduction of this loan from the affiliated company. Consequently, the loan balance was reduced by $17,900. During the year ended December 31, 2018, the Company received additional loans of $26,183 and paid back $49,800. During the year ended December 31, 2019, the Company received additional loans of $16,989, repaid principal amount of $15,360 and accrued interest of $1,628. As of December 31, 2019 and 2018, the loan payable balance was $2,501 and $872, respectively.

For the years ended December 31, 2019 and 2018, the Company recorded interest expense of $22 and $1,181, respectively, and corresponding accrued interest which is included in accounts payable and accrued expenses. As of December 31, 2019 and 2018, accrued interest balance was $22 and $1,628, respectively.

NOTE 3 – STOCKHOLDERS’ DEFICIT

Shares Authorized

In March 2018, the Board of Directors of the Company approved to increase the authorized shares of the Company to 1,100,000,000 shares of authorized capital stock from 260,000,000 shares. Consequently, the authorized capital stock consists of 1,000,000,000 shares of common stock which are also designated as Class A common stock and 100,000,000 shares of preferred stock designated as Class A and is reflected retroactively on the accompanying balance sheet.

Preferred stock

In August 2016, the Company designated 100,000,000 shares of Class A Convertible Preferred Stock, no par value per share (the “Class A Preferred Stock”). Each share of Class A Preferred Stock is convertible on a one-for-one share basis into the Company’s common stock. Each Class A Preferred Stock is entitled to ten votes per share on all matters to be voted on by the stockholders of the Company. The Class A Preferred Stock does not contain any redemption provision. The Class A Preferred Stock has a right to receive dividends on a share for share basis with common stockholders and has preference upon liquidation. No dividends have been paid.

F-10

ADVANCED BIO-OIL TECHNOLOGIES LTD.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

Common stock

Between July 2018 and December 2018, the Company received total gross proceeds of $85,350 and subscription receivable of $7,000 from the sale of 184,700 shares of the Company’s Class A common stock.

Between February 2019 and May 2019, the Company received total gross proceeds of $101,960 from the sale of 203,920 shares of the Company’s Class A common stock. Additionally, the Company collected the $7,000 subscription receivable in January 2019.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

In July 2017, the Company executed a License Agreement with Lux Bio. The License Agreement commenced on July 27, 2017 and expires on July 26, 2050. There is a one-time-only license fee payment of two hundred fifty thousand dollars ($250,000 US) which is not due until within fifteen (15) days of commencement of operation of the Company’s first facility in the United States. The Agreement remains in effect should the Company be unable to build a facility. If the Company is unable to provide the Licensing Fee in cash, due to not being able to raise the funds to construct the facility then the Company may substitute the issuance of the Company’s capital stock valued at the same amount as the cash Licensing Fee. During the year ended December 31, 2017, the Company made prepayments of $11,429 towards the license fee which was recorded as prepaid license fees – non – current assets. At December 31, 2017, the Company determined that the recoverability of the prepaid license fee was uncertain and therefore the entire amount was impaired and expensed during the year ended December 31, 2017.

The Company committed to purchase four fermentation containers or customized stainless steel reservoirs to be used in the Company’s business from a vendor in exchange for consideration of CDN $75,000 (approximately USD $59,650) in cash or, failing the payment of said amount, CDN $191,764 (approximately USD $152,500) worth of the Company’s common stock valued based on the contemporaneous sale of its securities in a Regulation A offering at $0.50 per share or approximately 305,000 shares. The Company was unable to pay the cash consideration of CDN $75,000 when the containers were ready due to limited funds. As such the Company received a demand letter from the vendor demanding the payment of consideration in order for them to deliver the containers. As of December 31, 2018 and 2019, the Company has not yet taken possession of these containers. The Company intends to pay the vendor as soon as the Company has available cash. The vendor has filed a complaint in the office of the Superior court of Quebec in the judicial district of Montreal, Canada. The Company has made an evaluation of the potential loss and accrued a contingent loss of $200,000 during the year ended December 31, 2018. As of December 31, 2019 and 2018, accrued contingent loss amounted $200,000 and is included in accounts payable and accrued expenses as reflected in the accompanying balance sheet. There were no changes during the year ended December 31, 2019. In March 2020, the vendor and the Company had a discussion for a possible settlement of the claim for $6,000 and the Company expects to pay in year 2020.

In July 2018, the Company agreed to advance $2,993 (equivalent to 2,500 Euros) to a certain unrelated company located in Greece. Such advance was used for fees related to changing the name of the unrelated party to Bio-ABOT Greece for the purpose of establishing a future joint venture with them. Currently, there is no executed joint venture agreement with this unrelated party. During the year ended December 31, 2018, the Company recorded this payment to general and administrative expenses.

On January 7, 2019, the Company and a third-party consultant entered into a Contract of Service Agreement (the “Agreement”) whereby the consultant shall assist the Company to obtain license to operate a cannabis transformation, processing, research and development, and analytical laboratory facility in Canada. The Company has paid a retainer fee of $50,000 upon execution of the Agreement and the consultant shall receive 5 million shares of the Company’s common stock once the license has been issued. During the year ended December 31, 2019, the retainer fee was increased from $50,000 to $100,000 and the Company paid a total of $74,578 of the retainer pursuant to the Agreement, of which $70,000 has been recognized as consulting expense during the year ended December 31, 2019. As of December 31, 2019, the remaining balance of the retainer has been reflected as prepaid expense which amounted $4,578 and shall be amortized upon the completion of the related services.

F-11

ADVANCED BIO-OIL TECHNOLOGIES LTD.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 5 – CONCENTRATIONS

Concentration of credit risk

The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents. The Company places its cash with high credit quality financial institution. The Company’s account at this institution is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of December 31, 2019, the Company has not reached bank balances exceeding the FDIC insurance limit. To reduce its risk associated with the failure of such financial institution, the Company evaluates at least annually the rating of the financial institution in which it holds deposits.

Concentration of lender

As of December 31, 2019 and 2018, the majority of the net loan funds being $2,501 and $872, respectively, were borrowed from an individual or an entity controlled by the husband of the CFO of the Company pursuant to a line of credit (see Note 2). During the year ended December 31, 2019, the Company received additional loans of $16,989, and repaid principal amount of $15,360 and during the year ended December 31, 2018, the Company received additional loans of $26,183 and paid back $49,800 to this related party.

NOTE 6 – INCOME TAXES

The Company has incurred aggregate net operating losses of approximately $438,014 for income tax purposes as of December 31, 2019. The net operating loss carries forward for United States income taxes, which may be available to reduce future years’ taxable income. Management believes that the realization of the benefits from these losses appears not more than likely due to the Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset to reduce the asset to zero. Management will review this valuation allowance periodically and make adjustments as necessary.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was signed into law. The Act decreases the U.S. corporate federal income tax rate from a maximum of 35% to a flat 21% effective January 1, 2018. The Act also includes a number of other provisions including, among others, the elimination of net operating loss carrybacks and limitations on the use of future losses, the repeal of the Alternative Minimum Tax regime and the repeal of the domestic production activities deduction. These provisions are not expected to have a material effect on the Corporation.

Given the significant complexity of the Act and anticipated additional implementation guidance from the Internal Revenue Service, further implications of the Act may be identified in future periods.

The items accounting for the difference between income taxes at the effective statutory rate and the provision for income were as follows:

	Year Ended December 31, 2019	Year Ended December 31, 2018
Income tax benefit at U.S. statutory rate of 21%	$(25,587)	$(53,428)
Change in valuation allowance	25,587	53,428
Total provision for income tax	$–	$–

The Company’s approximate net deferred tax asset were as follows:

Deferred Tax Asset:	December 31, 2019	December 31, 2018
Net operating loss carryforward	$91,983	$66,396
Valuation allowance	(91,983)	(66,396)
Net deferred tax asset	$–	$–

F-12

ADVANCED BIO-OIL TECHNOLOGIES LTD.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

At December 31, 2019, there were $12,968 of net operating losses available to be utilized through the year 2037 and $79,015 to be utilized indefinitely subject to annual usage limitations.

The Company provided a valuation allowance equal to the deferred income tax asset for the year ended December 31, 2019 because it was not known whether future taxable income will be sufficient to utilize the loss carryforward. The increase in the allowance was $25,587 in fiscal 2019.

Additionally, the future utilization of the net operating loss carryforward to offset future taxable income may be subject to an annual limitation as a result of ownership changes that could occur in the future. If necessary, the deferred tax assets will be reduced by any carryforward that expires prior to utilization as a result of such limitations, with a corresponding reduction of the valuation allowance.

The Company does not have any uncertain tax positions or events leading to uncertainty in a tax position. The Company’s 2017, 2018 and 2019 Corporate Income Tax Returns are subject to Internal Revenue Service examination.

NOTE 6 – SUBSEQUENT EVENTS

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through April 23, 2020, the date the financial statements were available to be issued.

In January 2020, the Company received additional loans of $15,152 from an affiliated company related to a loan agreement dated in December 2016 (see Note 2).

In April 2020, the maturity date of a loan to a related party was extended to December 31, 2020 (see Note 2).

F-13

EXHIBITS

Exhibit Number:	Description:

2.1 *	Articles of Incorporation (Amended and Restated) & Articles of Amendment
2.2*	Bylaws of Advanced Bio-Oil Technologies, Ltd.
2.3*	State of Wyoming – Certificate of Good Standing and Validation, dated September 1, 2020
4	Subscription Agreement
6.1*	License Agreement; Advanced Bio-Oil Technologies, Ltd. and Bio Lux
6.2*	Minutes of Board Meeting, July 27, 2017
6.3**	Contract With Zollaris Laboratory Corp
11	Consent of Expert
12	Opinion re Legality
15.1*	Explanatory Statements - Advanced Bio-Oil Technologies, Ltd.
15.2	Crowdfunding Site Post

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* Incorporated by reference to the Form 1-A POS filed August 16, 2018

** Incorporated by reference to the Form 1-K filed April 29, 2020

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Post-Effective Amendment No. 3 to our 1-A offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada, on September 2, 2020.

ADVANCED BIO-OIL TECHNOLOGIES LTD.

By:	/s/ MIREILLE SAMSON
Mireille Samson
Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ MIREILLE SAMSON

Mireille Samson

Chief Executive Officer

Member of the Board of Directors

September 2, 2020

/s/ FRANCESCA ALBANO

Francesca Albano

Chief Financial Officer

Member of the Board of Directors

September 2, 2020

/s/ LAURA M. HAASE

Laura M. Haase

Chief Operating Officer

Member of the Board of Directors

September 2, 2020

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